EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

between

WESTINGHOUSE SOLAR, INC.,

CBD ENERGY LIMITED,

and

CBD-WS MERGER SUB, INC.

May 7, 2012

Exhibits
A	Definitions
B	Form of Certificate of Merger
C	Operating Plan
D	Form of Waiver and Agreement
E	Terms of Parent Series A Preferred Shares
F	Confidentiality Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2012 (the “Signing Date”), between Westinghouse Solar, Inc., a Delaware corporation (the “Company”), on the one hand, and CBD Energy Limited, an Australian corporation (the “Parent”), and CBD-WS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Parent, the “Buyer Entities”; the Buyer Entities and the Company, collectively, the “Parties”), on the other hand.

A.           Merger Sub was formed in order to implement the Merger (as defined below) as a direct subsidiary of the Parent.

B.           The Board of the Company, acting upon the recommendation of the special committee of the Board of the Company that was formed for the purpose of evaluating the Transactions, has (1) approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon and subject to the terms hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (2) determined that the Merger, this Agreement, and the transactions contemplated hereby (collectively, including the Merger, the “Transactions”) are in the best interests of the Company and of its stockholders.

C.           The respective Boards of the Parent and Merger Sub have (1) each approved this Agreement and the Merger, upon and subject to the terms hereof and in accordance with the DGCL, and (2) determined that the Transactions are in the best interests of each of the Parent and Merger Sub and of their respective stockholders.

D.           In order to induce the Parent to enter into this Agreement, each Signing Date Consenting Stockholder is contemporaneously entering into a Waiver Agreement.

The Parties therefore hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1  The Merger.

(a) Upon the terms and subject to the conditions hereof and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will thereby cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).

(b) The Merger will have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers, and franchises of the Company and Merger Sub will vest in the Surviving Corporation and all of the obligations, duties, debts, and liabilities of the Company and Merger Sub will be the obligations, duties, debts, and liabilities of the Surviving Corporation.

Section 1.2  Effective Time.

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company and the Parent shall jointly prepare and shall cause to be filed a certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL.  The Merger will become effective on the date and at the time when the Certificate of Merger has been accepted for filing by the Secretary of State or, subject to the DGCL, such other time as is agreed upon by the Parties and specified in the Certificate of Merger (such time, the “Effective Time”).

Section 1.3  Closing.

Unless this Agreement is terminated and the Transactions abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 7, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the Parties, which must be no later than the second Business Day after satisfaction or waiver (by the Party entitled to waive the condition) of all of the conditions set forth in ARTICLE 7 (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, unless the Parties agree to another time, date, or place.

Section 1.4  Certificate of Incorporation; Bylaws

.  Pursuant to the Merger: (a) the Company’s Certificate of Incorporation, as in effect immediately prior to the Effective Time, will become the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (b) the Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5  Directors and Officers of the Surviving Corporation; Directors of Parent.

(a) Directors.  The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b) Officers.  The officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

Section 1.6  Parent Board.

(a) Prior to the Effective Time, the Parent shall take all necessary corporate action such that, upon the occurrence of the Effective Time, the Company Designated Directors are appointed as directors to serve on the Parent Board until the next regularly scheduled meeting of the Parent Common Share Holders, subject to those persons having provided a consent to act as directors of Parent.

(b) Prior to the initial filing of the F-4, the Company shall provide written Notice to the Parent designating two individuals who will serve as the Company Designated Directors.

ARTICLE 2

EFFECT ON SECURITIES

Section 2.1  Company Capital Stock.

(a) Effect on Company Common Stock.

(i) At the Effective Time, subject to the other provisions of this ARTICLE 2 and Section 3.1, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will, by virtue hereof and without any action on the part of the Parent, Merger Sub, the Company, or the holder thereof, be converted into the right to receive (A) a number of Parent Common Shares equal to the Base Exchange Number, plus (B) if at the Effective Time the Closing Parent Per Share Price is less than A$0.07, then an additional number of Parent Common Shares equal to the Additional Exchange Number.

(ii) Immediately prior to and after the Effective Time, (A) all restrictions on each share of restricted Company Common Stock then outstanding, including those issued under the Company Stock Plans (each, a “Company Restricted Share”), will, by virtue hereof and without any action on the part of the Parent, Merger Sub, the Company, or the holder thereof, lapse (other than restrictions pertaining to compliance with securities laws) and (B) each Company Restricted Share will thereby be deemed to be a fully vested share of Company Common Stock, without such restrictions. Notwithstanding anything to the contrary herein, the Company shall take all corporate action necessary to effectuate this Section 2.1(a)(ii). Each Company Restricted Share, regardless of whether it is vested or unvested and regardless of whether the restrictions have lapsed, will be included (on a one-for-one basis) in the number of Base Company Shares as of the Effective Time.

(iii) No Parent Common Shares will be issued in respect of any shares of Company Common Stock that are held directly or indirectly by the Parent at the Effective Time. Nothing in this Section 2.1(a)(iii) will operate to increase or otherwise effect the number of shares of Parent Common Shares that are to be issued in respect of shares of Company Common Stock that are not held directly or indirectly by the Parent at the Effective Time.

(b) Effect on Company Series B Preferred Stock. At the Effective Time, subject to the other provisions of this ARTICLE 2 and Section 3.1, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will, by virtue hereof and without any action on the part of the Parent, Merger Sub, the Company, or the holder thereof, be converted into the right to receive one Parent Series A Preferred Share. The terms of the Parent Series A Preferred Shares as set forth in Exhibit E, which, when filed with the ASX, will reflect a Stated Value (as to be defined in the terms of the Parent Series A Preferred Shares) of $900 per Parent Series A Preferred Share and a Conversion Price (as to be defined in the terms of the Parent Series A Preferred Shares) equal to the Series B Effective Time Conversion Price divided by the Base Exchange Number. The Parent shall file the terms of the Parent Series A Preferred Shares with the ASX as of or prior to the Effective Time.

(c) No Further Rights. All of the shares of Company Capital Stock converted into the right to receive Merger Consideration pursuant to this ARTICLE 2 automatically will no longer be outstanding, will be cancelled, and will cease to exist. Each holder of (x) a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or Company Series B Preferred Stock or (y) non-certificated shares of Company Common Stock or Company Series B Preferred Stock represented by book entry (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Series B Preferred Stock, except, to the extent provided herein, the right to receive Merger Consideration in accordance with the terms hereof.

Section 2.2  Effect on Company Options and Company Warrants.

Unless exercised, cancelled, exchanged, or terminated pursuant to a Company Option Contract, any Company Option outstanding at the Effective Time will remain outstanding immediately after the Effective Time, unless and until exercised, cancelled, exchanged, or terminated. Unless exercised, cancelled, exchanged, or terminated pursuant to a Warrant Contract, any Warrant outstanding at the Effective Time will remain outstanding immediately after the Effective Time, unless and until exercised, cancelled, exchanged, or terminated in accordance with its terms.

Section 2.3  Effect on Merger Sub Stock.

At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub then issued and outstanding will, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company, or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

ARTICLE 3

MERGER CONSIDERATION

Section 3.1  Provision of Merger Consideration.

(a) Parent Obligations.

(i) Prior to the Effective Time, the Parent shall enter into an exchange agent agreement, in form and substance reasonably satisfactory to the Company (the “Exchange Agreement”), with the Exchange Agent to act as agent for the facilitation of the surrender or transfer of Certificate or Book-Entry Shares formerly representing shares of Company Capital Stock and otherwise to comply with the procedures set forth in this ARTICLE 3.

(ii) At the Effective Time and based on the shareholder registry records of the Company and its transfer agent, as provided by the Company to the Parent:

(1) the Parent shall issue and allot to each Record Holder such number of Parent Common Shares, Parent Series A Preferred Shares, or both, as applicable, as that Record Holder is entitled to receive (either directly or based upon the number of Parent Common Shares to which each Holder on behalf of which such Record Holder holds Company Capital Stock is entitled to receive, as the case might be) as part of the Merger Consideration under ARTICLE 2 and this ARTICLE 3; and

(2) the Parent shall enter into the register of members of the Parent the name and address of each Record Holder in respect of the aggregate number of Parent Common Shares, Parent Series A Preferred Shares, or both, as applicable, issued to such Record Holder under Section 3.1(a)(ii)(1).

(iii) As soon as reasonably practicable following the Effective Time, the Parent shall mail to each Record Holder a holding statement setting forth the aggregate number of Parent Shares issued to such Record Holder under Section 3.1(a)(ii).

(b) Exchange Procedures.

(i) Promptly after the Effective Time, and in any event not later than the second Business Day following the Effective Time, the Parent shall direct the Exchange Agent, pursuant to the Exchange Agreement, to mail to each holder of record of a Certificate or Book-Entry Share formerly representing shares of Company Capital Stock: (1) a letter of transmittal (each, a “Letter of Transmittal”), which must (A) specify that delivery will be effected, and risk of loss and title to such shares will pass, only upon proper delivery or transfer of such shares to the Exchange Agent and (B) be in customary form and subject to the reasonable approval of the Company prior to the Effective Time; and (2) instructions for effecting the surrender or transfer of such Certificate or Book-Entry Share in exchange for the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Certificate or Book-Entry Share.

(ii) Upon (1) in the case of Company Capital Stock represented by a Certificate, surrender of such Certificate for cancellation to the Exchange Agent in accordance with this Section 3.1(b), together with the return of the applicable Letter of Transmittal, properly completed and duly executed, and such other documents as might be required pursuant to the instructions set forth in such Letter of Transmittal or (2) in the case of Company Capital Stock represented as a Book-Entry Share, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent might reasonably request), and such other documents as might be required pursuant to the instructions set forth in the applicable Letter of Transmittal, the holder of such Certificate or Book-Entry Share, as the case might be, will thereby be entitled to receive in exchange therefor (x) one or more Parent Common Shares representing, in the aggregate, the whole number of Parent Common Shares, if any, that such Holder has the right to receive pursuant to Section 2.1(a) (after taking into account all shares of Company Capital Stock then held by such holder), (y) one or more Parent Series A Preferred Shares representing, in the aggregate, the whole number of Parent Preferred Shares, if any, that such Holder has the right to receive pursuant to Section 2.1(b) (after taking into account all shares of Company Capital Stock then held by such holder).

(iii) Promptly after receipt or notification by the Exchange Agent of the surrender or transfer in accordance with Section 3.1(b)(ii), the Exchange Agent will notify the Parent and the Parent shall then send or procure the dispatch to each Holder, by pre-paid post to his or her address recorded with the Company at the Effective Time, a holding statement or notice confirming the issue of Parent Common Shares (and, if applicable, Parent Series A Preferred Shares) to that Holder representing the total number of Parent Common Shares (and, if applicable, Parent Series A Preferred Shares) to be issued to that Holder in accordance with ARTICLE 2 and this ARTICLE 3.

(iv) No interest will be paid or accrue on any Merger Consideration that is payable to holders of Certificates or Book-Entry Shares.

(v) If there is a transfer of ownership of shares of Company Capital Stock prior to the Effective Time that is not registered in the transfer records of the Company, then the Merger Consideration payable in respect of such shares of Company Capital Stock is to be issued or paid to the applicable transferee if (1) the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and (2) the Person requesting such exchange pays to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(vi) Until surrendered or, in the case of any Book-Entry Share, transferred, as contemplated by this Section 3.1(b), each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Certificate or Book-Entry Share.

(c) Parent Common Share Rank; No Liens.

(i) Parent Common Shares issued to Holders will be validly issued and will rank equally in all respects with existing Parent Common Shares.

(ii) On issue, each Parent Share issued to the Holders will be fully paid and free from any mortgage, charge, lien, encumbrance, or other security interest.

(d) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any Certificate that has not been properly surrendered or Book-Entry Share that has not been properly transferred with respect to the Parent Shares that such holder would be entitled to receive upon proper surrender of such Certificate or transfer of such Book-Entry Share; except that, following the surrender of any such Certificate or transfer of any such Book-Entry Share, the Parent shall pay to such holder of Parent Shares issuable in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or transfer and a payment date subsequent to such surrender or transfer payable with respect to such Parent Shares. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger will be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if such Parent Shares were issued and outstanding as of the Effective Time.

(e) No Further Rights in Company Capital Stock. The Merger Consideration issued upon conversion of a share of Company Capital Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Capital Stock.

(f) Fractional Shares. No certificates or scrip of Parent Shares, as the case might be, representing fractional Parent Shares or book-entry credit of the same will be issued; in lieu thereof, the Parent shall issue one Parent Share to the Holder that would otherwise be entitled to such fractional Parent Share.

(g) Reserved.

(h) No Liability. None of Parent, the Company, the Surviving Corporation, the Exchange Agent, or any other Person will be liable to any former holder of shares of Company Capital Stock for any Parent Common Shares (or dividends or distributions with respect thereto) or Parent Series A Preferred Shares (or dividends or distributions with respect hereto) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Lost Certificates. If any Certificate is lost, stolen, or destroyed (any such Certificate, a “Lost Certificate”) and the Person claiming such Lost Certificate to be lost, stolen, or destroyed signs and delivers to the Exchange Agent an affidavit of that fact and, if required by the Parent, such Person posts a bond (in such reasonable amount as Parent directs) as indemnity against any claim that might be made against the Exchange Agent, the Parent, or the Surviving Corporation with respect to such Lost Certificate, then the Exchange Agent will so notify the Parent, and the Parent will issue, in exchange for such Lost Certificate, the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Lost Certificate without any interest thereon.

(j) Withholding. Each of the Parent, the Surviving Corporation, and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant hereto to any Holder such amounts as are required to be deducted and withheld under any provision of any Law relating to Taxes with respect to the making of such payment or otherwise in connection with the transactions contemplated hereby, including Section 2.1(a)(ii). Such withheld amounts are to be treated for all purposes hereof as having been paid to such Holder.

Section 3.2  Stock Transfer Books.

The Company shall cause the Company’s stock transfer books to be closed as of the Effective Time and thereafter there are to be no further registration of transfers of shares of Company Capital Stock theretofore outstanding on the Company’s records. At and after the Effective Time, any Certificates presented to the Exchange Agent or the Parent for any reason are to be converted into the Merger Consideration payable in respect of the shares of Company Capital Stock previously represented by such Certificates without any interest thereon.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer Entities as follows:

Section 4.1  Organization.

(a) Each Company Entity is an Entity duly organized, validly existing, and in good standing in the respective jurisdiction of its organization, and each Company Entity has the requisite corporate power and authority to own, lease, or operate such Company Entity’s properties and to carry on such Company Entity’s business as it is now being conducted.

(b) Each Company Entity is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a Company Material Adverse Change.

(c) The Company has delivered or made available to the Parent a complete and correct copy of each Company Entity’s Organizational Documents, in each case as amended (if so amended) to the Signing Date.  No Company Entity is in violation of any of such Company Entity’s Organizational Documents.

(d) Section 4.1(d) of the Company Disclosure Letter sets forth a true and correct list of all Company Subsidiaries and their respective jurisdictions of organization. The Organizational Documents of each Company Subsidiary do not contain any provision limiting or otherwise restricting the ability of the Company to control any Company Subsidiary.

Section 4.2  Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of the common stock of the Company, par value $0.001 per share (the “Company Common Stock”); and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of which (A) 2,000 shares are designated Series A Preferred Stock (the “Company Series A Preferred Stock”), none of which are outstanding as of the Signing Date and (B) 4,000 shares of which are designated Series B Preferred Stock (the “Company Series B Preferred Stock”).

(b) Section 4.2(b) of the Company Disclosure Letter sets forth, as of the Signing Date:

(i) the number of shares of Company Common Stock issued and outstanding;

(ii) a list of the holders of record of the Company Series B Preferred Stock issued and outstanding, setting forth the number of shares of Company Series B Preferred Stock held of record by each such holder, and the number of shares of Company Common Stock into which such Company Series B Preferred Stock is convertible;

(iii) a list of the holders of record of Company Options, setting forth the strike price, issuance date, and termination date with respect to each such Company Option, and the number of shares of Common Stock into which such Company Option is exercisable;

(iv) a list of the holders of record of Warrants by series, setting forth the strike price, issuance date, and termination date with respect to each such Warrant, and the number of shares of Common Stock into which such Warrant is exercisable;

(v) the number of shares of Company Common Stock that are held in the treasury of the Company;

(vi) the number of shares of Company Common Stock that are reserved for issuance upon the conversion of the Company Series B Preferred Stock;

(vii) the number of shares of Company Common Stock that are reserved for issuance under the Company’s equity compensation plans; and

(viii) the number of shares of Company Common Stock that are reserved for issuance under the Warrants.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the Signing Date, of all issued and outstanding equity Securities of the Company and all Securities that are convertible into, exercisable into, or exchangeable for equity Securities of the Company.

(d) No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.  All issued and outstanding shares of Company Capital Stock are, and all shares that might be issued pursuant to the exercise of Company Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights.  Other than the Company Options, the Warrants, and the Company Series B Preferred Stock, as of the Signing Date, there are no issued and outstanding (x) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims, or commitments of any character obligating any Company Entity to issue, transfer, or sell any shares of capital stock or other equity interest in any Company Entity or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of any Company Entity to repurchase, redeem, or otherwise acquire any Company Capital Stock, any capital stock of any Company Subsidiaries, or any of the securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which any Company Entity is a party with respect to the voting of the capital stock of any Company Entity.

(e) (i) All of the equity interests of each Company Subsidiary are owned directly by the Company, free and clear of any Liens (other than any such restrictions as may be deemed to be imposed by generally applicable U.S. Federal or State securities laws), and all such equity interests have been duly authorized and validly issued, and are fully paid, non-assessable, and free of preemptive rights, and (ii) no Company Entity owns any equity interests in any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

Section 4.3  Authorization; Validity of Agreement.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject to the approval and adoption of this Agreement by the affirmative vote of the requisite holders of the outstanding shares of Company Capital Stock (the “Company Required Vote”).  The execution, delivery, and performance by the Company hereof and the consummation by the Company of the Transactions have been duly authorized by the Board of Directors of the Company (the “Company Board”).  The Company Board has directed that this Agreement and the Transactions be submitted to the Company’s stockholders for approval and adoption at a meeting of such stockholders and, except for the approval and adoption hereof by the Company Required Vote and the filing of the Certificate of Merger pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, and performance hereof by the Company and the consummation of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery hereof by the Parent and Merger Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(b) Assuming the accuracy of Section 5.15, the Company Board has taken all requisite action that is necessary so that the restrictions on “business combinations” between the Company and an “interested stockholder” as provided in Section 203 of the DGCL are inapplicable to the Merger and any of the other Transactions, including the Consent Agreements and the transactions contemplated thereby.  No “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other Transactions, including the Consent Agreements and the transactions contemplated thereby.

Section 4.4  No Violations; Consents and Approvals.

(a) Neither the execution, delivery, or performance hereof by the Company nor the consummation by the Company of the Merger or any other Transactions will (i) violate any provision of any Company Entity’s Organizational Documents, (ii) except as set forth in Section 4.4(a)(ii) of the Company Disclosure Letter, materially violate, materially conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Company Entity under, or result in an increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract to which any Company Entity is a party or by which any Company Entity or any of their respective assets or properties is bound, or (iii) materially conflict with or materially violate any material Law applicable to any Company Entity or any of their respective properties or assets.

(b) No Consent of, to, or with any other Person is required to be obtained, given, or made by any Company Entity in connection with the execution, delivery, and performance hereof by the Company or the consummation by the Company of the Merger or any other Transactions, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the approval and adoption hereof and the Transactions, and the filing and declaration of effectiveness of the registration statement on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. Federal and State securities or “Blue Sky” Laws, applicable non-U.S. Laws, and the rules of the Nasdaq Stock Exchange (“Nasdaq”), (iii) the adoption hereof and the approval of the Merger by the Company Required Vote, (iv) the filing of the Certificate of Merger with the Secretary of State, and (v) the Consents required pursuant to the Contracts listed in Section 4.4(b)(v) of the Company Disclosure Letter.

Section 4.5  SEC Reports and Company Financial Statements.

(a) The Company has timely filed or furnished, as applicable, with the SEC all forms and other documents required to be filed or furnished, as applicable by it since January 1, 2010 (such documents, the “SEC Documents”), including (i) the Company’s Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2011, (ii) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011, and September 30, 2011, (iii) all proxy statements (other than preliminary materials) relating to meetings of stockholders of the Company since January 1, 2010, and (iv) all other forms, reports, and registration statements required to be filed by the Company with the SEC since January 1, 2010. As of their respective dates, or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, the SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), as the case might be.

(b) The Company Financial Statements fairly presented in all material respects, and the financial statements to be filed by the Company with the SEC after the Signing Date will fairly present in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows, and changes in stockholders’ equity of the Company Entities as of the respective dates or for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to the absence of required footnotes and to ordinary audit adjustments normal in nature and amount and to any other adjustments described therein including the notes thereto). The Company Financial Statements complied, and the financial statements to be filed by the Company with the SEC after the Signing Date will comply, with the applicable rules and regulations of the SEC; and the Company Financial Statements were, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto.  Burr Pilger Mayer, Inc. is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company as of the Signing Date.

Section 4.6  Absence of Certain Changes.

(a) From December 31, 2011 to the Signing Date, (i) each Company Entity conducted such Company Entity’s operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred and continued to exist any event, change, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would reasonably be expected to have or result in, a Company Material Adverse Change.

(b) From December 31, 2010 to the Signing Date, no Company Entity (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, or pension or other fringe benefits or perquisites payable to any officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously disclosed to the Parent), granted any severance or termination pay (except in amounts that are set forth in Section 4.6(b) of the Company Disclosure Letter), entered into any Contract to make or grant any severance or termination pay, entered into or made any loans to any of such Company Entity’s officers, directors, employees, affiliates, agents, or consultants or made any change in such Company Entity’s borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or paid or agreed to pay or make any arrangement for payments or benefits pursuant to any new employee benefit plan, (ii) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property) with respect to any Company’s Capital Stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s Capital Stock or any issuance thereof or issued any other Securities in respect of, in lieu of or in substitution for shares of Company’s Capital Stock, except for the reverse stock split effected on April 14, 2011 and for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) except as may have been required by a change in GAAP, changed in any material respect any accounting methods (or underlying assumptions), principles, or practices of any Company Entity, including any method, practice, or policy with regard to reserves, (v) made or revoked any tax election or settled or compromised any material tax liability, (vi) made any material change in the policies and procedures of any Company Entity in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of 20 days, or (vii) entered into any Contract (contingent or otherwise) to do any of the foregoing.

Section 4.7  Absence of Undisclosed Liabilities.

Except to the extent reflected or reserved against in the balance sheet dated as of December 31, 2011 included in the Company Financial Statements (the “Balance Sheet”) or in the notes thereto, and except as set forth in Section 4.7 of the Company Disclosure Letter, no Company Entity has had as of that date any Liabilities that would be required by GAAP to be reflected in the Balance Sheet.  Since the date of the Balance Sheet to the Signing Date, no Company Entity has incurred any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practices and that, individually or in the aggregate, have not had, and would not be reasonably expected to have or result in, a Company Material Adverse Change. As of the Signing Date, no Company Entity is in default in respect of the terms of any Indebtedness that, individually or in the aggregate, has had, or would be reasonably expected to have or result in, a Company Material Adverse Change.

Section 4.8  Reserved.

Section 4.9  Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Letter contains a list of all the Benefit Plans.  “Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Code), any employment or severance agreement or other Contract, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit, or other plan, program, policy, practice, or other Contract, regardless of whether subject to ERISA and regardless of whether funded, (i) that provides benefits to (x) any current or former employee, officer, or director of any Company Entity or any  other Person that, together with the Company, is required to be treated as a single employer together with an Entity pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) or (y) any beneficiary or dependent of any such employee, officer, or director, (ii) in which any of the foregoing is a participant, (iii) that is sponsored, maintained, or contributed to by any Company Entity or ERISA Affiliate or to which any Company Entity or ERISA Affiliate is a party or is obligated to contribute, or (iv) with respect to which any Company Entity or ERISA Affiliate has any liability, whether direct or indirect, contingent or otherwise.  No Company Entity and no ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to, or has any actual or contingent liability under any Benefit Plan that is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  No Company Entity and no ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to, or has any actual or contingent liability under any Benefit Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA.  The Company has provided or made available to the Parent true and complete copies of the Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent determination or opinion letters of the United States Internal Revenue Service (the “IRS”), summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, the three most recent summary annual reports and actuarial reports, if applicable, and all material correspondence (including a description of any oral communication) with the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity for each Benefit Plan.

(b) The Benefit Plans comply in all material respects with the requirements of ERISA and the Code and with the Laws of any applicable jurisdiction.  As of the Signing Date, any Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked.  As of the Signing Date, all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made that could reasonably be expected to result in the disqualification of any of such Benefit Plans.  The Benefit Plans have been maintained and operated in compliance in all material respects with their respective terms.  There are no pending or, to the Company’s Knowledge, Threatened claims against or otherwise involving any Benefit Plan (excluding claims for benefits incurred in the ordinary course of the Benefit Plan activities).  All material contributions required to be made as of the Signing Date to the Benefit Plans have been made.

(c) Neither any Company Entity nor any ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Signing Date contributed to, or had an obligation to contribute to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) any plan funded by a “VEBA” within the meaning of Section 501(c)(9) of the Code.

(d) Except as set forth in Section 4.9(d) of the Company Disclosure Letter, no Benefit Plan or benefit arrangements maintained by any Company Entity or ERISA Affiliate provides medical, surgical, hospitalization, death, or other welfare benefits (regardless of whether insured) after retirement or termination of employment (other than continuation coverage required under Section 4980B of the Code or analogous state laws) and no circumstances exist or promises have been made (oral or written) that could result in any Company Entity or ERISA Affiliate becoming obligated to provide such benefits.

(e) All accrued material obligations under each Benefit Plan, whether arising by operation of Law, Contract, or past custom, for compensation and benefits (including bonuses and accrued vacation, and benefits) have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements as of the date thereof.

(f) Except as otherwise provided in ARTICLE 2 and Section 4.9(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions would (either alone or in conjunction with any other event, such as termination of employment): (i) entitle any employee, officer, or director to any compensation or benefit; (ii) accelerate the time of payment or vesting or increase the value of, or trigger any payment or funding of any compensation or benefit or trigger any other material obligations under, any Benefit Plan; or (iii) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify, or terminate any Benefit Plan.  As to each Benefit Plan, the applicable Company Entity has reserved the right to amend or terminate such plan without material liability to any Person, except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.

(g) No amount or other entitlement that could be received as a result of the execution and delivery hereof, the obtaining of Company shareholder approval (if required by applicable Law), or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment following the Effective Time) by any “disqualified individual” (as defined in Section 280G of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Each Benefit Plan that is subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(i) No Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Code.

(j) There are no Benefit Plans established or maintained outside of the United States, including Benefit Plans maintained or established under the Puerto Rico Internal Revenue Code.

Section 4.10  Litigation; Compliance with Law.

(a) Except as set forth in Section 4.10(a) of the Company Disclosure Letter, as of the Signing Date, (i) there is no Action pending against any Company Entity, any Company Entity’s properties or assets, or any Company Entity’s officers or directors (in their capacities as such), (ii) there are no Orders against or binding upon any Company Entity or any Company Entity’s officers or directors (in their capacities as such), and (iii) there is no Action that any Company Entity has pending against other Persons.  As of the Signing Date, to the Company’s Knowledge, there is no Action Threatened against any Company Entity, any Company Entity’s properties or assets, or any Company Entity’s officers or directors (in their capacities as such). As of the Signing Date, there is no Action pending or, to the Company’s Knowledge, Threatened that seeks to restrain, enjoin, alter, or delay the consummation of the Merger or any of the Transactions.

(b) As of the Signing Date, no Company Entity is in material violation of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, and no notices, charges, claims, or actions have been received by any Company Entity or been filed, commenced, or, to the Company’s Knowledge, Threatened against any Company Entity alleging any material violation of such Laws or Permits.

(c) Each Company Entity holds all Permits necessary for the ownership, leasing, operation, occupancy, and use of the Leased Real Property that such Company Entity leases, such Company Entity’s assets, and the conduct of such Company Entity business as currently conducted (collectively, “Company Permits”). As of the Signing Date, no Company Entity has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business.  The execution, delivery, and performance hereof and the consummation of the Merger or any Transactions do not and will not violate any material Company Permit, or result in any termination, modification, or nonrenewal thereof.

Section 4.11  Intellectual Property.

(a) Section 4.11(a)(i) of the Company Disclosure Letter contains a complete and accurate list, as of the Signing Date, of all Owned Intellectual Property, setting forth the owner thereof, any registration or application number therefor, and the application or registration date thereof. Except as otherwise set forth in Section 4.11(a)(ii) of the Company Disclosure Letter, as of the Signing Date, no Person other than the Company Entities has any interest in or right to use any Owned Intellectual Property other than use rights in favor of customers as a result of ordinary sales of Company products.

(b) Section 4.11(b) of the Company Disclosure Letter contains a complete and accurate list of all Licensed Intellectual Property, excluding generally commercially available, unmodified, off-the-shelf Software programs properly licensed pursuant to shrink-wrap or “click to accept” agreements with an annual fee of less than $10,000 (in the aggregate for any such license or group of related licenses).

(c) Except as set forth in Section 4.11(c)(i) of the Company Disclosure Letter, as of the Signing Date, the Company Entities (i) own all right, title, and interest in, with good and marketable title, all Owned Intellectual Property, free and clear of all Liens and (ii) have the right to use, pursuant to a valid and enforceable Contract, all Licensed Intellectual Property.  The Business Intellectual Property and the IT Assets collectively constitute all of the Intellectual Property rights necessary for the operation of the Company Business in the manner in which it has been operated prior to the Signing Date. Neither the execution, delivery, nor performance of this Agreement nor the consummation of the Transactions will (x) limit or impair the Company’s ownership rights in the Owned Intellectual Property, (y) limit or impair the right of the Company to use any Business Intellectual Property, or (z) violate the terms of any Intellectual Property Contract. As of the Signing Date, all Owned Intellectual Property will be fully transferable, alienable, and licensable by the Company without payment of any kind to any Person, except for payment of maintenance and renewal fees.  As of the Signing Date, the Owned Intellectual Property is valid, subsisting, and in full force and effect.  All filing, prosecution, renewal, and other maintenance fees have been paid and all other maintenances actions have been taken to establish and maintain the Company Entities’ rights to Owned Intellectual Property that are due prior to and within 90 days after the Signing Date. The Company uses the Trademarks within the Business Intellectual Property in substantially the form set forth in applications and registrations therefor. The Business Intellectual Property is not subject to any Liens, other than pursuant to a written Intellectual Property Contract or other Contract listed in Section 4.11(c)(ii) of the Company Disclosure Letter.  Without limiting the generality of the foregoing, none of the Company Entities has licensed any of the Business Intellectual Property to any other Person, except pursuant to an Intellectual Property Contract set forth on Section 4.11(d) of the Company Disclosure Letter.

(d) Section 4.11(d)(i) of the Company Disclosure Letter contains a complete and accurate list of all Intellectual Property Contracts, excluding agreements for off-the-shelf commercial software with an annual license fee of less than $10,000 and purchase orders. The operation of the Company Business is in compliance with all Intellectual Property Contracts. Except as set forth in Section 4.11(d)(ii) of the Company Disclosure Letter, as of the Signing Date, no Company Entity is in material breach of or default under any Intellectual Property Contract (including any payment obligations), no event has occurred that (whether with or without the giving of notice, the lapse of time, or both) would constitute a material breach or default or permit termination, modification, or acceleration adverse to the Company Business under any Intellectual Property Contract, and no Company Entity has repudiated any provision thereof.  As of the Signing Date, no Person owns any right, title or interest in any Owned Intellectual Property or has the right to use any Owned Intellectual Property, except pursuant to a written Contract listed in Section 4.11(d)(iii) of the Company Disclosure Letter.  No Company Entity has agreed, in writing or otherwise, to indemnify any Person for or against any interference, infringement, misappropriation, violation, or other conflict with regard to the Business Intellectual Property, except as set forth in Section 4.11(d)(iv) of the Company Disclosure Letter.

(e) To the Company’s Knowledge, none of the Owned Intellectual Property is invalid or unenforceable in whole or in part, as of the Signing Date.  To the Company’s Knowledge, none of the Licensed Intellectual Property is invalid or unenforceable in whole or in part as of the Signing Date. As of the Signing Date, no proceeding by any Person contesting the validity, enforceability, use, or ownership of any of the Business Intellectual Property is currently outstanding, pending or, to the Company’s Knowledge, Threatened.  Except as set forth in Section 4.11(e) of the Company Disclosure Letter, as of the Signing Date, none of the Business Intellectual Property is subject to any outstanding Order, stipulation, or charge.

(f) (i) Except as set forth in Section 4.11(f)(i) of the Company Disclosure Letter, to the Company’s Knowledge, as of the Signing Date: (A) the Company Entities and the operation of the Company Business do not infringe, misappropriate, or otherwise interfere with any Intellectual Property rights of any Person or constitute unfair competition or unfair trade practices under any Laws; and (B) no other Person is infringing or misappropriating or otherwise interfering with or violating the Business Intellectual Property. (ii) Except as set forth in Section 4.11(f)(ii) of the Company Disclosure Letter, as of the Signing Date, there are no pending or, to the Company’s Knowledge, Threatened claims by any Person against any Company Entity alleging that the use of any Intellectual Property by such Company Entity infringes, misappropriates, or interferes with the Intellectual Property rights of such Person, and, to the Company’s Knowledge, as of the Signing Date, there is no Basis for any of the foregoing to occur. (iii) Except as set forth in Section 4.11(f)(iii) of the Company Disclosure Letter, as of the Signing Date, there are no pending or Threatened claims by any Company Entity against any Person alleging that such Person’s use of any Intellectual Property infringes or misappropriates or interferes with the Intellectual Property rights of any of the Company Entity.

(g) The Company Entities: (i) have taken reasonable actions and have appropriate policies and internal procedures to maintain and protect all of the Business Intellectual Property and the Confidential Information, including the personal information of any third parties; and (ii) have not disclosed non-publicly available source code for any Software owned by them to any third party other than to their consultants and contractors who are bound by written agreements to protect the confidentiality of the source code and to refrain from using it except as permitted by such written agreements; and (iii) have complied with all applicable Laws that pertain to privacy and confidentiality of any third party information.  The Company Entities have not made Confidential Information available to any Person except pursuant to written agreements intended to maintain the confidentiality of such Confidential Information.  To the Company’s Knowledge, as of the Signing Date, no employee or independent contractor of any Company Entity is performing services for any Company Entity in violation of any term of any employment, invention/work product disclosure or assignment, confidentiality, non-competition agreement, or other restrictive covenant or any Order.

(h) Each current and former employee, consultant and independent contractor of the Company Entities has entered into a valid and enforceable written agreement with the applicable Company Entity assigning all Intellectual Property created, developed, modified, or enhanced by such Person to the Company and prohibiting such Person from using or disclosing such Intellectual Property in any manner, except as required to perform such Person’s employment or other duties for the sole benefit of the applicable Company Entity.

(i) The Company Entities possess sufficient license rights for all licensed Software as used in the Company Business. To the Company’s Knowledge, the Company has taken reasonable steps to safeguard the internal and external integrity of the Confidential Information, the IT Assets, and the data that the IT Assets contain including through (i) procedures designed to prevent unauthorized access, (ii) Software and procedures designed to prevent the introduction of a virus, and (iii) the taking and storing on-site and off-site of back-up copies of the critical data of the Company (including the data of the Company’s customers and vendors).

(j) None of the Software included within the Owned Intellectual Property or contained in any Software provided by the Company to its customers is subject to the GNU general public license (GPL), the limited general public license (LGPL), or the other license that requires such Software to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributed at no charge.

Section 4.12  Material Contracts.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth all of the following Contracts that are in effect as of the Signing Date to which any Company Entity is a party or by which any Company Entity is bound (other than this Agreement):

(i) any Contract granting any Person registration or other purchase or sale rights with respect to any equity interest in the Company or any of its Subsidiaries, which rights may be exercised by such Person, in whole or in part, after the Signing Date;

(ii) any Contract relating to any equity interest of the Company or any of its Subsidiaries;

(iii) any Contract outside the Ordinary Course between any Company Entity and any current or former director or officer of the Company that (x) grants rights to such director or officer that may be exercised or (y) imposes obligations on the Company, in each case to be performed, in whole or in part, after the Signing Date;

(iv) any Contract for the borrowing of money with a current borrowing capacity or outstanding Indebtedness of $1,000,000 or more;

(v) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to be performed, in whole or in part, after the Signing Date;

(vi) any Contract that, upon receipt of the Company Required Vote or upon the consummation of any of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from any Party or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant, or employee of any Company Entity;

(vii) any Contract that requires remaining payments or includes provisions that could result in penalty or termination payments, including indemnification payments pursuant to Intellectual Property rights, by any Company Entity in excess of $100,000 and is not terminable by such Company Entity on notice of six months or less;

(viii) any Contract that materially restrains, limits, or impedes any Company Entity’s, or will materially restrain, limit, or impede the Surviving Corporation’s, ability to compete with any Person in connection with the Company’s business or the Surviving Corporation’s business, including geographic limitations on any Company Entity’s or the Surviving Corporation’s activities;

(ix) any joint venture agreement, joint operating agreement, partnership agreement, or other similar Contract involving a sharing of profits and expenses;

(x) any Contract governing the terms of Indebtedness or any other obligation of third parties owed to any Company Entity, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $100,000 in the aggregate made to employees of any Company Entity, by any Company Entity in the Ordinary Course;

(xi) any Contract (including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan) pursuant to which any benefits will be increased, or the vesting of benefits will be accelerated, by the occurrence of the Transactions, or the value of any benefits will be calculated on the basis of the Transactions;

(xii) any Contract that is a shareholder rights agreement or that otherwise provides for the issuance of any Securities in respect of any of the Transactions;

(xiii) any Contract relating to the sale of any Company Entity’s assets or properties or to sales of products with a value in excess of $250,000, other than those as to which the sale transaction has previously closed (and is reflected as such in the Company Financial Statements) and under which no Company Entity has any continuing obligations or those that relate to sales of products or to an intercompany transaction among the Company Entities in the Ordinary Course;

(xiv) any Contract that has not expired or otherwise been terminated covering licensing or sales relationships with a Person that has bought goods or services or paid license fees or royalties during the year ended December 31, 2011 in excess of $500,000 or that is expected to do so during the year ended December 31, 2012; or

(xv) any Contract relating to the acquisition by any Company Entity of any Person or other business organization, division, or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than those as to which the acquisition has previously closed (and is reflected as such in the Company Financial Statements) and under which no Company Entity has any continuing obligation.

(b) The Company has made available to the Parent a complete and correct copy of each Material Contract.

(c) As of the Signing Date, each Material Contract is valid, binding, and enforceable against the Company Entity party thereto and in full force and effect. Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Company Material Adverse Change, and except as set forth in Section 4.12(c) of the Company Disclosure Letter, as of the Signing Date no Company Entity has breached, or is in violation of or in default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), any Material Contract, and no Company Entity has Knowledge of the desire of the other party or parties to any such Material Contract to exercise any rights such other party has to cancel, terminate, or repudiate such Material Contract or exercise remedies thereunder.

Section 4.13  Taxes.

(a) Except as has not had, and would not be reasonably likely to have or result in, a Company Material Adverse Change, (i) all Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed in accordance with all applicable Laws and all such returns are true, correct and complete, (ii) the Company and its Subsidiaries have timely paid all Taxes due or claimed to be due, (iii) all Employment and Withholding Taxes and any other amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP, (v) no deficiencies for any Taxes have been asserted or assessed, or, to the Company’s Knowledge, proposed, against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and (vi) as of the Signing Date, there is no Action pending or, to the Company’s Knowledge, Threatened or scheduled to commence against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(b) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” “combined” or similar Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee, or by operation of law.

(c) The Company was not a “United States real property holding corporation” as defined in Section 897 of the Code during the applicable period specified in Section 897(c)(9)(A)(ii) of the Code.

(d) There are no Tax sharing, allocation, indemnification or similar agreements (“Tax Sharing Agreement”) in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate of any of them, on the one hand, and any other Person, on the other hand, under which the Company or any of its Subsidiaries could be liable for any Taxes of any Person other than the Company or any Subsidiary of the Company, except for customary Tax Indemnification provisions pursuant to Tax Sharing Agreements entered into in the Ordinary Course.

(e) Neither the Company nor any of its Subsidiaries have, as of the Signing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.

(f) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

(g) Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing or tax abatement agreement or similar ruling, memorandum or agreement with any Taxing authority.

(i) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(j) Neither the Company nor any of its Subsidiaries could be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) method of accounting that defers the recognition of income earned on or prior to the Closing Date to any period ending after the Closing Date, or (vi) any modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(k) As of the Signing Date, for United States federal income tax purposes the consolidated net operating loss carryforward of the Company is not less than $20,000,000.00.  As of the Signing Date, for United States federal income tax purposes, the consolidated net operating loss carryovers of the Company are not subject to any limitation under Sections 382, 384 or 1502 of the Code.

(l) None of the Company or any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(m) The Company has made available to Parent correct and complete copies of (i) all U.S. federal and other material Returns of the Company and its Subsidiaries relating to the taxable periods ended December 31, 2008, 2009 and 2010, filed through the Signing Date, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

Section 4.14  Environmental Matters.

(a) Each Company Entity has been and is in material compliance with all applicable Laws relating to (i) emissions, discharges, releases, or Threatened releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, or septic systems, (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation, or shipment of Hazardous Substances, (iii) occupational health and safety, or (iv) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas (collectively, “Environmental Laws”). “Hazardous Substances” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Entity or subject to liability under any Environmental Law, including any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts of any of the foregoing.  To the Company’s Knowledge, each Company Entity possesses and is in compliance with all applicable Permits required under Environmental Laws.  To the Company’s Knowledge, as of the Signing Date there are no past or present facts, conditions, or circumstances that interfere with or preclude, or could interfere with or preclude, the conduct of any of any Company Entity’s business as now conducted or that interfere or could interfere with continued compliance with applicable Environmental Laws.

(b) As of the Signing Date, no Actions or Orders by any Governmental Entity are pending or to the Company’s Knowledge Threatened against any Company Entity (or any other Person the obligations of which have been assumed by any Company Entity) that allege the violation of or seek to impose liability pursuant to any Environmental Laws.  To the Company’s Knowledge, there are no facts, conditions or circumstances at, on, or arising out of, or otherwise associated with, any current or former businesses, assets, or properties of any Company Entity (or any other Person the obligations of which have been assumed by any Company Entity), including any on-site or off-site disposal, release, or spill of any Hazardous Substances, that constitute a violation of Environmental Laws or are reasonably likely to give rise to (i) Liabilities for any cleanup, remediation, disposal, or corrective action under any Environmental Laws, (ii) claims arising for personal injury, property damage, or damage to natural resources, or (iii) fines, penalties, or injunctive relief.

(c) As of the Signing Date, no Company Entity has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Laws or (ii) entered into or become subject to any consent decree, Order or Contract with any Governmental Entity or other Persons pursuant to any Environmental Laws or relating to the cleanup of any Hazardous Substances.

(d) (i) There are no underground storage tanks located at any property currently or previously owned, leased, operated, or used by any Company Entity, (ii) to the Company’s Knowledge there is no asbestos contained in or forming part of any building, building component, structure, or office space currently or previously owned, leased, operated, or used by any Company Entity, and (iii) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property currently or previously owned, leased, operated, or used by any Company Entity.

(e) No Company Entity is required by virtue of the Transactions, or as a condition to the effectiveness of any Transactions, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, or (iii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matter.

Section 4.15  Company Assets.

As of the Signing Date, each Company Entity owns, or otherwise has sufficient rights to use, all of such Company Entity’s properties and assets (real, personal or mixed, tangible or intangible) (collectively, the “Company Assets”); except that the immediately foregoing clause does not apply to Company Assets that constitute Business Intellectual Property, which is addressed under Section 4.11.  Each Company Entity has valid title to, or in the case of leased property has valid leasehold interests in, all such Company Assets, including all such Company Assets reflected in the Balance Sheet or acquired since the date thereof (except as may have been disposed of in the ordinary course of business consistent with past practice), in each case free and clear of any Liens, except (i) Permitted Liens and (ii) as set forth in Section 4.15 of the Company Disclosure Letter.  The Company Assets constitute all of the assets and rights necessary to operate the businesses of the Company Entities in substantially the same manner that the Company have been operating their respective businesses prior to the Signing Date, and all significant operating equipment of the Company Entities is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

Section 4.16  Real Property.

(a) Owned Real Property. No Company Entity owns any real property (in whole, in part, jointly with one or more Persons, or otherwise).

(b) Leased Real Property. Section 4.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Real Property Leases covering all real property leased or subleased to any Company Entity (such real property, the “Leased Real Property”) and specifies the Company Entity that is a party to such Real Property Lease and any guarantors with respect thereto. The Company has made available to the Parent correct and complete copies of all Real Property Leases. With respect to each Real Property Lease or Leased Real Property, as the case might be, except as set forth in Section 4.16(b) of the Company Disclosure Letter, as of the Signing Date:

(i) such Real Property Lease relates to use of existing premises (and is not a ground lease);

(ii) to the Company’s Knowledge, no party to such Real Property Lease has repudiated any material provision thereof and such Real Property Lease is in full force and effect;

(iii) to the Company’s Knowledge, there are no material disputes, oral agreements, or forbearance programs in effect as to such Real Property Lease;

(iv) no Company Entity has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or granted to any Person any option or right of use or occupancy of any portion of such Leased Real Property or right of first refusal to acquire any interest in the leasehold and, to the Company’s Knowledge, no Person has claimed any such rights or others in the leasehold;

(v) the Company Entity that is a party to such Real Property Lease is current on the monthly rent and all other charges due under such Real Property Lease;

(vi) the Company Entity that is a party to such Real Property Lease has received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof as currently operated by the Company Business, and to the Company’s Knowledge, the Leased Real Property that is the subject of such Real Property Lease is operated and maintained in accordance with applicable Laws;

(vii) such Leased Real Property is supplied with utilities and other services necessary for the operation of such Leased Real Property as currently operated by the Company Business;

(viii) there are no Persons (other than the Company Entities) in possession of such Leased Real Property;

(ix) there are no defaults by the Company Entities, or, to the Company’s Knowledge, by any other party under such Real Property Lease;

(x) the copies of such Real Property Lease delivered by the Company to the Parent are true, correct and complete copies thereof;

(xi) no written waiver, indulgence, or postponement of the landlord’s obligations under any Leased Real Property has been granted;

(xii) no Company Entity has given or received any notice that disputes the computation of rents or charges payable pursuant to the Real Property Leases, and there are no unresolved disputes with any landlord under any Real Property Lease;

(xiii) no Company Entity has given any notice to the landlord under any Real Property Lease indicating that a Company Entity will or will not be exercising any extension or renewal options under such Real Property Lease; and

(xiv) all security deposits required under each Real Property Lease has been paid to and are being held by the landlord with respect to such Real Property Lease.

Section 4.17  Insurance.

(a) The Company has made available to the Parent correct and complete copies of all material insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) pertaining to any Company Asset or to which any Company Entity is a party, a named insured, or otherwise the beneficiary of coverage.

(b) All insurance policies maintained by or on behalf of any of Company Entity as of the Signing Date are in full force and effect, and all premiums due thereon as of the Signing Date have been paid.

(c) With respect to each such insurance policy: (i) the policy is in full force and effect; (ii) no Company Entity and, to the Company’s Knowledge, no other party to the policy is in breach of or default under the policy (including with respect to the payment of premiums or the giving of notices), and no event has occurred that (whether with or without the giving of notice, the lapse of time or both) would constitute such a breach or default, or that would permit termination, modification or acceleration of the policy; and (iii) no party to the policy has repudiated any provision thereof. The type of insurance currently maintained under such policies is customary and reasonable in scope for the Company Business as currently conducted.

Section 4.18  Product Warranty.

As of the Signing Date, each product manufactured, sold, put into trade inventory, or delivered to a customer by a Company Entity was in material conformity with all applicable contractual warranty commitments of the Company Business.  The Company has delivered to the Parent complete and correct copies of all warranties related to each such product. To the Company’s Knowledge, no distributor or other customer of the Company Business has asserted any material warranty, product quality, or similar claim against any Company Entity as of the Signing Date. As of the Signing Date, no product manufactured (if any), sold or both by any Company Entity has been the subject of any recall or other similar action.

Section 4.19  Product Liability.

As of the Signing Date, no Company Entity has any Liability, and, to the Company’s Knowledge, there is no Basis for any Action against any Company Entity arising out of any injury to Persons or property, as a result of the ownership, possession or use of any product manufactured, sold, or delivered by any Company Entity.  As of the Signing Date, no product liability claims have been asserted or commenced against any Company Entity since January 1, 2010.

Section 4.20  Labor Matters.

(a) As of the Signing Date, (i) no Company Entity is a party to, or bound by, any collective bargaining agreement or similar Contract, with a labor union or similar labor organization and (ii) to the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or Threatened.

(b) As of the Signing Date, (i) No Company Entity has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any employment-related Action or material violation of any Laws with respect to the employment of individuals by, or the employment practices of, any Company Entity or the work conditions, terms and conditions of employment, wages, or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee-related complaints against any Company Entity pending or, to the Company’s Knowledge, Threatened, before any Governmental Entity by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown, or work stoppage against any Company Entity or, to the Company’s Knowledge, Threatened against any Company Entity.

(c) Except as set forth in Section 4.20(c) of the Company Disclosure Letter, all employees of the Company Entities are employees at will. The Company has delivered or made available to Parent a true and correct copy of any form of each non-compete, non-solicitation, or confidentiality agreement currently in force with any of the employees or consultants of the Company Business, and any material variances therefrom.

(d) Each Company Entity has complied in all material respects with all applicable Laws relating to labor or labor relations, and minimum standards of employment, including any provisions thereof relating to equal employment opportunity, pay equity, employment equity, wages, hours, overtime, occupational health and safety, privacy and protection of information, immigration control, drug testing, notice, termination and severance pay obligations, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all payments, Taxes, insurance, and all other costs and expenses applicable thereto, and no Company Entity is liable for any arrearage, costs, or penalties for failure to comply with any of the foregoing. No Company Entity has incurred any Liabilities under the Worker Adjustment and Retraining Notification Act, or any similar Law.

(e) Neither the execution hereof nor the consummation of the Transactions will cause any Company Entity to be in breach of any agreement with any employee, contractor, or consultant or result in any Company Entity becoming liable for any termination or severance pay or other amount to any employee, contractor, or consultant of the Company Business.

Section 4.21  Affiliate Transactions.

Except (i) for compensation or other employment arrangements in the Company’s Ordinary Course, and (ii) for arrangements contemplated hereby, since January 1, 2011 there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, or Contracts, between any Company Entity, on the one hand, and any Affiliate, director, or officer of any Company Entity, on the other hand.

Section 4.22  Disclosure Controls and Procedures.

The Company has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act).  The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that the Company files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX.  The Company’s internal control over financial reporting are designed to provide reasonable assurance (a) regarding the reliability of the Company’s financial reporting and the Company’s preparation of financial statements in accordance with GAAP, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) that the Company’s receipts and expenditures are being made only in accordance with the authorization of the Company’s management and the Company Board, and (d) regarding prevention or timely detection of any unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.  Since January 1, 2011, neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in the Company’s internal controls as contemplated under Section 404 of SOX.

Section 4.23  Investment Company.

No Company Entity is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940 or the Investment Advisers Act of 1940.

Section 4.24  Recommendation of Company Board of Directors; Opinion of Financial Advisor.

(a) The Company Board, by resolutions adopted at a meeting duly called and held, (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, (iii) resolved to recommend approval and adoption of this Agreement and the Transaction to by stockholders of the Company and (iv) directed that such matter be submitted to the stockholders of the Company at the Stockholder Meeting.

(b) The Company Board has received an opinion of Cantor Fitzgerald & Co. (“CF&Co.”) to the effect that, as of the date of the opinion and subject to the other various qualifications, assumptions and limitations set forth in its opinion, the Merger Consideration to be received by the holders of Company Capital Stock in the Merger is fair, from a financial point of view, to such holders.  The Company has provided the Parent (solely for informational purposes) a true, correct, and complete copy of such opinion.  The Company has received the approval of CF&Co. to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to CF&Co.’s review and approval of the Proxy Statement.

Section 4.25  Required Vote by Company Stockholders.

The separate votes comprising the Company Required Vote are the only vote of any class of capital stock of the Company required by the DGCL, the rules and regulations of Nasdaq, and the Company’s Organizational Documents necessary to approve and adopt this Agreement and the Transactions.

Section 4.26  Certain Business Practices.

(a) To the Company’s Knowledge, no Company Entity has, directly or indirectly, (i) made or authorized any contribution, payment, or gift of funds or property to any official, employee, or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, for which either the payment or the purpose of such contribution, payment, or gift was, is, or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction in effect on or prior to the Effective Time applicable to any Company Entity or their respective operations.

(b) No Company Entity nor, to the Company’s Knowledge, any affiliate of any Company Entity is aware of or has taken, directly or indirectly, any action that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof, or any candidate for non-U.S. political office, in each case in contravention of the FCPA. Each Company Entity and, to the Company’s Knowledge, each Company Entity’s affiliates has conducted its business in compliance with the FCPA.

Section 4.27  Export Controls and Trade Sanctions.

(a) Each Company Entity has complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R.  Parts 730 et seq.), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701—1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and any similar rules or regulations of the European Union or other jurisdiction.  No Company Entity nor, to the Company’s Knowledge, any of their respective directors, officers, or employees, is a Person with which transactions are currently prohibited under any U.S. sanctions administered OFAC or equivalent European Union measure.  No Company Entity nor, to the Company’s Knowledge, any of their respective directors, officers, employees or Affiliates have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.  For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any Law or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

(b) No civil or criminal penalties have been imposed on the Company or any of its Affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity.

Section 4.28  Customers and Suppliers.

From January 1, 2011 to the Signing Date:

(a) no material customer or supplier of any Company Entity has cancelled or otherwise terminated its relationship with or any material purchase order or any Contract with such Company Entity;

(b) except as set forth in Section 4.28 (b) of the Company Disclosure Letter, no material customer or supplier of any Company Entity has Threatened to cancel or otherwise terminate its relationship with or any material purchase order or any Contract with such Company Entity; and

(c) no Company Entity has any direct or indirect ownership interest in any customer or supplier of any Company Entity.

Section 4.29  Derivative Transactions.

All Derivative Transactions were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management, and other policies, practices, and procedures employed by the Company Entities, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Each Company Entity has duly performed in all material respects all of such Company Entity’s obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 4.30  Brokers.

Except for CF&Co., no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions that is or will be payable by any Company Entity.  The Company has delivered to the Parent a complete and accurate copy of the engagement letter, dated December 12, 2011, between the Company and CF&Co.

Section 4.31  No Bankruptcy Event.

As of the Signing Date, no Company Entity has taken steps, and no Company Entity intends, to file under any Debtor Relief Laws. As of the Signing Date no Person or group of Persons has Threatened to commence any involuntary proceedings under any Debtor Relief Laws.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Buyer Entities represent and warrant to the Company as follows:

Section 5.1  Organization.

(a) Each Parent Entity is an Entity duly organized, validly existing and (if applicable) in good standing in the respective jurisdiction of its organization, and each Parent Entity has the requisite organizational power and authority to own, lease, or operate such Parent Entity’s properties and to carry on such Parent Entity’s business as it is now being conducted.

(b) Each Parent Entity is duly qualified or licensed to do business as a foreign Entity and is in good standing (if applicable) in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a Parent Material Adverse Change.

(c) The Parent has delivered or made available to the Company a complete and correct copy of each Parent Entity’s Organizational Documents, in each case as amended (if so amended) to the Signing Date.  No Parent Entity is in violation of any of such Parent Entity’s Organizational Documents.

(d) Section 5.1(d) of the Parent Disclosure Letter sets forth a true and correct list, as of the Signing Date, of all Parent Subsidiaries and their respective jurisdictions of organization.  Merger Sub is a wholly owned subsidiary of Parent.  The Organizational Documents of each Parent Material Subsidiary do not contain any provision limiting or otherwise restricting the ability of the Parent to control any Parent Material Subsidiary.

Section 5.2  Capitalization.

(a) The share capital of Parent is made up of 472,504,060 Parent Common Shares (ordinary shares) and options that are exercisable into 27,925,000 Parent Common Shares. Except as set forth in Section 5.2(a) of the Parent Disclosure Letter, no bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding.  All issued and outstanding Parent Common Shares are, all Parent Common Shares that may be issued as permitted by this Agreement will be, and all Parent Common Shares that may be issued pursuant to the exercise of the Parent Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid, and free of preemptive rights.  Other than the Parent Stock Options and those convertible notes set forth in Section 5.2(a), as of the Signing Date, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, or claims or commitments of any character obligating any Parent Entity to issue, transfer or sell any shares or other equity interest in any Parent Entity or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Parent Entity to repurchase, redeem or otherwise acquire any shares of any Parent Entity or any of the securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which any Parent Entity is a party with respect to the voting of the shares of any Parent Entity.  Section 5.2(a) of the Parent Disclosure Letter sets forth the following information with respect to the Parent Stock Options outstanding as of the Signing Date:  (i) aggregate number of Parent Common Shares issuable upon exercise thereof; (ii) exercise price; (iii) issue date; and (iv) termination date.

(b) (i) All of the issued and outstanding capital shares (or equivalent equity interests of entities other than corporations) of each Parent Material Subsidiary are owned, directly or indirectly, by Parent (except for any such shares or equity interests representing an immaterial ownership required under the Laws of any non-U.S. jurisdiction to be owned by others) free and clear of any Liens, other than such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized and validly issued, and are fully paid and free of preemptive right, and (ii) except as described in Section 5.2(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries owns any equity interest in any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

Section 5.3  Authorization; Validity of Agreement.

The Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject to the approval of the matters set forth and as described in Section 7.1(d)(i) (the “Parent Required Vote”).  The execution, delivery, and performance by the Parent and Merger Sub hereof and the consummation by the Parent and Merger Sub of the Transactions have been duly authorized by the Board of Directors of the Parent (the “Parent Board”) and the Board of Directors of the Merger Sub, and by the Parent, in its capacity as the Sole Stockholder of Merger Sub.  Other than the Parent Required Vote, no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the execution, delivery, and performance hereof by the Parent and Merger Sub and the consummation of the Merger and the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution, and delivery hereof by the Company, is a valid and binding obligation of the Parent and Merger Sub, enforceable against each in accordance with its terms, except as such enforcement may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

Section 5.4  No Violations; Consents and Approvals.

(a) Neither the execution, delivery, or performance hereof by the Parent and Merger Sub nor the consummation by the Parent and Merger Sub of the Merger or any other Transactions will (i) violate any provision of any Parent Entity’s Organizational Documents, (ii) materially violate, materially conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens), upon any of the properties or assets of any Parent Entity under, or result in an increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any material Contract to which any Parent Entity is a party or by which any Parent Entity or any of their respective assets or properties is bound, or (iii) materially conflict with or materially violate any material Law applicable to any Parent Entity, or any of their respective properties or assets.

(b) No Consent of, to, or with any other Person is required to be obtained, given, or made by any Parent Entity in connection with the execution, delivery, and performance hereof by the Parent and Merger Sub or the consummation by the Parent and Merger Sub of the Merger or any other Transactions, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the approval and adoption hereof and the Transactions, and the filing and declaration of effectiveness of the registration statement on the F-4 in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws and the rules of the ASX, (iii) filing the Parent Shareholder Meeting Notice of Meeting with ASX, (iv) the adoption hereof and the approval of the Merger and relevant Transactions by the Parent Required Vote, and (v) the filing of the Certificate of Merger with the Secretary of State.

Section 5.5  ASX Reports and Parent Financial Statements.

(a) The Parent has timely lodged with ASX all forms and other documents required to be lodged, as applicable by it since January 1, 2010 (such documents, the “ASX Documents”), including (i) the Parent’s Annual Report for the year ended June 30, 2011, (ii) the Parent’s Half Year Report and Accounts for the six month period ended December 31, 2011 (in the form mailed to its stockholders), and (iii) all other forms, reports, and registration statements required to be lodged with the ASX by the Parent since July 1, 2010.  As of their respective dates, or, if amended by a subsequent lodgment prior to the date hereof, on the date of such lodgment, the ASX Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the ASX.

(b) The Parent Financial Statements fairly presented in all material respects the consolidated financial position and the results of the consolidated operations, cash flows, and changes in stockholders’ equity of the Parent Entities as of June 30, 2011 or for the fiscal period ended June 30, 2011, as applicable, therein set forth (subject, in the case of unaudited statements, to the absence of required footnotes and to ordinary audit adjustments normal in nature and amount and to any other adjustments described therein including the notes thereto). The Parent Financial Statements complied with applicable rules and regulations of the ASX and were prepared in accordance with applicable generally accepted accounting principles consistently applied during the periods involved, except as indicated in the notes thereto. Hall Chadwick is an independent registered public accounting firm with respect to the Parent and has not resigned or been dismissed as independent public accountants of the Parent as of the Signing Date.

Section 5.6  Absence of Certain Changes.

(a) From December 31, 2011 to the Signing Date, (i) each Parent Entity conducted such Parent Entity’s operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred and continued to exist any event, change, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would reasonably be expected to have or result in, a Parent Material Adverse Change.

(b) From December 31, 2011 to the Signing Date, no Parent Entity (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, or pension or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously disclosed to the Company), granted any severance or termination pay to any officer or director, entered into any Contract to make or grant any severance or termination pay to any officer or director, entered into or made any loans to any of such Parent Entity’s officers, directors, employees, affiliates, agents, or consultants or made any change in such Parent Entity’s borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or paid or agreed to pay or make any arrangement for payments or benefits pursuant to any new Parent Plan, (ii) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property) with respect to any Parent Shares, (iii) except as may have been required by a change in IFRS, changed in any material respect any accounting methods (or underlying assumptions), principles, or practices of any Parent Entity, including any method, practice, or policy with regard to reserves, (iv) made any material change in the policies and procedures of any Parent Entity in connection with trading activities, (v) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of 20 days, or (vi) entered into any Contract (contingent or otherwise) to do any of the foregoing.

Section 5.7  Absence of Undisclosed Liabilities
.
Except to the extent reflected or reserved against in the balance sheet dated as of December 31, 2011 included in the Parent’s Half Year Report (the “Parent Balance Sheet”) or in the notes thereto, and except as disclosed in Section 5.7 of the Parent Disclosure Letter, no Parent Entity has had as of that date any Liabilities that would be required by IFRS to be reflected in the Parent Balance Sheet.  Since the date of the Parent Balance Sheet to the Signing Date, no Parent Entity has incurred any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practices and that, individually or in the aggregate, have not had, and would not be reasonably expected to have or result in, a Parent Material Adverse Change.  As of the Signing Date, no Parent Entity is in material default in respect of the terms of any Indebtedness that, individually or in the aggregate, has had, or would be reasonably expected to have or result in, a Parent Material Adverse Change.

Section 5.8  Reserved.

Section 5.9  Litigation; Compliance with Law.

(a) Except as expressly disclosed in the Parent’s Annual Report for the fiscal year ended December 31, 2011 or as disclosed in Section 5.9 of the Parent Disclosure Letter, as of the Signing Date, (i) there is no Action pending or, to the Parent’s Knowledge, Threatened against any Parent Entity, any Parent Entity’s properties or assets, or any Parent Entity’s officers, directors, or managers (in their capacities as such), (ii) there is no Action pending or, to the Parent’s Knowledge, Threatened that seeks to restrain, enjoin, alter, or delay the consummation of the Merger or any of the Transactions, (iii) there are no Orders against or binding upon any Parent Entity or any Parent Entity’s officers, directors, or managers (in their capacities as such), and (iv) there is no Action that any Parent Entity has pending against other Persons.

(b) As of the Signing Date, no Parent Entity is in material violation of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, and no notices, charges, claims, or actions have been received by any Parent Entity or been filed, commenced, or to the Parent’s Knowledge, Threatened against any Parent Entity alleging any material violation of such Laws or Permits.

(c) Each Parent Entity holds all Permits necessary for the ownership, leasing, operation, occupancy, and use of the real property that such Parent Entity owns or leases, such Parent Entity’s assets, and the conduct of such Parent Entity business as currently conducted (collectively, “Parent Permits”).  No Parent Entity has received notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business.  The execution, delivery, and performance hereof and the consummation of the Merger or any Transactions do not and will not violate any material Parent Permit, or result in any termination, modification, or nonrenewal thereof.

Section 5.10  [Intentionally Omitted.]

Section 5.11  Parent Transactions.

Since January 1, 2012, there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, or Contracts, in each case that are material, between any Parent Entity, on the one hand, and any director or officer of any Parent Entity, on the other hand, except (a) for compensation or other employment arrangements in the Parent’s Ordinary Course, (b) for arrangements contemplated hereby, and/or (c) as disclosed in the ASX Documents.

Section 5.12  Required Vote by Parent Stockholders.

The separate votes comprising the Parent Required Vote are the only votes of any class of capital stock of the Parent required by Australian Law, the rules and regulations of the ASX, and the Parent’s Organizational Documents necessary to approve and adopt this Agreement and the Transactions.

Section 5.13  Interim Operations of Merger Sub

.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Transactions.

Section 5.14  Brokers.

Except for Chardan Capital Markets, LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions that is or will be payable by the Parent or any Parent Subsidiary.

Section 5.15  Ownership of Company Common Stock.

Except as set forth in Section 5.15 of the Parent Disclosure Letter, as of the Signing Date, neither the Parent nor any of its Subsidiaries is, nor has any of them during the three years prior to the Signing Date been, the beneficial owner of any shares of Company Common Stock or has “owned” any shares of Company Common Stock within the meaning of Section 203 of the DGCL.

ARTICLE 6

OBLIGATIONS

Section 6.1  Interim Operations of the Company.

(a) During the Pre-Closing Period, except (w) as otherwise expressly required or permitted hereby, (x) with the prior written consent of the Parent (which the Parent shall not unreasonably withhold, delay, or condition), (y) as required by applicable Law, or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall (and shall cause each of the Company Subsidiaries to), subject to Sections 6.1(b) and (c): (i) carry on the Company Business in the Ordinary Course; (ii) use its commercially reasonable efforts to preserve substantially intact each Company Entity’s current business organization; (iii) use its commercially reasonable efforts to keep available the services of such Company Entity’s current officers and key employees and preserve and maintain such Company Entity’s existing relations with such Company Entity’s customers, suppliers, creditors; and (iv) cooperate with the Parent in connection with the Parent’s renegotiation with the respective contract counterparties of the Company Entities.

(b) During the Pre-Closing Period, except (w) as otherwise expressly required or permitted hereby, (x) with the prior written consent of the Parent (which the Parent shall not unreasonably withhold, delay, or condition), (y) as required by applicable Law, or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not (and shall cause each of the Company Subsidiaries not to):

(i) enter into any new line of business material to it and its Subsidiaries taken as a whole;

(ii) make capital expenditures that are more than $25,000 individually or $100,000 in the aggregate;

(iii) amend, violate, or breach such Company Entity’s Organizational Documents;

(iv) declare, set aside, or pay any dividend or other distribution, whether payable in cash, stock, or any other property or right, with respect to such Company Entity’s capital stock; except that this Section 6.1(b)(iv) will not prohibit the Company from paying dividends to the Company Series B Preferred Stock Holders in accordance with the Charter;

(v) (1) adjust, split, combine, or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of, or encumber any shares of capital stock of any class, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements, or (2) redeem, purchase, or otherwise acquire directly or indirectly any of such Company Entity’s capital stock or any other securities or agreements of the type described in the immediately foregoing clause (1), except shares of Company Common Stock that are withheld to satisfy applicable tax withholding requirements; except that (x) the Company is permitted to combine the Company Capital Stock as necessary in order to satisfy Nasdaq continued listing requirements, (y) for the avoidance of doubt, the Company is permitted to issue shares of Company Common Stock to any Company Series B Preferred Stock Holder, Company Option Holder, or Warrant Holder (or any of the foregoing) in connection with the exercise, conversion, or cancellation, as the case might be, of such Holder’s Company B Series Preferred Stock, Company Option, or Warrant, respectively, and (z) this Section 6.1(b)(v) will not prohibit the Company from paying dividends in shares of Company Capital Stock to the Company Series B Preferred Stock Holders in accordance with the Charter;

(vi) (1) enter into, adopt, amend, renew, or terminate any Benefit Plan or any other benefit plan or arrangement of any Company Entity, (2) except as required by the terms of any Benefit Plan as in effect as of the Signing Date, and except with respect to non-executive officer employees, independent contractors, and consultants in the Ordinary Course, increase in any manner the compensation, bonus, or fringe or other benefits of, or pay any bonus of any kind or amount to, any current or former director, officer, employee, independent contractor, consultant or Affiliate; except that each Company Entity shall not make any equity or equity-based grants, (3) pay any benefit or amount not required under any Benefit Plan or any other benefit plan or arrangement of any Company Entity as in effect on the Signing Date, (4) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee, independent contractor, consultant or Affiliate, (5) except as required to comply with law or with any agreement or policy in existence as of the Signing Date in the Ordinary Course, (A) grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement or Benefit Plan (including the grant of any equity or equity-based awards), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, or arrangement or Benefit Plan, or (C) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan.

(vii) enter into any employment Contract (other than at-will employment arrangements), compensation Contract, or change of control Contract with any Person, including any Company Entity’s employees;

(viii) change in any material respect such Company Entity’s methods of accounting in effect at December 31, 2011, except in accordance with changes in GAAP as concurred with by such Company Entity’s independent auditors;

(ix) acquire an amount of assets material to the Company by merging or consolidating with, or by purchasing an equity interest in or all or a significant portion of the assets or business of, any Person, or by any other means, other than in the Ordinary Course;

(x) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets, except for (A) the sale of inventory or the leasing of equipment in the Ordinary Course and (B) sales to non-affiliated Persons in arms’-length transactions for not less than fair market value, not less than book value, and not in excess of $50,000 individually or $250,000 in the aggregate, other than sales of products and assets in the Ordinary Course;

(xi) mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien (other than Permitted Liens), any Company Assets;

(xii) pay, discharge, or satisfy any material Liabilities if such payment, discharge, or satisfaction would require any material payment, other than the payment, discharge, or satisfaction of liabilities or obligations in the Ordinary Course or in accordance with the terms of any Material Contract as in effect on the Signing Date, or compromise, settle, or grant any waiver or release relating to any Action;

(xiii) except pursuant to the terms of any Material Contract as in effect on the Signing Date insofar as such agreement is referenced in Section 4.21, engage in any transaction with, or enter into any Contract with, directly or indirectly, any Company Affiliate (except that, for the purpose of this clause (xiii) only, the term Company Affiliate excludes any employee of any Company Entity, other than directors and executive officers thereof and other than any employees who share the same household as any such directors and executive officers);

(xiv) except as required by Law, make, change, or revoke any material Tax election, change any annual Tax accounting period, adopt or change any Tax accounting method, file any Return in a manner that is materially inconsistent with past practice, amend any Return, enter into any closing or similar agreement, surrender any right to claim a refund, offset, or other reduction in Taxes, settle any claim made by any Governmental Entity relating to Taxes, consent to any extensions or waivers of the limitations period applicable to any claim for Taxes or Tax assessment, or enter into a Tax Sharing Agreement;

(xv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(xvi) incur or otherwise become liable with respect to any Indebtedness or enter into any Contracts that obligate any Company Entity to make cash expenditures in excess of $50,000 individually or $250,000 in the aggregate (except in connection with the purchase of products and equipment in the Ordinary Course);

(xvii) enter into any Contract that materially restrains, limits, or impedes any Company Entity’s ability (or that would materially restrain, limit, or impede the ability of the Parent or any Parent Subsidiary following the Effective Time) to compete with or conduct any business or line of business, including geographic limitations on any Company Entity’s activities (or the activities of the Parent or any Parent Subsidiary following the Effective Time);

(xviii) enter into any material Contract other than in the Ordinary Course, or modify or amend in any material respect, waive in any material respect, or assign any Company Entity’s rights or claims under, or terminate any material Contract to which any Company Entity is a party;

(xix) cause or permit, by any act or failure to act, any material Permit to expire or to be revoked, suspended, or modified, or knowingly take any action that causes, or that is reasonably likely to cause, any Governmental Entity to institute proceedings for the suspension, revocation, or adverse modification of any material Permit;

(xx) fail to maintain any material property in customary repair, order, and condition, consistent with current maintenance policies, ordinary wear and tear excepted;

(xxi) fail to maintain in full force and effect the existing insurance policies covering the Company Entities or their respective properties, assets, and businesses or replacement policies that are comparable in all material respects, or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term; or

(xxii) enter into any Contract to take any of the actions otherwise prohibited by this Section 6.1(b).

(c) The Company (and, where applicable, the Parent) shall comply, and the Company shall cause the Company Subsidiaries to comply, with the following:

(i) During the Pre-Closing Period, the Company shall operate the Company Business in accordance with an interim operating plan set forth in Exhibit C (the “Operating Plan”).

(ii) (1)           The Parent shall appoint and designate one of the Parent’s executive or managing employees as the liaison officer of Parent to oversee and assist in the management of the business of the Company during the Pre-Closing Period (the “Parent Liaison Officer”), with powers and authority as set forth herein.  The Parent hereby appoints and designates Carlo Botto as the initial Parent Liaison Officer.  The Parent is permitted to remove and replace the Parent Liaison Officer at its discretion, upon five days’ advance written notice to the Company Board (or a designated Company Board Committee).  The Parent will use its Reasonable Best Efforts to ensure that a Parent Liaison Officer is designated continuously during the Pre-Closing Period.

(2) If the Company Board in good faith determines that the Company Board has a material issue with the Parent Liaison Officer, then, after the Company has attempted to resolve such material issue in good faith with the Parent Liaison Officer, the Company Board may send written notice to the Parent’s Managing Director requesting to discuss the material issue related to the Parent Liaison Officer with the Parent’s Managing Director. If, after the Company has attempted to resolve such material issue as described in the immediately foregoing sentence, the Company Board provides such written notice to the Parent’s Managing Director and sends a copy of such notice contemporaneously to James Greer (which the Company Board is permitted to provide to James Greer via email at james.greer@me.com), then a representative of the Parent (other than the Parent Liaison Officer) will acknowledge the receipt of such written notice within a reasonable time frame and respond as the Parent determines, in its sole discretion, is appropriate. The Company acknowledges that, notwithstanding anything to the contrary herein: (A) neither the failure of such representative of the Parent to acknowledge such receipt nor the failure to so respond will entitle the Company to terminate this Agreement; and (B) neither the failure of such representative of the Parent to acknowledge such receipt nor the failure to so respond will entitle the Company to not consummate the Transactions.

(iii) The Parent Liaison Officer will be available at all reasonable times to communicate, confer and work directly with the Company’s Chief Executive Officer, and with other Company employees as appropriate and as directed by the Company’s Chief Executive Officer, and the Parent Liaison Officer will also communicate directly with and respond to communications and requests from the Company Board (or a designated Company Board Committee) with regard to the management and operations of the Company and the Transactions.  For avoidance of doubt, any action taken (or not taken) by the Company with the express authorization of the Parent Liaison Officer (which the Parent Liaison Officer may provide by email) will be deemed to be in compliance with this Section 6.1.

(iv) No later than 10 days after the end of each calendar month, the Company shall provide a monthly report, in such form and including such information as is mutually determined by the Parent Liaison Officer and the Company’s Chief Executive Officer, to demonstrate the Company’s compliance with the Operating Plan.

(v) Without limiting the Company’s obligations under Section 6.15, during the Pre-Closing Period, the Company shall use its Reasonable Best Efforts to timely comply with all applicable filing and other requirements of the SEC and Nasdaq.

(vi) During the Pre-Closing Period, the Company, with the cooperation and support of the Parent, will use its Reasonable Best Efforts to seek and raise sufficient equity capital or other financing (whether through offerings by the Company or by means of capital funding support provided to the Company by the Parent to the extent provided in the immediately following sentence, or any combination thereof) to meet the Company’s liquidity and working capital requirements, and, to the extent the Parent determines is necessary, to maintain the required minimum capitalization to retain the Company’s listing on Nasdaq, all on terms that the Parent determines are appropriate, in its reasonable discretion.  Provided that the Company is operating the Company Business in accordance with the Operating Plan and has performed and complied in all material respects with all of the Company’s obligations in this Agreement, including this ARTICLE 6, until the earlier of the (a) Effective Time and (b) the Outside Date, the Parent will provide or cause to be provided sufficient equity capital or other financing to the Company to permit the Company to satisfy (i) the Company’s obligations under this Section 6.1(c) (unless such compliance is waived by the Parent pursuant to this Section 6.1); and (ii) those obligations and liabilities incurred by the Company (A) after the Signing Date (to the extent permitted under Section 6.1(b) and this Section 6.1(c)); and (B) prior to the Signing Date but affirmed by the Parent pursuant to Section 6.1(b) or this Section 6.1(c).  For avoidance of doubt, any shares of Company Common Stock issued or issuable pursuant to this Section 6.1(c) will not affect or be included in the Base Company Shares.

(vii) The Company’s obligations under Section 6.1(a) and 6.1(b) are subject to this Section 6.1(c) (which will control to the extent that there is any conflict between Section 6.1(a) or 6.1(b) (or both) and this Section 6.1(c)).

(d) For avoidance of doubt, and notwithstanding the Company’s obligations under Section 6.1(a) and 6.1(b), the terms of the Operating Plan and the provisions of Section 6.1(c), the business and affairs of the Company shall remain under the direction of the Company Board (or a designated Company Board Committee).  Notwithstanding the provisions of Section 6.1(b), in the event that the Company Board (or a designated Company Board Committee) determines that it is necessary in order to exercise and comply with the Company Board’s fiduciary duties under applicable Law and preserve the continued viability of the Company, then the Company is permitted to issue and sell shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) without the consent of the Parent.  In the event that any shares of capital stock of the Company are issued or issuable in reliance on this Section 6.1(d), and without the approval of the Parent contemplated by Section 6.1(c), then the number of shares of Company Common Stock included in the Base Company Shares will be increased by the number of the additional shares of capital stock of the Company so issued or issuable (on a fully-diluted basis).

Section 6.2  Acquisition Proposals.

(a) Except as provided in this Section 6.2(a) and in Section 6.2(d), the Company shall not (and shall cause the Company Subsidiaries to not), and shall take such reasonable actions to cause (and shall cause the Company Subsidiaries to take such reasonable actions to cause) each Company Entity’s officers, directors, investment bankers, attorneys, accountants, financial advisors, agents, and other representatives (collectively, the “Representatives”) not to, (i) directly or indirectly initiate, solicit, knowingly encourage, or facilitate (including by way of furnishing non-public information) any inquiries with respect to, or the making or submission of, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate or engage in discussions or negotiations with, furnish any non-public information or data relating to any Company Entity or any Company Asset to, or provide access to the properties, books or records of any Company Entity to, any Person that has made an Acquisition Proposal or in contemplation of an Acquisition Proposal.  Notwithstanding the immediately foregoing sentence, at any time prior to obtaining the Company Required Vote, the Company and the Company’s Board are permitted to take any actions described in clause (ii) of this Section 6.2(a) with respect to a third party if (w) the Company has received a written Acquisition Proposal from such third party (and such Acquisition Proposal did not result from a breach of this Section 6.2(a), whether by any Company Entity or any Representative (as if all Company Entities and Representatives were bound by this Section 6.2(a))), (x) the Company gives the Parent the notice required by Section 6.2(e), (y) after receiving the advice of its financial advisors, the Company’s Board determines in good faith that such proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (z) the Company’s Board determines in good faith, after consultation with its outside legal counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; except that (1) the Company shall not deliver any non-public information to such third party without first entering into a confidentiality agreement with such third party on terms no less favorable to the Company than those contained in the Confidentiality Agreement (any such confidentiality agreement with such third party, an “Acceptable Confidentiality Agreement”) and (2) subject to applicable Law, the Company shall make available to the Parent any non-public information concerning any Company Entity that is made available to any other Person or group in connection with any actual or potential Acquisition Proposal that was not previously made available to the Parent, contemporaneously with the delivery of such information to (or as promptly as practicable after such information is delivered to) such Person. Nothing contained in this Section 6.2 will prohibit the Company or the Company’s Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law, including the Company Board’s fiduciary duties; except that compliance with such rules will not permit the Company to make an Adverse Recommendation Change other than in accordance with Section 6.2(d).

(b) Except as provided in Section 6.2(d) and in Section 6.2(g), each of the Company, the Company’s Board, and each Company Board Committee shall not (i) withdraw or withhold (or amend or modify in a manner adverse to any Buyer Entity), or publicly propose to withdraw or withhold (or amend or modify in a manner adverse to any Buyer Entity), the approval, recommendation, or declaration of advisability by the Company’s Board or any Company Board Committee of this Agreement, the Merger, or any Transactions, (ii) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal (any action described in the immediately foregoing clauses (i) or (ii), an “Adverse Recommendation Change”).

(c) Except as provided in Section 6.2(d), the Company shall not (and shall cause the Company Subsidiaries to not), and shall take reasonable actions to cause (and shall cause the Company Subsidiaries to take reasonable actions to cause) each Company Entity’s Representatives not to, execute or enter into any Contract (including any merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement), or any letter of intent, term sheet, memorandum of understanding, or agreement in principle, (i) relating to or that could reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of Section 6.2(a)), or (ii) requiring the Company to abandon, terminate, or fail to consummate the Merger or any of the Transactions.

(d) Notwithstanding the foregoing set forth in this Section 6.2, at any time prior to obtaining the Company Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 6.2 and Section 6.4(a), with respect to an Acquisition Proposal, the Company’s Board is permitted to make an Adverse Recommendation Change if (i) a written Acquisition Proposal (that did not result from a breach of Section 6.2(a), whether by any Company Entity or any Representative (as if all Company Entities and Representatives were bound by this Section 6.2(d))) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (ii) the Company’s Board determines in good faith after consultation with its legal and financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (iii) the Company’s Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such an Adverse Recommendation Change is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (iv) subject to compliance with applicable Law, the Company provides the Parent three Business Days’ prior written notice of the Company’s intention to make an Adverse Recommendation Change because of such Acquisition Proposal (such notice, a “Notice of Acquisition Proposal”), it being understood that a Notice of Acquisition Proposal does not in itself institute an Adverse Recommendation Change for purposes hereof, which notice must include the information with respect to such Acquisition Proposal that is specified in Section 6.2(e); except that, if there are any material revisions to the Acquisition Proposal (relative to the terms of the Acquisition Proposal as set forth in the Notice of Acquisition Proposal as provided to the Parent), then the Company must provide to the Parent a new Notice of Acquisition Proposal and, if the Company has not made an Adverse Recommendation Change, and subject to compliance with applicable Law, an additional three Business Days following the provision of such new Notice of Acquisition Proposal, and (v) at the end of the three-Business Day period described in the immediately foregoing clause (iv) (including any extension of such period required thereunder), the Company Board again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms hereof that the Parent proposes) that the Acquisition Proposal constitutes a Superior Proposal and that the failure to make such Adverse Recommendation Change is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. If the Parent proposes to the Company any adjustment or modification of the terms hereof in response to a Notice of Acquisition Proposal, and such proposed adjustment or modification, if implemented, would reverse the determination of the Company Board that the Acquisition Proposal constituted a Superior Proposal, then the Company and Parent shall negotiate in good faith with the Parent to implement such adjustment or modification to the terms hereof and, upon implementation of such adjustment or modification, the Company Board shall not make an Adverse Recommendation Change (or, if already made, will reinstate its recommendation in favor of the Merger and this Agreement, as so adjusted or modified).

(e) As promptly as practicable after receipt thereof (but in any event within 24 hours after the Company’s receipt thereof), the Company shall (i) advise Parent in writing of any request for non-public information or any Acquisition Proposal received from any Person, or any inquiry, discussions, or negotiations with respect to any Acquisition Proposal, and the material terms of such request, Acquisition Proposal, inquiry, discussions, or negotiations, and (ii) promptly provide to Parent a detailed, written summary of all of the material terms, provisions, and other information set forth in any materials (including any draft agreements) that the Company receives in connection with any Acquisition Proposal (or, at the Company’s election, a copy thereof) and the identity of the Person or group making any such request, Acquisition Proposal, or inquiry or with whom any discussions or negotiations are taking place. The Company shall keep the Parent reasonably informed of the status of any Acquisition Proposals (including disclosing to the Parent the identity of the parties, the price involved, and any material changes to any terms thereof and providing to the Parent detailed, written summaries of all of the material terms, provisions, or other information set forth in any amended or additional documents received from or provided to any Person with respect to such Acquisition Proposal).  The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and shall use its reasonable efforts to enforce any such agreement at the request of or on behalf of the Parent.

(f) Immediately after the execution and delivery hereof, the Company shall (and shall cause the Company Subsidiaries to) instruct the Representatives to cease and terminate any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company shall (i) take the necessary steps to promptly inform the Representatives involved in the Transactions of the obligations undertaken in Section 6.2(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (and certify such destruction in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

(g) Nothing in this Agreement will prohibit or restrict the Company’s Board from effecting an Adverse Recommendation Change not involving or relating to an Acquisition Proposal in response to a material adverse development or change in circumstances with respect to the Parent Business occurring or arising after the Signing Date, if (i) the Company’s Board determines in good faith after consultation with its outside legal counsel that not making such Adverse Recommendation Change is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law (ii) subject to compliance with applicable Law, the Company provides the Parent three Business Days’ prior written notice of the Company’s intention to make public an Adverse Recommendation Change because of such material development or change in circumstances (such notice, a “Notice of Material Development”); and that it is considering such a recommendation change and summarizing in reasonable detail the reasons therefor; and (iii) at the end of the three-Business Day period described in the immediately foregoing clause (ii), the Company Board again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms hereof that the Parent proposes in writing) that failure to make such an Adverse Recommendation Change is likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. If the Parent proposes to the Company any adjustment or modification of the terms hereof in response to a Notice of Material Development, and such proposed adjustment or modification, if implemented, would reverse the determination of the Company Board that it make an Adverse Recommendation Change, then the Company and Parent shall negotiate in good faith (during a period not exceeding three Business days, unless otherwise mutually agreed) with respect to such adjustment or modification to the terms hereof and, upon implementation of such adjustment or modification, the Company Board shall not make an Adverse Recommendation Change (or, if already made, will reinstate its recommendation in favor of the Merger and this Agreement, as so adjusted or modified).

Section 6.3  Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent (as the case might be, the “Permitting Party”) shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other Party (such other Party, the “Accessing Party”), including officers, employees, accountants, counsel, and other representatives of the Accessing Party, at the Accessing Party’s sole expense, reasonable access, during normal business hours during the Pre-Closing Period, to all of the Permitting Party’s properties (including owned or leased real property), Contracts, books, records, data, and personnel and, during the Pre-Closing Period, the Permitting Party shall, and shall cause Permitting Party’s Subsidiaries to, make available to the Accessing Party all information concerning the Permitting Party’s business, properties, and personnel as the Accessing Party might reasonably request.  Each Accessing Party shall not access and shall not review the foregoing information in a manner that interferes unreasonably with the operations of the Permitting Party or the Permitting Party’s Subsidiaries or that unreasonably interferes with the prompt discharge by the Permitting Party’s employees of their duties.  Representatives of the Accessing Party (including, in the case of Parent, the Parent Liaison Officer), when visiting the premises of the Permitting Party, will at all times conduct themselves in accordance with applicable local law and the reasonable policies and procedures of the Permitting Party.

(b) Each of the Company and the Parent (as the case might be, the “Indemnifying Party”) shall indemnify and hold harmless the other Party and the other Party’s Subsidiaries (such other Party and such other Party’s Subsidiaries, collectively, the “Indemnified Parties”) from any and all Claims and Liabilities, including costs and expenses for the injury to or death of any of the Indemnified Party’s representatives and any loss or destruction of any property (including Claims or Liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Indemnifying Party or the Indemnifying Party’s Subsidiaries, or their respective representatives, as applicable, during any visit to the business or property of the Indemnifying Party prior to the completion of the Merger (whether pursuant to Section 6.3(a) or otherwise), other than any such Claims and Liabilities arising out of or resulting from the negligence or willful misconduct of the representatives of the Indemnified Party or the Indemnified Party’s Subsidiaries.  Each Indemnified Party is hereby made a third-party beneficiary of the rights that would be afforded under this Section 6.3(b) to such Indemnified Party as if such Indemnified Party were an original signatory hereto for such purposes (and only for such purposes).

(c) During the Pre-Closing Period, the Company shall, and shall cause each Company Subsidiary to, at the request of the Parent or the Parent’s representatives, (i) request such Company Entity’s customers, suppliers, lenders, and other creditors to be available to meet with the Parent and the Parent’s representatives and (ii) cooperate with the Parent and the Parent’s representatives in connection with such meetings and use Reasonable Best Efforts to facilitate such meetings.

(d) A Party will not be required to provide access to or to disclose information (and will not be required to cause such Party’s Subsidiaries to provide access to or to disclose information) if such access or disclosure would violate or prejudice the rights of such Party’s customers, jeopardize any attorney-client privilege, or contravene any Law or any binding Contract entered into prior to the Signing Date. If such a circumstance arises, then the Company and the Parent shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(e) During the Pre-Closing Period, the Company shall grant the Parent Liaison Officer full access to the Company headquarters’ offices, and any other real property that any Company Entity leases as the Parent Liaison Officer reasonably requests, and all Company books, records, and personnel during normal business hours, and shall permit the Parent to host authorized Parent representatives at the Company headquarters’ offices, including engineers, advisors and consultants, and lenders and financing sources, at the Parent’s sole risk and expense (subject to Section 6.3(b)) and without unreasonably disrupting Company operations, in order to investigate and assess the management of any Company Entity, as Parent reasonably deems necessary or appropriate (a “Parent Investigation”). The Company shall (and shall cause each Company Subsidiary to) cooperate with the Parent in conducting any such Parent Investigation and, (ii) allow Parent full access to the Company Entities’ respective businesses, the Company Real Property, and the Company Assets.

(f) The information obtained by any Party or such Party’s representatives pursuant to this Section 6.3 is subject to the Confidentiality Agreement, and, notwithstanding anything to the contrary in this Section 6.3, the extent to which any such representative is entitled to Confidential Information is governed by the Confidentiality Agreement.

(g) Notwithstanding anything in this Section 6.3 to the contrary, (i) no Party is obligated under Section 6.3 to disclose to any other Party or such other Party’s representatives, or grant such other Party or such other Party’s representatives access to, information that is within the possession or control of such first Party or such first Party’s Subsidiaries but that is not permitted to be disclosed to such other Party or such other Party’s representative pursuant to a binding confidentiality agreement with a third party without first obtaining the consent of such third party, and such other Party, to the extent requested by such first Party, shall use such other Party’s Reasonable Best Efforts to obtain any such consent.

(h) No investigation by any Party or such Party’s representatives will (or will be deemed to) modify or constitute a waiver of any of the terms hereof (including any representation, warranty, obligation, acknowledgment, or condition hereunder).

Section 6.4  Further Action; Reasonable Best Efforts.

(a) Subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the Transactions, including using Reasonable Best Efforts to satisfy the conditions set forth in ARTICLE 7, to obtain, give, or make all necessary Consents, and to effect all necessary registrations and filings.  Subject to the terms hereof, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties reasonably request in connection with the foregoing, and shall provide the other Parties with copies of all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity, in each case that are filed or supplied in connection herewith.

(b) Subject to the terms hereof, each Party shall (i) take all actions necessary to ensure that no state takeover Law or similar Law is or becomes applicable to the Transactions and (ii) if any state takeover Law or similar Law becomes applicable to the Transactions, take all action necessary to ensure that the Transactions can be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on the Transactions.

(c) Subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to prevent the entry of, and to cause to be discharged, vacated, or terminated, any order, decree, ruling, or injunction precluding, restraining, enjoining, delaying, or prohibiting consummation of the Merger.  If any Governmental Entity issues any such order, decree, ruling, or injunction, or takes any other action that would have the effect of precluding, restraining, enjoining, delaying, or otherwise prohibiting the consummation of the Transactions, then, subject to the terms hereof, each Party shall use such Party’s Reasonable Best Efforts to have such order, decree, ruling, or injunction or other action declared ineffective as soon as practicable.

(d) Each Party shall (i) give each other Party reasonable advance notice of all meetings with any Governmental Entity relating to the Merger, (ii) give each other Party (or such other Party’s outside counsel) an opportunity to participate in each of such meetings, (iii) provide each other Party with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, and proposals) to or with a Governmental Entity relating to the Merger, and (iv) promptly provide each other Party with copies of all written communications to or from any Governmental Entity relating to the Merger.

(e) Notwithstanding the foregoing provisions of this Section 6.4, no Buyer Entity is hereby required to divest or hold separate or in trust (or submit to the imposition of any other conditions or restriction with respect to) any assets or operations of such Buyer Entity or any of such Buyer Entity’s Affiliates or of any Company Entity.

Section 6.5  Proxy Statement; Form F-4; Stockholders’ Meeting.

(a) As promptly as practicable after the execution and delivery hereof, the Parties shall cooperate in preparing and filing with the SEC, in connection with the Merger, a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”), the F-4 (in which the Proxy Statement will be included as a prospectus), and, if necessary, any other statement or schedule relating to this Agreement or the Transactions (each of the Proxy Statement, the F-4, and each such other statement or schedule, an “SEC Transaction Document”).  Each Party shall use such Party’s Reasonable Best Efforts to furnish the information required to be included by the SEC in any SEC Transaction Document.  Each Party shall give the other Parties and their respective counsel a reasonable opportunity to review and comment on the SEC Transaction Documents, including all amendments and supplements thereto, prior to such SEC Transaction Documents being filed with the SEC or disseminated to Company Capital Stock Holders, and shall also give the other Parties and such counsel a reasonable opportunity to review and comment on all responses to requests for additional information and comments received from the SEC prior to revisions to such SEC Transaction Documents being filed with, or sent to, the SEC.  Each Party shall use such Party’s Reasonable Best Efforts to cause the F-4 to be declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall as promptly as practicable after the F-4 is declared effective mail the Proxy Statement to the Company Capital Stock Holders.

(b) If at any time prior to the Effective Time, any Party discovers any event or circumstance relating to any Party or any of such Party’s Affiliates, or any of such Party’s or such Affiliate’s officers or directors, that should be set forth in an amendment to the F-4 or a supplement to the Proxy Statement or other SEC Transaction Document, such Party shall promptly inform the other Parties thereof in writing, and the Parties shall cooperate in preparing and filing such amendment or supplement with the SEC, shall use their respective Reasonable Best Efforts to cause such amendment or supplement to become effective (if applicable) as promptly as possible, and, if necessary, shall mail such amendment or supplement to the Company Capital Stock Holders.  Each Party shall ensure that all documents that such Party is responsible for filing with the SEC in connection with the Transactions complies as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act.

(c) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws, the rules and regulations of Nasdaq, and applicable Law, promptly and duly call, give notice of, convene, and hold, as soon as practicable following the date upon which the F-4 becomes effective (and in no event later than 45 days after such date), a meeting of the Company Capital Stock Holders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any reconvened meeting held following any postponement or adjournment thereof, the “Stockholder Meeting”), and shall, except as otherwise provided in Section 6.2(c), (d), or (g), (i) recommend adoption hereof (the “Company Board Recommendation”) and include in the Proxy Statement such recommendation and (ii) use the Company’s Reasonable Best Efforts to solicit and obtain such adoption and approval.  Notwithstanding any Adverse Recommendation Change or the commencement, public proposal, public disclosure, or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, the Company, acting through the Company Board, shall submit this Agreement to the Company Capital Stock Holders at the Stockholder Meeting for the purpose of adopting this Agreement, with such disclosures as are required to be made by applicable Law; except that (x) any such statement or disclosure made that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or disclosure (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act will not be deemed to constitute an Adverse Recommendation Change), and (y) the Company shall not present for approval or adoption any Acquisition Proposal to the Company Capital Stock Holders at the Stockholder Meeting. Following any such Adverse Recommendation Change, the Company is permitted to submit this Agreement to the Company Capital Stock Holders without a recommendation or with a negative recommendation, in which event the Company Board is permitted to communicate the basis for its lack of a recommendation or negative recommendation to the Company Capital Stock Holders in the Proxy Statement or an appropriate amendment or supplement thereto.

(d) As promptly as practicable after the execution and delivery hereof, the Company shall provide to the Parent (in such reasonable form requested by the Parent), all information regarding the Company Entities and Company securities that is required by the Corporations Act, the ASX Listing Rules, and all regulatory guides of the Australian Securities and Investments Commission application to the Transactions, including all information that is required by the Parent to prepare the Parent Shareholder Meeting Notice of Meeting.

(e) The Company shall ensure, that none of the information that the Company supplies that is ultimately included or incorporated by reference in (a) the F-4 (at the time the F-4 becomes effective under the Securities Act), (b) the Proxy Statement (on the date mailed to the stockholders of the Company, at the time of the Stockholder Meeting, and at the Effective Time), or (c) any other document filed with any other Governmental Entity in connection herewith (at the time of such filing), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall ensure that the Proxy Statement and the F-4 comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, except that the Company will have no liability with respect to statements made in the F-4 or in the Proxy Statement to the extent that such statements are based on information supplied by any Buyer Entity for inclusion in the Proxy Statement or the F-4, respectively.  The Company shall ensure that none of the information that the Company supplies that is ultimately included or incorporated by reference in any Parent Shareholder Meeting Notice of Meeting or in any document lodged with the ASX or filed with any Governmental Entity will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) The Parent shall ensure that none of the information that the Parent supplies that is ultimately included or incorporated by reference in (a) the F-4 (at the time the F-4 becomes effective under the Securities Act), (b) the Proxy Statement (at the date mailed to the stockholders of the Company, at the time of the Stockholder Meeting, and at the Effective Time), or (c) any other document filed with any other Governmental Entity in connection herewith (at the time of such filing), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Parent shall ensure that the Proxy Statement and the F-4 comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, except that the Parent will have no liability with respect to statements made in the F-4 or in the Proxy Statement to the extent that such statements are based on information supplied to the Parent or Merger Sub by the Company for inclusion in the Proxy Statement or the F-4, respectively.  The Parent shall ensure that the Parent Shareholder Notice of Meeting and documents to be lodged with the ASX will comply as to form in all material respects with the provisions of the Corporations Act, except that no Buyer Entity will have any liability with respect to statements made in the Parent Shareholder Notice of Meeting or documents to be lodged with the ASX to the extent that such statements are based on information supplied to any Buyer Entity by the Company for inclusion in the Parent Shareholder Notice of Meeting or such documents.

Section 6.6  Notification of Certain Matters.

(a) Each Party shall promptly notify each other Party if at any time (a) any representation or warranty made by such Party hereunder would be untrue or inaccurate in any material respect if made at such time (without regard as to whether such representation or warranty expressly relates to the Signing Date) or (b) such Party fails to comply with or satisfy in any material respect any obligation to be complied with or satisfied by such Party hereunder. No such notification will (or will be deemed to) modify or result in the waiver of any representation, warranty, obligation, acknowledgment, or condition hereunder.

(b) Each Party shall promptly notify each other Party of any event or circumstance that such Party becomes aware of that is reasonably likely, individually or taken together with all other events and circumstances known to such Party, to result in a Company Material Adverse Change or a Parent Material Adverse Change.

Section 6.7  Directors’ and Officers’ Insurance and Indemnification

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(a) After the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, subject to applicable Law, comply with the Company’s obligations under the Company’s certificate of incorporation and bylaws and the indemnification agreements between the Company, on the one hand, and the Company’s directors and officers as of or immediately prior to the Effective Time, on the other hand (such directors and officers, collectively, the “Covered Parties”), in each case as in effect immediately prior to the Effective Time and disclosed in Section 6.7 of the Company Disclosure Letter.

(b) Prior to the Closing, the Company shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors’ and officers’ liability insurance covering, for a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the directors and officers of each Company Entity who are currently covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the Signing Date; except that the aggregate of all premiums for such insurance is not required to exceed $200,000, in the aggregate, for such insurance on the Signing Date. If the aggregate of all premiums for such insurance exceeds such maximum amount, then the Surviving Corporation shall purchase as much coverage per policy year as is reasonably available for such maximum amount.

Section 6.8  Publicity.

(a) On the Signing Date (or, if this Agreement is executed and delivered by all Parties after the close of business in the United States on the Signing Date, then prior to the opening of Nasdaq on the next day), the Parent and the Company shall issue a joint press release with respect to the execution hereof and the Transactions.

(b) Except as required by applicable Law, prior to the Effective Time, the Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions. Prior to the Effective Time, each Party shall not issue any press release or other public statement concerning the Transactions without first providing the other Parties with a written copy of the text of such release or statement and obtaining the consent of the other Parties to such release or statement (which consent the other Parties shall not unreasonably withhold, delay, or condition).  The consent provided for in this Section 6.8 will not be required if the delay would preclude the timely issuance of a press release or public statement required by Law or applicable regulations. The provisions of this Section 6.8 will not be construed as limiting the Parties from communications consistent with the purposes hereof, including seeking the regulatory and stockholder approvals contemplated hereby.

Section 6.9  Stock Exchange Listing.

Promptly (after the initial filing of the F-4), the Parent shall apply for listing on Nasdaq, for all Parent Common Shares, including the Parent Common Shares to be issued in the Merger, and shall use its Reasonable Best Efforts to obtain such listing prior to the Effective Time.  The Parent shall use its Reasonable Best Efforts to keep the Company reasonably informed with respect to all material developments concerning the listing on Nasdaq.

Section 6.10  Employee Benefits.

(a) Following the Effective Time, Parent shall honor, fulfill and discharge and shall cause the Surviving Corporation to honor, fulfill and discharge in accordance with their terms all Benefit Plans (as in effect as of the Effective Time and that do not terminate as a consequence of the consummation of the Transaction); provided, however, that nothing herein shall prevent Parent or Surviving Corporation from amending or terminating any Benefit Plans in accordance with the terms of such plans.

(b) Nothing contained in this Section 6.10 or any other provision of this Agreement shall (i) be construed to create any third-party beneficiary rights in any current, future or former employee (including dependents thereof) of the Parent, Surviving Corporation, any Company Entity, or its ERISA Affiliate, or any person other than the parties to this Agreement or any right to employment or continued employment for any specified period, or to a particular term or condition of employment with Parent, the Surviving Corporation, any Company Entity or its ERISA Affiliate, (ii) require Parent, the Surviving Corporation, any Company Entity or its ERISA Affiliate to continue any specific Benefit Plans, (iii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (iv) limit the ability of any Company Entity or its ERISA Affiliate, or following the Closing, Parent, the Surviving Corporation or any of their respective Subsidiaries, to amend, modify or terminate any Benefit Plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 6.11  Tax Matters.

The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time.  Each of Merger Sub and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the Merger.

Section 6.12  Company Warrants.

(a) At the request of the Parent, the Company shall cooperate with the Parent to enter into a Warrant Contract with any one or more Warrant Holders (other than a Signing Date Consenting Stockholder), as designated by the Parent, with respect to one or more Warrants held by such Warrant Holder.

(b) Prior to the Closing, the Company shall perform the Company’s obligations under each Warrant and each Warrant SPA, except in each case (i) to the extent the Company is required to take or refrain from taking action pursuant to Section 6.1 (except to the extent that the Parent waives such compliance with Section 6.1) or (ii) to the extent that the terms of any such Warrant or any such Warrant SPA have been waived (or deemed waived) pursuant to a Waiver Agreement or otherwise by the Persons to which any such obligation is owed. The Company shall give the Parent notice reasonably in advance of any action that the Company is required to take or refrain from taking under one or more Warrants or one or more Warrant SPAs, but that, pursuant to Section 6.1, the Company is prohibited from taking or refraining from taking (it being understood that the Parent will not be obligated to waive any of the Company’s obligations under Section 6.1).

Section 6.13  Company Options.

At the request of the Parent, the Company shall cooperate with the Parent to enter into a Company Option Contract with any one or more Company Option Holders (other than a Signing Date Consenting Stockholder), as designated by the Parent, with respect to one or more Company Options held by such Company Option Holder.  The Parties shall use their respective reasonable efforts to ensure that the conversion of any Company Options that are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in this Section 6.13(a) be affected in a manner consistent with Section 424(a) of the Code. At the request of the Parent, the Company shall cooperate with the Parent to take all corporate action necessary to effectuate this Section 6.13 and the terms of any such Company Option Contract.

Section 6.14  Confidentiality.

The Parties acknowledge that terms of the Confidentiality Agreement remain in force and are not hereby amended or terminated.

Section 6.15  Notices From Nasdaq.

The Company shall promptly notify the Parent upon the Company’s receipt of any written or oral communication from Nasdaq regarding the Company’s listing status with Nasdaq. The Company shall timely respond to all requests for additional information from Nasdaq. The Company shall request all extensions, dispensations, waivers, or approvals from Nasdaq necessary in order to continue the listing of the Company Common Stock on Nasdaq. The Company shall provide a copy of all written correspondence between the Company and Nasdaq. If available, the Company shall appeal any de-listing notification or procedure initiated by Nasdaq against the Company. The Company shall confer with the Parent regarding any appeal process and delisting hearing with Nasdaq and, before the Company provides any written responses, appeals, compliance plans, or similar correspondence to Nasdaq, the Company shall first afford the Parent reasonable opportunity to review and comment upon such written responses, appeals, compliance plans, or similar correspondence. Before the Company attends any in-person meeting with Nasdaq, the Company shall afford the Parent the right to have an observer attend such meeting.

ARTICLE 7

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation To Effect the Merger.

The obligation of each Party to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by all of the Parties) of the following conditions:

(a) this Agreement and the Transactions have been duly and validly approved and adopted by the Company Required Vote;

(b) no Governmental Entity has issued, enacted, enforced, entered, or promulgated (or deemed applicable to the Transactions) any Law that remains in effect at the time this condition is invoked, and no Governmental Entity of competent jurisdiction has taken any action that remains in effect at the time this condition is invoked, in each case that temporarily, preliminarily, or permanently restrains, precludes, enjoins, prevents, or otherwise prohibits the consummation of the Transactions, imposes any material restrictions on the Parties with respect to consummation of the Transactions, or makes the Transactions illegal (the occurrence of any of the foregoing, a “Transaction Restricting Event”); except that, prior to invoking this condition, the invoking Party must have first complied with such Party’s obligations under Section 6.4, including using such Party’s Reasonable Best Efforts to have any such Law or action vacated, lifted, or otherwise rendered ineffective;

(c) the SEC has declared the F-4 effective under the Securities Act, the F-4 is effective immediately prior to the filing of the Certificate of Merger, no stop order suspending such effectiveness has been issued or is in effect, and no proceeding for such purpose is pending before or Threatened by the SEC, and any and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Shares to be issued in connection with the consummation of the Transactions have been received; and

(d) (i) the Parent Common Share Issue Resolution and the Parent Delisting Resolution have been passed by a duly constituted meeting of the Parent Common Share Holders in accordance with the ASX Listing Rules and the Corporations Act, and this Agreement and the Transactions have been approved by the affirmative vote of the requisite holders of the outstanding shares of Parent Common Shares at the Parent Shareholder Meeting, and (ii) ASX has approved the removal of Parent from the official list of ASX in accordance with ASX Listing Rule 17.11 (either unconditionally or on such terms which are acceptable to Parent in its discretion).

Section 7.2  Conditions to the Obligation of the Company to Effect the Merger.

The obligation of the Company to consummate the Transactions is subject to the satisfaction (or waiver in writing by the Company in its sole discretion) of the following conditions:

(a) (i) each representation and warranty that is qualified by materiality or by Parent Material Adverse Change is true and correct as written as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), and (ii) each representation and warranty set forth in ARTICLE 5 that is not qualified by materiality or by Parent Material Adverse Change is true and correct in all material respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date);

(b) each Buyer Entity has performed and complied in all material respects with all of such Buyer Entity’s obligations hereunder required hereby to be performed or complied with by such Buyer Entity at or prior to the Closing; and

(c) the Company has received a certificate signed on behalf of the Parent by the Parent’s Chief Executive Officer and Chief Financial Officer to the effect that the conditions in Sections 7.2(a) and (b) have been satisfied.

Section 7.3  Conditions to Obligations of the Buyer Entities to Effect the Merger.

The obligations of the Buyer Entities to consummate the Transactions is subject to the satisfaction (or waiver in writing by the Buyer Entities in their sole discretion) of the following conditions:

(a) (i) each representation and warranty of the Company set forth in Sections 4.1, 4.2, and 4.3 (such representations and warranties, collectively the “Core Representations”) is true and correct in all respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), (ii) each representation and warranty set forth in ARTICLE 4 other than the Core Representations that is qualified by materiality or by Company Material Adverse Change is true and correct as written as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date), and (iii) each representation and warranty set forth in ARTICLE 4 other than the Core Representations that is not qualified by materiality or by Company Material Adverse Change is true and correct in all material respects as of the Signing Date and as of the Closing Date as if made as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case the truth and correctness of such representation or warranty will be measured on and as of such earlier date);

(b) the Company has performed and complied in all material respects with all of the Company’s obligations hereunder required hereby to be performed or complied with by the Company at or prior to the Closing;

(c) the Parent has received a certificate signed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the conditions in Sections 7.3(a) and (b) above have been satisfied;

(d) either: (i) the Company Common Stock continues to be listed on Nasdaq up until the Effective Time, at which time the Company Common Stock will no longer be listed on Nasdaq; or (ii) if the Company Common Stock is not listed on Nasdaq immediately prior to the Effective Time, then, immediately prior to the Effective Time, the Company Common Stock is quoted on the Over-the-Counter Bulletin Board and there is no Action known to any Party to be pending or Threatened in writing against the Company by Nasdaq or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the Company Common Stock on the Over-the-Counter Bulletin Board; and

(e) the Waiver Agreements are each in full force and effect and there is no breach or default thereunder by the Company.

ARTICLE 8

TERMINATION

Section 8.1  Termination.

Notwithstanding anything herein to the contrary, this Agreement can be terminated and the Merger can be abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Required Vote (except as expressly provided otherwise below):

(a) by the mutual written consent of the Parent and the Company;

(b) by the Company or the Parent upon written notice to the other, if:

(i) the Merger has not been consummated on or before October 31, 2012 (the “Outside Date”); except that: (A) if (x) the Merger has not been consummated by the Outside Date by reason of the non-satisfaction of the conditions set forth in Section 7.1(d) and (y) all other conditions set forth in ARTICLE 7 have been satisfied (other than those conditions that, by their nature, can be satisfied only upon the occurrence of the Closing) or, to the extent not prohibited by applicable Law, waived, then the Outside Date will be December 31, 2012; (B) the Company is not entitled to terminate this Agreement pursuant to this clause (i) if the Company’s material breach of one or more of the Company’s obligations hereunder or the material inaccuracy of one or more of the Company’s representations or warranties hereunder is the cause of or results in the failure of the Merger to occur on or before the Outside Date; and (C) the Parent is not entitled to terminate this Agreement pursuant to this clause (i) if the Parent’s material breach of one or more of its obligations hereunder is the cause of or results in the failure of the Merger to occur on or before the Outside Date;

(ii) any Transaction Restricting Event occurs and is in effect at the time of termination hereof, but only if the terminating Party first complies with such Party’s obligations under Section 6.4, including using such Party’s Reasonable Best Efforts to have any Law or action that has resulted in such Transaction Restricting Event vacated, lifted, or otherwise rendered ineffective;

(iii) the stockholders of the Company fail to approve and adopt this Agreement and the Transactions by the Company Required Vote at the Stockholder Meeting.

(iv) (A) any representation or warranty of the non-terminating Party is inaccurate as of the Signing Date, but only if the condition set forth in Section 7.2(a) (with respect to inaccuracies in any of the Buyer Entity’s representations or warranties) or Section 7.3(a) (with respect to inaccuracies in any of the Company’s representations or warranties) would not be satisfied were such inaccuracy to continue to be in existence as of the Closing, and (B) with respect to any representation or warranty of the non-terminating Party that is accurate as of the Signing Date, such representation or warranty later becomes (as if made as of a date of determination) inaccurate, but only if the condition set forth in Section 7.2(a) (with respect to inaccuracies in any of the Buyer Entity’s representations or warranties) or Section 7.3(a) (with respect to inaccuracies in any of the Company’s representations or warranties) would not be satisfied were such inaccuracy to continue to be in existence as of the Closing, and such representation or warranty (I) is incapable of being made to be accurate, (II) by its nature or timing cannot reasonably be made to be accurate by the Outside Date, or (III) if such representation or warranty can be made accurate, is not made accurate within 10 Business Days after the terminating Party provides written notice to the non-terminating Party of such inaccuracy; except that neither the Company nor the Parent will be entitled to terminate this Agreement pursuant to this Section 8.1(b)(iv) if the Company (if the Company is the Party seeking termination) or any Buyer Entity (if the Parent is the Party seeking termination) is then in material breach of such terminating Party’s obligations hereunder or if any representation or warranty of such terminating Party hereunder is materially inaccurate;

(v) (A) if a Party breaches any of such Party’s obligations hereunder such that, at such time, the condition set forth in Section 7.2(b) (with respect to breaches of the Parent’s obligations) or Section 7.3(b) (with respect to breaches of the Company’s obligations) would not be satisfied were such breach to continue to be in existence as of the Closing and (B) either (I) such breach is not cured within ten Business Days after the breaching Party receives written notice thereof from the terminating Party or (II) such breach, by its nature, cannot be cured before the Outside Date; except that:

(1) clause (B) of this Section 8.1(b)(v) will not apply with respect to any breach by the Company of any of the Company’s obligations under Section 6.1(b)(iii) or 6.12(b) that entitles (whether with or without notice, the passage of time, or both) any Person that is a Company Series B Preferred Stock Holder (whether in such Person’s capacity as such a Holder or in such Person’s capacity as a Warrant Holder) to a right (including the right to require the Company to redeem shares of Company Series B Preferred Stock) that results in, or is reasonably likely to result in, a Liability of the Company (including any cash payment by the Company) in an amount exceeding $100,000 (in the aggregate when considered with other such breaches of Section 6.1(b)(iii) or 6.12(b)), except to the extent that (x) such right has been waived (but only for so long as such right has been waived) or (y) such breach has been cured such that no such Person has such right (it being understood that nothing in this clause (1) will constitute a waiver of any rights of any Company Series B Preferred Stock Holder (except to the extent that any such rights have been waived under the Waiver Agreement to which such Company Series B Preferred Stock Holder is a party)); and

(2) neither the Company nor the Parent will be entitled to terminate this Agreement pursuant to this Section 8.1(b)(v) if the Company (if the Company is the Party seeking termination) or any Buyer Entity (if the Parent is the Party seeking termination) is then in material breach of such terminating Party’s obligations hereunder or if any representation or warranty of such terminating Party hereunder is materially inaccurate;

(c) by Parent, upon written notice to the Company if:

(i) prior to obtaining the Company Required Vote, (A) an Adverse Recommendation Change occurs or (B) the Company Board fails to publicly reaffirm the Company Board Recommendation within four Business Days after the Company receives a written request therefor from the Parent at any time after an Acquisition Proposal has been made publicly and not publicly rejected by the Company Board;

(ii) the Company breaches any of the Company’s obligations under Section 6.2;

(iii) the Company Board makes an Adverse Recommendation Change in accordance with Section 6.2 because of a Superior Proposal;

(iv) any Company Entity: (A) makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver, or trustee for its or a substantial part of such Company Entity’s assets; (B) voluntarily commences any proceeding under any Debtor Relief Laws; (C) has any petition filed, or any proceeding commenced against it, in which an adjudication is made or order for relief is entered or that remains undismissed for a period of 30 days; (D) has a receiver, custodian, or trustee appointed for all or a substantial part of such Company Entity’s property; or (E) takes any action effectuating, approving, or consenting to any of the events described in the immediately foregoing clauses (A) through (D); except that the Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(iv) if the Parent is then in material breach of its obligations hereunder; or

(v) any Waiver Agreement is not in full force and effect or there is an uncured breach or default by the Company under any Waiver Agreement.

Section 8.2  Effect of Termination.

If this Agreement is terminated pursuant to and in accordance with this ARTICLE 8, then this Agreement will immediately become void, with no liability or obligation on the part of the Parties or their respective employees, officers, directors, shareholders, representatives, advisors, agents or Affiliates, except as set forth in this Section 8.2 and Section 8.3; except that (a) Sections 6.3(b), 6.3(f), 6.14 and 8.3, this Section 8.2, ARTICLE 9, Exhibit A (as applicable for interpretation and administration of the foregoing surviving provisions), and the Confidentiality Agreement will not be terminated thereby and (b) such termination will not operate to relieve any Party from liability with respect to such Party’s willful violation of any provision hereof prior to such termination.

Section 8.3 Remedies.

(a) The Company shall pay to the Parent, in accordance with Section 8.3(c), a fee of $350,000 if the Parent terminates this Agreement pursuant to Section 8.1(b)(iv), 8.1(b)(v), 8.1(c)(ii), 8.1(c)(iv), or 8.1(c)(v).

(b) If the Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii) or if the Parent terminates this Agreement pursuant to Section 8.1(c)(i) or 8.1(c)(iii), then the Company shall pay to the Parent, in accordance with Section 8.3(d), a fee equal to the greater of (i) $500,000 and (ii) the amount of expenses that the Parent has incurred in connection with the Transactions, including legal and financial advisor fees.

(c) The Company shall pay any amount due under Section 8.3(a) or Section 8.3(b) to Parent by wire transfer of same-day funds promptly after the termination hereof.

Section 8.4  Procedure for Termination.

In order for the Company or the Parent, as the case might be, to terminate this Agreement pursuant to Section 8.1, the terminating Party must provide written Notice of such termination to the non-terminating Party specifying the provision or provisions hereof pursuant to which such termination is effected, and such termination will be effective (subject to the other provisions of this ARTICLE 8) at the time when such terminating Party has provided such Notice to the non-terminating Party.

ARTICLE 9

MISCELLANEOUS

Section 9.1  Definitions.

Capitalized terms used and not otherwise defined herein have the respective meanings given to them in Exhibit A.

Section 9.2  Notices.

To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval, or other communication (any of the foregoing, a “Notice”) that is given pursuant hereto:

(a) must be in writing and will be deemed given only as follows: (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered to the recipient Party by a private, internationally recognized, overnight courier, as established by the sender by evidence obtained from the courier; (iii) if sent by facsimile to the recipient Party, then upon confirmation of transmission thereof and (1) if such transmission is received during normal business hours of the recipient, then on the date of such transmission as indicated in such confirmation, and (2) if such transmission is not received during normal business hours of the recipient, then on the next Business Day after the date of such transmission as indicated in such confirmation; (iv) if a Notice is delivered in portable document format (.pdf) as an attachment to an email addressed to a recipient Party, then at the time at which the confirmation of receipt is generated by the recipient Party opening the email message (and creating a record of receipt of the transmission) or receipt of such email message is otherwise acknowledged by the recipient Party; and

(b) must be addressed (depending upon the method of notice) as follows:

If to the Company, then to:

Westinghouse Solar, Inc.
1475 South Bascom Avenue, Suite 101
Campbell, CA 95008
Attention: Margaret Randazzo
Facsimile: (408) 371-5105
Email: mrandazzo@westinghousesolar.com

with a required copy (the delivery of which will not constitute notice to the Company) to:

DLA Piper LLP
2000 University Avenue
East Palo Alto, CA 94303
Attention: Brad Rock, Esq.
Facsimile: (650) 687-1191
Email: brad.rock@dlapiper.com

If to any Buyer Entity, then to:

CBD Energy Limited
Suite 2, Level 2
53 Cross Street Double Bay
Sydney NSW 2028
Attention: Gerry McGowan
Facsimile: +61-2-9363-9955
Email: gerrymcgowan@me.com

with a required copy (the delivery of which will not constitute notice to such Buyer Entity) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Yvan-Claude Pierre, Esq.
Facsimile: (212) 521-5450
Email: ypierre@reedsmith.com

Notwithstanding the foregoing contact information set forth in this Section 9.2, a Party is permitted to validly deliver a Notice pursuant hereto to such other address or to the attention of such other or additional Person or Persons as the recipient Party has specified by prior Notice (in accordance with this Section 9.2) to the sending Party (or, in the case of counsel, to such other readily, ascertainable business address as such counsel might hereafter maintain).  If more than one method for sending Notice as set forth above is used, then the earliest notice date established as set forth in this Section 9.2 will control for purposes of determining when such Notice is deemed to have been given.

Section 9.3  Amendments; Waivers.

(a) This Agreement can be amended if, and only if, such amendment is in writing and is signed by each Party; except that, after the Company Required Vote is obtained, this Agreement cannot be amended without the further requisite approval of the Company’s stockholders if such amendment (i) would require a stockholder vote under applicable Law or under the Company’s listing agreement with Nasdaq or (ii) alters or changes (1) the Merger Consideration, or (2) any terms of the Transactions in a manner that materially and adversely affects, or would reasonably be expected to materially and adversely affect, the Company’s stockholders.

(b) No waiver by any Party of such Party’s rights, powers, or privileges hereunder, will be binding against any other Party.  No such waiver by a Party, and no failure or delay by any Party in exercising any of such Party’s rights, powers, or privileges hereunder, will be enforceable against such Party unless such waiver was given in a written instrument signed by such Party. The waiver by any Party of any of such Party’s rights, powers, or privileges hereunder arising because of any claimed breach, default, or misrepresentation under or with respect to a provision hereof, whether intentional or not, will not thereby extend (and will not be deemed to thereby extend) to any prior separate or subsequent breach, default, or misrepresentation, respectively, by such Party or by another Party and will not affect in any way any rights, powers, or privileges arising by virtue of any such separate prior or subsequent occurrence. No single or partial exercise of a Party’s rights, powers, or privileges under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or otherwise.

Section 9.4  Remedies Cumulative.

Except as provided in ARTICLE 8, all rights and remedies hereunder are cumulative and in addition to, and not in lieu of, any other remedies available to any Party at law, in equity, or otherwise.

Section 9.5  Expenses.

Except as otherwise expressly provided herein, the Company, on the one hand, and the Buyer Entities, on the other hand, shall bear their respective costs and expenses in connection with the negotiation, preparation, execution, and delivery hereof and of the Ancillary Documents, and in connection with the performance of such Party’s obligations hereunder, under the Ancillary Documents, and in connection with the Transactions, including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties, whether or not the Transactions are consummated. Each Party’s respective rights and obligations under this Section 9.5 are subject to any rights or obligations of such Party arising from an Order in respect of a Breach hereof by any Party.

Section 9.6  Assignment.

Each Party shall not, and shall not purport to, assign any of such Party’s rights hereunder or delegate any of such Party’s obligations hereunder (and shall not enter into any Contract that requires any such assignment or delegation) without the prior written consent of each other Party, and any such purported assignment or delegation without obtaining such written consent will be void ab initio; except that, prior to the Closing and without obtaining the consent of the Company, each Buyer Entity is permitted to assign any of such Buyers Entity’s rights hereunder or delegate any of such Buyers Entity’s obligations hereunder to one or more of the Parent’s direct or indirect wholly owned Subsidiaries, on the conditions that (i) any such assignment does not affect the Merger Consideration or the obligations of Parent to provide for payment of the Merger Consideration and (ii) any such assignment does not delay or impede the consideration of the Transactions.

Section 9.7  Governing Law.

This Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8  Consent to Jurisdiction and Venue

. Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of, and venue in, any federal court located within the City of New York in the State of New York (any such court, a “Permitted Court”) for the purposes of any Suit arising out of this Agreement or any of the Transactions, and in each case the appropriate appellate courts therefrom, and each Party shall not commence any such Suit in a court other than any Permitted Court. Service of any process, summons, notice, or document by personal delivery or by U.S. registered mail to a Party’s address set forth in Section 9.2 (or such other address if changed in accordance with Section 9.2) will be effective service of process for any such Suit. Each Party (a) hereby irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of this Agreement or any Transaction in any Permitted Court, and (b) hereby irrevocably and unconditionally waives any objection that such Party might now or in the future have, and shall not plead or claim, that any such Suit brought in any Permitted Court has been brought in an inconvenient forum.  A judgment in any Suit is permitted to be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.9  Counterparts.

Each Party is permitted to execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument.  Each Party is permitted to deliver this Agreement to the other Parties by means of delivery of one or more counterpart signature pages via facsimile or as an attachment in portable document format (.pdf) to an email addressed to the recipient Party. Any photographic copy, photocopy, or similar reproduction of this Agreement, any electronic file of this Agreement in portable document format (.pdf), or any copy of this Agreement delivered by facsimile transmission, in each case with all signatures reproduced on one or more sets of signature pages, will be considered as if it were manually executed.

Section 9.10  No Third-Party Beneficiaries

Except as provided in Section 6.3(b), no provision hereof is intended to confer, will not confer, and will not be deemed to confer benefits, rights, or remedies upon any Person other than upon the Parties, their respective successors, and their respective permitted assigns.

Section 9.11  Entire Agreement.

This Agreement and the Ancillary Documents (a) are a final, complete, and exclusive statement of the agreement and understanding of the Parties with respect of the subject matter hereof and the Transactions, (b) collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and the Transactions, and (c) supersede, merge, and integrate herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between any of the Parties (including the Term Sheet), whether oral or written, with respect to the subject matter hereof and the Transactions.

Section 9.12  Captions.

Titles, captions, and headings included herein are for convenience of reference only and do not affect the meaning, construction, or interpretation hereof or of any provision hereof.

Section 9.13  Severability.

If any portion or provision hereof is to any extent determined to be illegal, invalid, or unenforceable by a court of competent jurisdiction, then the remainder hereof, and the application of such portion or provision in circumstances other than those as to which it is so determined to be illegal, invalid, or unenforceable, as applicable, will not be affected thereby. Without limiting the generality of the immediately foregoing sentence, if any portion or provision hereof is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, then such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which such court determines it is permitted to be enforceable.

Section 9.14  Interpretation; Construction.

(a) Except as otherwise expressly provided this Agreement (including the definitions provided in Exhibit A): (i) in instances in which a word or phrase is defined herein, each of the other grammatical forms of such word or phrase has a correlative meaning; (ii) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” “herewith,” and words of import similar to any of the foregoing are to be construed to refer to this Agreement as a whole and not to any particular Section or provision of this Agreement; (iii) a reference herein to an “Article,” “Section,” “Exhibit,” preamble, or recital is a reference to an article, section, exhibit, preamble, or recital, respectively, of or to this Agreement; (iv) the words “include,” “includes,” and “including” as used herein are deemed to be followed by the words “without limitation” and the canon of construction ejusdem generis is not to be applied with respect to the construction thereof; (v) the term “Dollars” and the symbol “$” mean United States dollars; except that the symbol “A$” means Australian dollars; (vi) all accounting terms used herein and not defined herein have the respective meanings given to them under GAAP; (vii) the word “Affiliate” when used herein has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; and (viii) the phrase “beneficial ownership” and words of similar import when used herein have the meaning ascribed to them in Rule 13d-3 under the Exchange Act.

(b) Unless otherwise expressly provided herein: (i) any reference to a Contract (including this Agreement) and all other contractual instruments is a reference to such Contract or instrument (including all exhibits, schedules, annexes, indices, appendices, and other attachments thereto) as the same may be amended or otherwise modified in accordance with the terms thereof, in each case through the Signing Date, except that the rule of construction set forth in this clause (i) does not apply to Contracts that are listed or that are required to be listed in any Disclosure Letter; and (ii) any reference to a Law is a reference to all statutory and regulatory provisions and rules consolidating, amending, replacing, supplementing, or interpreting such Law, in each case through the Signing Date.

(c) If a Party has an obligation hereunder to not permit another Person to take any action, then such Party is deemed to have a concurrent obligation to cause such other Person, to the extent such Party is capable of exercising Control over the actions of such other Person, to cease taking such action (if applicable) and to refrain from taking such action.

(d) The Parties have participated jointly in the negotiation and drafting hereof, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship hereof is not to affect the construction and interpretation hereof.

Section 9.15  Time is of the Essence.

Time is of the essence with respect to all dates and time periods set forth or referred to herein.

Section 9.16  Signed Writings.

Emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes hereof.

Section 9.17  Business Day.

If any date by which an action is to be taken hereunder falls on a date that is not a Business Day, then such date is deemed to refer to the first Business Day after such date.

Section 9.18  Attachments.

All attachments hereto (including all schedules, exhibits, annexes, appendices, and indices hereto) are made a part hereof.

Section 9.19  Equitable Relief.

Each Party acknowledges that the rights of each other Party hereunder and with respect hereto are special, unique, and of extraordinary character and that, if a Party breaches or threatens to breach any of such Party’s obligations hereunder, then each other Party (a) might experience irreparable harm as a result thereof and might be without an adequate remedy at law with respect thereto and (b) is permitted (except to the extent the satisfaction of such obligation has been waived by such non-breaching Party in accordance with the terms hereof), in addition to any remedies for damages or other relief, to institute and prosecute an action in any court of competent jurisdiction (subject to Section 9.8) for equitable relief (including specific performance, a temporary restraining order, and an injunction), without the requirement to post a bond.

Section 9.20  Effectiveness.

This Agreement will become effective as of the Signing Date only when each Party has delivered a counterpart signature page signed by such Party to each other Party.

Section 9.21  Relationship.

Nothing herein creates or implies (and will not create or imply): (a) a partnership, joint venture, or other commercial relationship between the Parties; (b) the authority for any Party to act as the agent or representative of any other Party; (c) an agreement or commitment by any Party to sell, license, purchase, acquire, develop, or use the products or services of any other Party; or (d) an encouragement to any Party to expend funds or other resources in the development of products or services.

Section 9.22  Waiver of Jury Trial.

To the extent permitted by Law, each Party irrevocably and unconditionally waives any right that such Party might have to a trial by jury in any Suit arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby and thereby.  Each Party acknowledges that: (a) such Party has considered the implications of the waiver in this Section 9.22; (b) such Party will continue to rely upon the waiver in this Section 9.22 in such Party’s future dealings arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby and thereby; and (c) this provision is a material inducement for such Party to enter into this Agreement and to consummate the Transactions.

Section 9.23  Survival.

The representations and warranties of each Party made herein or in any Disclosure Letter, certificates or other documents delivered prior to or as of the Effective Time will survive until (but not beyond) the Effective Time. The Buyer Entities’ respective obligations (and the obligations of the Surviving Corporation after the Merger) will survive the Effective Time without limitation (except for those obligations that, by their express terms, contemplate a shorter survival period).

Section 9.24  No Other Representations or Warranties.

(a) Except for the representations and warranties contained in ARTICLE 4, neither the Company nor any other Person makes, and the Company disclaims, any other representations or warranties (whether express or implied) on behalf of any Company Affiliate in connection with this Agreement or the Transactions.  The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, the Parent, their Affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender, or other advisor of Merger Sub, the Parent or their Affiliates (including any opinion, information, or advice that might have been provided to any such person by any representative of the Company or any other Person or contained in the files or records of the Company), wherever and however made, including any projections, forecasts, or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

(b) Except for the representations and warranties contained in ARTICLE 5, neither the Parent, Merger Sub, nor any other Person makes, and the Parent and Merger Sub disclaims, any other representations or warranties (whether express or implied) on behalf of any Parent Affiliate in connection with this Agreement or the Transactions.  The Parent and Merger Sub disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to the Company, any Company Affiliate, or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender, or other advisor of the Company or any Company Affiliate (including any opinion, information, or advice that might have been provided to any such person by any representative of the Parent, Merger Sub, or any other Person or contained in the files or records of the Parent or Merger Sub), wherever and however made, including any projections, forecasts, or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

[Signature page follows]

The Parties are signing this Agreement as of the Signing Date.

WESTINGHOUSE SOLAR, INC.

By:	/s/ Margaret R. Randazzo
Name: Margaret R. Randazzo
Title: Chief Financial Officer

CBD ENERGY LIMITED

By:	/s/ G. P. McGowan
Name:  G.P. McGowan
Title:  Director

CBD-WS MERGER SUB, INC.

By:	/s/ G. P. McGowan
Name:  G. P. McGowan
Title:  President

Exhibit A

Definitions

The following terms have the following definitions:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Accessing Party” has the meaning set forth in Section 6.3(a).

“Acquisition Proposal” means any bona fide proposal (other than any proposal by any Parent Entity), whether or not in writing, for (i) the direct or indirect acquisition of a business or assets that constitute 15% or more of the net revenues, net income, or assets (based on the fair market value thereof) of the Company Entities, taken as a whole, (ii) the direct or indirect acquisition by any Person or group of equity securities or capital stock of any class of the Company representing 15% or more of the total voting power of the Company (or of the surviving parent entity in any such transaction) or of equity securities or capital stock of any class of any Company Subsidiary representing 50% or more of the total voting power of such Company Subsidiary if the business of such Company Subsidiary constitutes 15% or more of the net revenues, net income, or assets (based on the fair market value thereof) of the Company Entities, taken as a whole, or (iii) the merger, consolidation, amalgamation, restructuring, transfer of assets, or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that, if consummated, would result in any Person or group beneficially owning equity securities or capital stock of any class of the Company representing 15% or more of the total voting power of the Company (or of the surviving parent entity in any such transaction) or equity securities or capital stock of any class of any Company Subsidiary of the Company representing 50% or more of the total voting power of such Company Subsidiary if the business of such Company Subsidiary constitutes 15% or more of the net revenues, net income, or assets (based on the fair market value thereof) of the Company Entities, taken as a whole; except that “Acquisition Proposal” excludes the Transactions.

“Action” means any Suit, arbitration, audit, citation, summons, subpoena, hearing, investigation, inquiry, or other proceeding by or before any Governmental Entity or arbitrator (in each case whether civil, criminal or regulatory, whether at law or in equity, and whether sounding in contract, tort, or otherwise).

“Additional Exchange Number” means a number equal to (a) 6,700,000, adjusted proportionately for share splits, stock dividends, share consolidations, or similar transactions with respect to Parent Common Shares that occur between the Signing Date and the Effective Time, divided (b) the Effective Time Company Common Shares.

“Adverse Recommendation Change” has the meaning set forth in Section 6.2(b).

“Affiliate” means has the meaning set forth in Section 9.14(a).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Employment Agreement, the Waiver Agreements, the Exchange Agreement, all Company Option Contracts (if any), all Warrant Contracts (if any), and the other documents executed and delivered to one or more Parties by one or more Parties in connection with the Transactions.

“ASX” means the Australian Securities Exchange.

“ASX Documents” has the meaning set forth in Section 5.5(a).

“ASX Listing Rules” means the listing rules of the ASX.

“Balance Sheet” has the meaning set forth in Section 4.7.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Company Shares” means, without duplication, the total number of shares of Company Common Stock outstanding as of the Signing Date (including any such shares of Company Common Stock held directly or indirectly by the Parent), plus the Company Restricted Shares deemed to be included as “Base Company Shares” pursuant to Section 2.1(a)(ii), plus the number of shares of Company Common Stock issued (whether on or after the Signing Date up until the Effective Time) to Light Way Green New Energy Co., Ltd. or its affiliates, plus the Series B Conversion Shares, plus any shares of Company Common Stock included in this definition pursuant to Section 6.1(d), in each case (a) regardless of whether vested or unvested and regardless of whether subject to restrictions or repurchase, and (b) as adjusted for share splits, stock dividends, share consolidations, or similar transactions with respect to Company Capital Stock that occur between the Signing Date and the Effective Time.

“Base Exchange Number” means a number equal to fifteen eighty-fifths (15/85) of (a) the Base Parent Shares divided by (b) the Base Company Shares.

“Base Parent Shares” means the total number of Parent Common Shares outstanding as of the Signing Date plus the total number of Parent Common Shares underlying all Parent Stock Options outstanding as of the Signing Date, in each case as adjusted for share splits, stock dividends, share consolidations, or similar transactions that occur with respect to Parent Common Shares between the Signing Date and the Effective Time.

“Basis” means any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that form or would reasonably be expected to form the basis for any specified consequence.

“Benefit Plan” has the meaning set forth in Section 4.9(a).

“Board” means, with respect to an Entity, the board of directors, board of managers, or similar governing body of such Entity.

“Book-Entry Shares” has the meaning set forth in Section 2.1(c).

“Business Day” means any day other than Saturday, Sunday, any day on which banks are required or authorized by U.S. federal Law to close in the State of New York, or any day on which banks in Australia are required or authorized to close.

“Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Buyer Entities” has the meaning set forth in the preamble.

“Certificate” has the meaning set forth in Section 2.1(c).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“CF&Co.” has the meaning set forth in Section 4.24(b).

“Charter” means the Company’s certificate of incorporation (including the COD).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Parent Per Share Price” means the volume-weighted average sale price of a Parent Common Share on the ASX for the 20 trading days immediately prior to the Closing Date (excluding the Closing Date).

“COD” means the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B 4% Convertible Preferred Stock, as amended.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Affiliate” means any Affiliate of the Company.

“Company Assets” has the meaning set forth in Section 4.15.

“Company Board” has the meaning set forth in Section 4.3(a).

“Company Board Committee” means a committee of the Company’s Board.

“Company Board Recommendation” has the meaning set forth in Section 6.5(c).

“Company Business” means the collective business and operations of the Company Entities as of the Signing Date.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Capital Stock Holder” means (a) a Person directly holding one or more shares of Company Capital Stock, in such Person’s capacity as a holder thereof, or (b) a Person holding one or more shares of Company Capital Stock through one or more Record Holders, in such Person’s capacity as a holder thereof.

“Company Common Stock” has the meaning set forth in Section 4.2(a).

“Company Common Stock Consideration” means the Parent Shares issuable to Company Common Stock Holders pursuant to Section 2.1(a).

“Company Common Stock Holder” means a Person directly holding one or more shares of Company Common Stock, in such Person’s capacity as a holder thereof (including the Parent).

“Company Designated Directors” means the two individuals designated (pursuant to the Company Designated Director Notice) by the Company, but only if such individuals (a) are acceptable to the Parent to serve as members of the Parent Board upon the occurrence of the Effective Time, at least one of whom must be “independent” as defined by applicable Nasdaq listing rules and ASX Corporate Governance Principles and Recommendations and (b) have consented to serve pursuant to the compensation and indemnification terms approved by the requisite approval of the Parent Board and the shareholders of the Parent.

“Company Designated Director Notice” means the notice that the Company is required to provide to the Parent pursuant to Section 1.6(b).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent at or prior to the execution and delivery hereof.

“Company Entity” means the Company or any Company Subsidiary.

“Company Financial Statements” means the consolidated balance sheet of the Company as of December 31, 2011 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows (including, in each case, the related notes, as applicable) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC under the Exchange Act.

“Company Material Adverse Change” means a Material Adverse Change with respect to the Company.

“Company Option” means an option to purchase Company Common Stock issued pursuant to the Company Stock Plan.

“Company Option Contract” means a written Contract between the Company, the Parent, and a Company Option Holder in form and substance acceptable to the Parent, regarding the treatment of the Company Options that such Company Option Holder holds in connection with the Merger.

“Company Option Holder” means a Person directly holding one or more Company Options, in such Person’s capacity as a holder thereof.

“Company Permits” has the meaning set forth in Section 4.10(c).

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Restricted Share” has the meaning set forth in Section 2.1(a)(ii).

“Company Required Vote” has the meaning set forth in Section 4.3(a).

“Company Series A Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Series B Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Series B Preferred Stock Consideration” means the Parent Shares issuable to Company Series B Preferred Stock Holders pursuant to Section 2.1(b).

“Company Series B Preferred Stock Holder” means a Person directly holding one or more shares of Company Series B Preferred Stock, in such Person’s capacity as a holder thereof.

“Company Stock Plan” means the Westinghouse Solar 2006 Incentive Stock Plan, formerly known as the Akeena Solar, Inc. 2006 Incentive Stock Plan.

“Company Subsidiary” means and Subsidiary of the Company.

“Confidential Information” means Confidential Information (as defined in the Confidentiality Agreement) with respect to the Company.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of February 17, 2012, between the Company and the Parent, an executed copy of which is attached as Exhibit F.

“Consent” means any consent, approval, verification, declaration, authorization, waiver, license, exemption, acknowledgement or order of, registration or filing with, or report or notice to, any Person.

“Contract” means any agreement, arrangement, commitment or instrument, written or oral, including any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

“Conversion Price” has the meaning set forth in the COD.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Core Representations” has the meaning set forth in Section 7.3(a).

“Covered Parties” has the meaning set forth in Section 6.7(a).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any State, or any other applicable foreign jurisdictions from time to time in effect.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, or other similar arrangements related to such transactions.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Letters” means the Company Disclosure Letter and the Parent Disclosure Letter, collectively.

“Effective Time” has the meaning set forth in Section 1.2.

“Effective Time Company Common Shares” means, without duplication, the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (including any such shares of Company Common Stock held directly or indirectly by the Parent), plus the Company Restricted Shares deemed to be included as “Base Company Shares” pursuant to Section 2.1(a)(ii), in each case regardless of whether vested or unvested and regardless of whether subject to restrictions or repurchase.

“Employment Agreement” means the employment agreement, dated as of the Signing Date, entered into between the Company and Margaret Randazzo.

“Employment and Withholding Taxes” means any U.S. federal, state or local or non-U.S. employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of the Company and its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

“Entity” means any Person that is not a natural person.

“Environmental Laws” has the meaning set forth in Section 4.14(a).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder or in connection therewith.

“ERISA Affiliate” has the meaning set forth in Section 4.9(a).

“Exchange Act” has the meaning set forth in Section 4.5(a).

“Exchange Agent” means a bank or trust company designated by the Parent and reasonably satisfactory to the Company.

“Exchange Agreement means an exchange agent agreement, in form and substance reasonably satisfactory to the Company, to be entered into prior to the Effective Time, between the Parent and the Exchange Agent, appointing the Exchange Agent as agent for purposes of holding and distributing the Merger Consideration pursuant to the terms of this Agreement.

“Excluded Shares” means any shares of Company Capital Stock held directly or indirectly by any Company Entity.

“F-4” has the meaning set forth in Section 4.4(b).

“FCPA” has the meaning set forth in Section 4.26(b).

“GAAP” has the meaning set forth in Section 4.5(b).

“Governmental Entity” means any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any federal, state, or local government, or any international, multinational, or other government, and any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative, or judicial authority of any of the foregoing, including the Australian Securities and Investments Commission and ASX.

“Hazardous Substances” has the meaning set forth in Section 4.14(a).

“Holder” means a Company Common Stock Holder, a Company Series B Preferred Stock Holder, a Company Option Holder, or a Warrant Holder.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” of any Person means any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or businesses, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage, or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency, or other hedging agreement or Derivative Transaction, (i) guarantees or other contingent Liabilities with respect to any amounts of a type described in the immediately foregoing clauses (a) through (h), and (j) any interest, fees and other expenses with respect to any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 6.3(b).

“Indemnifying Party” has the meaning set forth in Section 6.3(b).

“Intellectual Property” means, collectively: (a) all inventions (whether or not reduced to practice) and all Patents; (b) all Trademarks, all goodwill associated therewith; (c) all works of authorship, all copyrights and moral rights relating thereto, and all registrations and applications for registration in connection therewith (including Software); (d) all mask works and all applications, registrations in connection therewith; (e) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, show how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), invention disclosures, discoveries, and all other proprietary information and data; (f) all internet domain names and registrations therefor; (g) copies and tangible embodiments of each of the foregoing (in whatever form or medium); (h) all modifications, improvements, and derivatives of each of the foregoing; and (i) the right to seek past, present and future damages, including with respect to third-party infringement and misappropriation.

“Intellectual Property Contract” means any Contract between any Company Entity and any Person that is not a Company Entity for the license or grant of rights in any Business Intellectual Property or IT Assets.

“IRS” has the meaning set forth in Section 4.9(a).

“IT Assets” means any of the following, to the extent used by any Company Entity in the Company Business: (a) electronic data processing and storage, information, record keeping, communications, and telecommunications hardware; (b) Software; (c) networks, peripherals, and computer systems; (d) outsourced systems and processes; (e) source code, object code, scripts, and HTML; and (f) associated user manuals and documentation related to any of the foregoing.

“Knowledge”: (a) an individual will be deemed to have “Knowledge” of a particular fact or matter only if such individual has actual knowledge of such fact or matter or could have obtained knowledge of such matter after reasonable inquiry; and (b) an Entity will be deemed to have “Knowledge” of a particular fact or matter only if (i) any officer of such Entity has Knowledge of a fact or matter or (ii) any manager of such Entity who has primary responsibility for the substantive area or operations in question and who reports directly to any officer of such Entity has Knowledge of such fact or matter. Except as set forth in the immediately foregoing sentence, a Person will be deemed to not have “Knowledge” of a particular fact or matter.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, or any listing agreement with or rule of any regulatory body, national securities exchange, or association.

“Leased Real Property” has the meaning set forth in Section 4.16(b).

“Letter of Transmittal” has the meaning set forth in Section 3.1(b)(i).

“Liabilities” means any and all liabilities, debts, claims, losses, expenses, damages, fines, costs, deficiencies, obligations or commitments of any nature whatsoever (whether asserted or unasserted, disclosed or undisclosed, direct or indirect, known or unknown, absolute or contingent, determined or undeterminable, on- or off-balance sheet, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, due or to become due, or otherwise, regardless of when asserted and whether or not resulting from third-party claims), including any liability for Taxes and any of the foregoing arising under any Law, Order, or Contract.

“Licensed Intellectual Property” means any Intellectual Property that is licensed, in whole or in part, to any Company Entity.

“Liens” means any mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

“Lost Certificate” has the meaning set forth in Section 3.1(i).

“Material Adverse Change” means, with respect to a Party and relative to the applicable reference date, any change, effect, event, circumstance, or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change on (a) the business, results of operations, or financial condition of such Party and such Party’s Subsidiaries or such Party’s business operations, in each case taken as a whole, or (b) the ability of such Party to perform such Party’s obligations hereunder or to consummate the Transactions, in each case on a timely basis; except that each of the following events and circumstances is deemed to not constitute a “Material Adverse Change” (unless, in the case of the following clauses (i) and (iii), such event or circumstance, as the case might be, disproportionately affects such Party and such Party’s Subsidiaries or such Party’s business operations, in each case taken as a whole, in an adverse manner, as compared to similarly situated businesses): (i) any change arising from changes in general business, economic, financial, credit, or market conditions in the industry or in any of the geographical areas in which such Party conducts such Party’s business operations; (ii) the Parties’ entry into this Agreement or the announcement of this Agreement or the Transactions, including any reduction of employees or customers resulting from the public disclosure hereof; and (iii) any acts of war, insurrection, sabotage, terrorism, or public enemy, or any national or international political or social conditions.

“Material Contract” means each Contract of the types described in Section 4.12(a), regardless of whether listed in Section 4.12(a) of the Company Disclosure Letter in effect as of or after the Signing Date.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Company Common Stock Consideration and the Company Series B Preferred Stock Consideration.

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” has the meaning set forth in Section 4.4(b).

“Notice” has the meaning set forth in Section 9.2.

“Notice of Acquisition of Proposal” has the meaning set forth in Section 6.2(d).

“Notice of Material Development” has the meaning set forth in Section 6.2(g).

“OFAC” has the meaning set forth in Section 4.27(a).

“Operating Plan” has the meaning set forth in Section 6.1(c)(i).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Entity.

“Ordinary Course” means (a) with respect to the Company, the ordinary and usual course of normal day-to-day operations of the Company Business through the Signing Date, consistent with past practice and (b) with respect to the Parent, the ordinary and usual course of normal day-to-day operations of the Parent Business through the Signing Date, consistent with past practice

“Organizational Documents” means, with respect to any Entity, such Entity’s certificate of incorporation, articles of incorporation, bylaws, articles of organization, constitution, partnership agreement, limited liability company agreement, formation agreement, trust agreement, and other similar organizational documents of such Entity.

“Owned Intellectual Property” means Intellectual Property that is owned, in whole or in part, by any Company Entity.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the preamble.

“Parent Affiliate” means any Affiliate of the Parent.

“Parent Balance Sheet” has the meaning set forth in Section 5.7.

“Parent Board” has the meaning set forth in Section 5.3.

“Parent Business” means the collective business and operations of the Parent Entities as of the Signing Date.

“Parent Common Share” means an ordinary share issued by the Parent.

“Parent Common Share Holder” means a Person directly holding one or more Parent Common Shares, in such Person’s capacity as a holder thereof.

“Parent Common Share Issue Resolution” means the resolution to be put to the Parent Common Share Holders to approve the issue of the Parent Common Shares comprised in the Merger Consideration for the purposes of ASX Listing Rule 7.1.

“Parent Delisting Resolution” means the resolution to be put to Parent Common Share Holders to approve the removal of the Parent from the official list of ASX.

“Parent Disclosure Letter” means the disclosure letter delivered by the Parent to the Company at or prior to the execution and delivery hereof.

“Parent Entity” means the Parent or any Parent Material Subsidiary.

“Parent Financial Statements” means the financial statements included in the Parent’s Annual Report for the year ended June 30, 2011.

“Parent Investigation” has the meaning set forth in Section 6.3(e).

“Parent Liaison Officer” has the meaning set forth in Section 6.1(c)(ii)(1).

“Parent Material Adverse Change” means a Material Adverse Change with respect to the Parent.

“Parent Material Subsidiary” means and any Subsidiary of the Parent that constitutes 20% or more of the Parent’s consolidated revenue.

“Parent Permits” has the meaning set forth in Section 5.9(c).

“Parent Required Vote” has the meaning set forth in Section 5.3.

“Parent Series A Preferred Shares” means the Series A Preferred Shares of the Parent.

“Parent Shareholder Meeting” means a meeting of the Parent Common Share Holders to approve the Parent Common Share Issue Resolution, and the Parent Delisting Resolution.

“Parent Shareholder Meeting Notice of Meeting” means the notice of meeting for the Parent Shareholder Meeting.

“Parent Share” means a Parent Common Share or a Parent Series A Preferred Share.

“Parent Stock Option” means an option to purchase a single Parent Common Share, but excludes any right of any holder of indebtedness issued by Parent to convert such indebtedness into Parent Common Shares.

“Parent Subsidiary” means any Subsidiary of the Parent.

“Parties” has the meaning set forth in the preamble.

“Patents” means all letters patent and pending applications for, and disclosures related to, letters patent of the United States and all foreign jurisdictions, and all reissues, reexaminations, divisions, continuations, and extensions thereof.

“Permit” means any permit, license, waiver, concession, grant, registration, variance, exemption, authorization, operating certificate, franchise, order or approval issued by any Governmental Entity.

“Permitted Court” has the meaning set forth in Section 9.8.

“Permitted Liens” means (a) Liens reserved against or identified in the Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade period) or other like Liens arising by operation of Law in the ordinary course of business or statutory landlord’s Liens, and (d) those Liens that, individually or in the aggregate with all other Permitted Liens with respect to a Party, do not and are not reasonably likely to materially interfere with the use or value of the properties or assets of such Party and such Party’s Subsidiaries and in each case taken as a whole as currently used.

“Permitting Party” has the meaning set forth is Section 6.3(a).

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

“Pre-Closing Period” means the period beginning on the Signing Date and ending on the earlier of (a) the Effective Time and (b) the effectiveness of the termination hereof in accordance with ARTICLE 6.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Real Property Lease” means any real property lease, sublease, license, or use or occupancy agreement pursuant to which a Company Entity is the lessee, sublessee, licensee, user, operator, or occupant of real property or interests therein.

“Reasonable Best Efforts” means best efforts in accordance with reasonable commercial practices, without incurring unreasonable expense.

“Record Holder” means each holder of record of Company Capital Stock.

“Representatives” has the meaning set forth in Section 6.2(a).

“Return” means any return, estimated return, report, declaration, form, claim for refund, or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“SEC” has the meaning set forth in Section 4.4(b).

“SEC Documents” has the meaning set forth in Section 4.5(a).

“SEC Transaction Document” has the meaning set forth in Section 6.5(a).

“Secretary of State” has the meaning set forth in Section 1.2.

“Security” has the meaning given to such term in the Securities Act.

“Securities Act” has the meaning set forth in Section 4.5(a).

“Series B Conversion Shares” means a number of shares Company Common Stock equal to:

(a)
the number of shares of Company Common Stock into which the Company Series B Preferred Stock outstanding as of the Signing Date would be convertible if calculated using the Signing Date Conversion Price, plus

(b)	for each Dilutive Issuance that occurs between the Signing Date and the Effective Time:

(i)
in the case of a Parent-Approved Dilutive Issuance, a number of shares of Company Common Stock equal to the product of (A) 0.5 and (B) the Incremental Conversion Shares issuable as a result of such Dilutive Issuance; and

(ii)	in the case of an Unapproved Dilutive Issuance, the Incremental Conversion Shares issuable as a result of such Dilutive Issuance.

(c)	for purposes of this definition,

(i)	“Dilutive Issuance” means an issuance of Company Securities that results in the downward adjustment of the Conversion Price to a Conversion Price less than the Prior Conversion Price.

(ii)
“Incremental Conversion Shares” issuable as a result of a particular Dilutive Issuance equals the positive difference between (A) the number of shares of Company Common Stock into which the Company Series B Preferred Stock outstanding at the time of such Dilutive Issuance would be convertible if calculated using the Conversion Price after giving effect to such Dilutive Issuance and (B) the number of shares of Company Common Stock into which such then outstanding Company Series B Preferred Stock would be convertible if calculated using the Prior Conversion Price with respect to such Dilutive Issuance.

(iii)	“Parent-Approved Dilutive Issuance” means a Dilutive Issuance other than an Unapproved Dilutive Issuance.

(iv)
“Prior Conversion Price” means, with respect to a Dilutive Issuance, the lesser of (A) the Signing Date Conversion Price and (B) the Conversion Price in effect immediately before such Conversion Price is adjusted as a result of such Dilutive Issuance.

(v)	“Unapproved Dilutive Issuance” means a Dilutive Issuance pursuant to Section 6.1(d) effected without the consent of the Parent.

“Series B Effective Time Conversion Price” means the lesser of (a) the Signing Date Conversion Price and (b) the Conversion Price in effect as of immediately prior to the Effective Time.

“Signing Date” has the meaning set forth in the preamble.

“Signing Date Consenting Stockholders” means Alpha Capital Anstalt, a Liechtenstein corporation, Momona Capital LLC, a New York limited liability company, and Osher Capital Partners LLC, a New York limited liability company, collectively.

“Signing Date Conversion Price” means $0.40, as adjusted for share splits, stock dividends, share consolidations, or similar transactions with respect to Company Capital Stock that occur between the Signing Date and the Effective Time.

“Software” means any and all (a) computer programs, libraries, and middleware, including any and all Software implementations of algorithms, models, and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts, and other work product used to design, plan, organize and develop any of the foregoing and (d) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

“SOX” has the meaning set forth in Section 4.5(a).

“Stockholder Meeting” has the meaning set forth in Section 6.5(c).

“Subsidiary” means, with respect to any Person, any Entity (a) of which 50% or more of the equity securities or other interests having by their terms ordinary voting power for the election of directors, or others performing similar functions, are directly or indirectly owned by such Person or (b) that is otherwise consolidated with such Person for financial reporting purposes.

“Suit” means any claim (including any complaint, counterclaim, or cross-claim), lawsuit, action, or litigation by or before any Governmental Entity (in each case whether civil, criminal or regulatory, whether at law or in equity, and whether sounding in contract, tort, or otherwise).

“Superior Proposal” means any written Acquisition Proposal to purchase (x) 50% or more of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, or merger, or (y) assets of the Company that comprise 50% or more of the assets (based on the fair market value thereof) of the Company Entities, taken as a whole, in each case that a majority of the Company’s Board determines in good faith (after consultation with its financial advisors, and taking into account all financial, legal, and regulatory aspects of the Acquisition Proposal, and the expected timing and likelihood of consummation, of such Acquisition Proposal) would be more favorable to the Company and its stockholders than the Transactions and any alternative transaction or changes to the terms hereof that the Parent proposes pursuant to Section 6.2(d).

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Tax” means any U.S. federal, state or local, any non-U.S. or other tax, import, duty or other governmental charge, assessment or deficiencies, including any income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, registration, stamp, documentary, recording, property, ad valorem, occupancy, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

“Tax Sharing Agreement” has the meaning set forth in Section 4.13(d).

“Threatened” means, with respect to a matter and a Party, (a) there has been a written demand or statement with respect to such matter, (b) a notice has been given in writing that such matter will (or will if certain conditions are not satisfied) occur, or be asserted, commenced, taken or otherwise pursued in the future, or (c) an event has occurred or a circumstance exists to such Party’s Knowledge that would lead a reasonable person to conclude that such matter is likely to occur, be asserted, commenced, taken or otherwise pursued in the future.

“Trademarks” means trademarks, service marks, trade dress, trade names, company names, logos, slogans, and other indicia of source or origin, all registrations and applications for registration of any of the foregoing, all translations, adaptations, derivations, and combinations of the foregoing, together with all goodwill associated with each of the foregoing, in the United States and all foreign jurisdictions.

“Transactions” has the meaning set forth in the recitals.

“Transaction Restricting Event” has the meaning set forth in Section 7.1(b).

“Waiver Agreement” means a written Contract being entered into contemporaneously herewith between the Company, the Parent, and a Signing Date Consenting Stockholder, substantially in the form attached as Exhibit D.

“Warrant” means (a) the warrants issued by the Company on November 6, 2007, which are exercisable for shares of Company Common Stock, subject to the terms thereof, (b) the Series E Warrants issued by the Company on March 2, 2009, which are exercisable for shares of Company Common Stock, subject to the terms thereof, (c) the Series I Warrants issued by the Company on May 17, 2010, which are exercisable for shares of Company Common Stock, subject to the terms thereof, (d) the Series J Warrants issued by the Company on October 7, 2010, which are exercisable for shares of Company Common Stock, subject to the terms thereof, (e) the Series K Warrants issued by the Company on February 22, 2011, which are exercisable for shares of Company Common Stock, subject to the terms thereof, (f) the Series L Warrants issued by the Company on August 16, 2011, which are exercisable for shares of Company Common Stock, subject to the terms thereof, (g) the Series M Warrants issued by the Company on September 28, 2011, which are exercisable for shares of Company Common Stock, subject to the terms thereof, (h) a warrant issued by the Company to Genesis Select Corporation on February 22, 2011, which is exercisable for shares of Company Common Stock, subject to the terms thereof, (i) a warrant issued by the Company to Woodrock Capital on February 22, 2011, which is exercisable for shares of Company Common Stock, subject to the terms thereof, and (j) a warrant issued by the Company to Woodrock Capital on August 16, 2011, which is exercisable for shares of Company Common Stock, subject to the terms thereof.

“Warrant Contract” means a written Contract between the Company, the Parent, and a Warrant Holder in form and substance acceptable to the Parent, regarding the treatment of the Warrants that such Warrant Holder holds in connection with the Merger.

“Warrant Holder” means a Person directly holding one or more Warrants, in such Person’s capacity as a holder thereof.

“Warrant SPA” means, with respect to a Warrant, the Contract pursuant to which the Company issued such Warrant.

Exhibit D

FORM OF WAIVER AND AGREEMENT

THIS WAIVER AND AGREEMENT (this “Agreement”), dated as of May 7, 2012 (the “Signing Date”), is made between [_____________], [a]/[an] [_________________] (the “Stockholder”), Westinghouse Solar, Inc., a Delaware corporation (the “Company”), and CBD Energy Limited, an Australian corporation (the “Parent” and, collectively with the Stockholder and the Company, the “Parties”).

A. Concurrently with (but, as provided in Section 17.18, effective immediately after) the execution and delivery hereof, the Parent, CBD-WS Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the Signing Date (the “Merger Agreement”), an execution version of which is attached as Exhibit B, providing that, among other things, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with the Company (the “Merger”).

B. The Company (1) has issued shares of the Company’s Common Stock, par value $0.001 per share (such class of stock, “Company Common Stock”), (2) has issued shares of the Company’s Series B Preferred Stock, par value $0.001 per share (such class of stock, “Company Series B Preferred Stock”), and (3) has issued warrants to purchase shares of Company Common Stock (“Warrants”).

C. The Stockholder owns shares of Company Series B Preferred Stock and Warrants.

D. As a condition to the Parent entering into the Merger Agreement, the Parent has required that the Stockholder enter into this Agreement.

The Parties hereby agree as follows:

1.	Defined Terms.

1.1	Capitalized terms used but not defined herein have the respective meanings given to such terms in the Merger Agreement.

1.2	The capitalized terms set forth in Exhibit A have the respective meanings given to such terms therein.

2.	Representations, Warranties, and Acknowledgments of the Stockholder.

2.1
Representations, Warranties, and Acknowledgments. The Stockholder represents and warrants to the Parent and acknowledges (and will be deemed to so represent, warrant, and acknowledge as of the Closing) as follows:

(a)
Due Organization; Qualification. The Stockholder: (i) is [a]/[an] [_____________] duly formed, duly organized, validly existing, and in good standing under the laws of [_____________]; and (ii) has all requisite [corporate]/[organizational] power and authority to execute and deliver this Agreement, and to perform and consummate each of the Stockholder’s obligations hereunder.

(b)
Authority. The execution and delivery by the Stockholder of this Agreement and the performance and consummation of the Stockholder’s obligations hereunder (i) are within the Stockholder’s corporate powers and authority and (ii) have been duly authorized by all necessary corporate or other action of the part of the Stockholder, and each such authorization is and will remain in full force and effect, and will not be amended, modified, or rescinded (nor will the amendment, modification, or rescinding of such authorization be authorized). This Agreement (when executed and delivered) has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement thereof might be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies might be limited by applicable Law.

(c)
No Violation. The execution and delivery by the Stockholder of this Agreement does not and will not (in each case, whether with or without the giving of notice, the lapse of time, or both), the performance by the Stockholder of the Stockholder’s obligations hereunder does not and will not, and the consummation of this Agreement does not and will not (in each case, whether with or without the giving of notice, the lapse of time, or both) (i) contravene or conflict with any of the Stockholder’s Organizational Documents; (ii) to the Stockholder’s knowledge, contravene, conflict with, or constitute a violation of any provision of any applicable Law applicable to the Stockholder or give any Governmental Entity or other Person the right to challenge this Agreement or to exercise any remedy under, obtain any relief under, or revoke or modify any rights held under such applicable Law; (iii) to the Stockholder’s knowledge, violate, conflict with, result in breach of, constitute a default under, an event of default under, or an event giving rise to (or otherwise give rise to) any right of termination, cancellation, modification, or acceleration, create in any Person the right to impose (or otherwise result in the imposition of) any obligation on or the loss of any material right or material benefit of the Stockholder, or require any Consent under any law, from any Governmental Entity, or under any Contract (A) to which the Stockholder is a party, (B) of which the Stockholder is a beneficiary, or (C) by which the Stockholder is bound; or (iv) result in the creation or imposition of any Lien upon any of the Subject Securities (except as contemplated hereby). Other than the Contracts set forth in Schedule 2.1(c) (collectively, the “Listed Contracts”) and this Agreement, the Stockholder is not a party to any Contract with the Company. Schedule 2.1(c) expressly sets forth each amendment to each Listed Contract (if any).

(d)	The Subject Securities.

(i)	As of the Signing Date, the Stockholder directly owns, is the record and beneficial owner of, and has the sole right to vote and dispose of the following:

(1)	[_________] shares of Company Series B Preferred Stock;

(2)	the following Warrants:

a.	[one or more Series E Warrants, issued on March 2, 2009 (such series of Warrant, “Series E Warrants”), to purchase an aggregate of [_________] shares of Company Common Stock;]

b.	[one or more Series I Warrants, issued on May 17, 2010 (such series of Warrant, “Series I Warrants”), to purchase an aggregate of [_________] shares of Company Common Stock;]

c.	[one or more Series J Warrants, issued on October 7, 2010 (such series of Warrant, “Series J Warrants”)¸ to purchase an aggregate of [_________] shares of Company Common Stock;]

d.	[one or more Series K Warrants, issued on February 22, 2011 (such series of Warrant, “Series K Warrants”), to purchase an aggregate of [_________] shares of Company Common Stock;]

e.	[one or more Series L Warrants, issued on August 16, 2011 (such series of Warrant, “Series L Warrants”), to purchase an aggregate of [_________] shares of Company Common Stock; and]

f.	[one or more Series M Warrants, issued on September 28, 2011 (such series of Warrant, “Series M Warrants”), to purchase an aggregate of [_________] shares of Company Common Stock.]

(ii)
Other than Company Common Stock and the Company Securities set forth in Section 2.1(d)(i), the Stockholder does not directly or indirectly own, is not the record or beneficial owner of, and does not have the right to vote or dispose of, any Company Securities. The Stockholder owns all of the Subject Securities (including, as of the Signing Date, the Securities set forth in Section 2.1(d)(i)), free and clear of any Liens, except for any Liens that arise as a result hereof and restrictions on transfer of such Securities that might exist under applicable securities Laws.

(iii)
Except for the Merger Agreement or as set forth in the COD, (A) there are no Contracts requiring the Stockholder to Transfer, or cause to be Transferred, any Subject Security and (B) no Person has any contractual or other right or obligation to purchase or otherwise acquire any Subject Security.

(iv)	Neither the Stockholder nor any of the Stockholder’s Affiliates are a party to, or otherwise subject to, any Derivative Transaction with respect to any Company Security.

(e)	Representations and Acknowledgments with respect to Acquired Securities.

(i)
Understandings or Arrangements. The Stockholder understands that the Acquired Securities are “restricted securities” and have not been registered under the Securities Act or any other applicable securities Laws. The Stockholder is acquiring the Acquired Securities as principal for the Stockholder’s own account and not with a view to or for distributing or reselling any Acquired Security or any part thereof in violation of the Securities Act or any applicable securities Laws, has no present intention of distributing any Acquired Security in violation of the Securities Act or any applicable securities Laws, and has no direct or indirect arrangement or understandings with any other Person to distribute or regarding the distribution of any Acquired Security in violation of the Securities Act or any applicable securities Laws (this representation and warranty not limiting the Stockholder’s right to sell the Acquired Securities pursuant to an effective registration statement or otherwise in compliance with all applicable securities Laws).

(ii)
Stockholder Status. At the time the Stockholder was offered the Acquired Securities, the Stockholder was, and as of the date hereof the Stockholder is, and on each date on which the Stockholder exercises or converts any Acquired Securities the Stockholder will be either: (A) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (B) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Stockholder is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(iii)
Experience of the Stockholder. The Stockholder, either alone or together with the Stockholder’s representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Acquired Securities, and has so evaluated the merits and risks of such investment. The Stockholder is able to bear the economic risk of an investment in the Acquired Securities and, at the present time, is able to afford a complete loss of such investment.

(iv)
General Solicitation. The Stockholder is not acquiring the Acquired Securities as a result of any advertisement, article, notice, or other communication regarding the Acquired Securities published in any newspaper, magazine, or similar media, broadcast over television or radio, or presented at any seminar or as a result of any other general solicitation or general advertisement.

(v)
Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Stockholder has not, nor has any Person acting on behalf of or pursuant to any understanding with the Stockholder, directly or indirectly executed any purchases or sales (including any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but excluding the location and/or reservation of borrowable Parent Common Shares) (such sales, “Short Sales”)) of any Securities in the Parent during the period commencing as of the time that the Stockholder first received a term sheet (written or oral) from the Parent or any other Person representing the Parent setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, if the Stockholder is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Stockholder’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Stockholder’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Securities covered by this Agreement. Other than to other Persons party to this Agreement and other than to the advisors, attorneys, consultants, and employees of any Party (but only if such individuals are bound to keep such disclosures confidential), the Stockholder has maintained the confidentiality of all disclosures made to it in connection with the transactions contemplated hereby (including the existence and terms of such transactions). Notwithstanding the foregoing, for avoidance of doubt, nothing contained in this Section 2.1(e)(v) will constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

(vi)
Need for additional financing. The Stockholder understands that it is likely that the Parent will need to obtain additional financing following consummation of this Agreement and the Merger in order to fully execute its current business plan and objectives. Such financing could be in the form of a sale or sales of equity or debt or equipment lease financing or a combination of the foregoing. Such financing could lead to material dilution to the Parent’s then existing equity holders and could provide for terms that restrict the operations of the Parent. There can be no assurance that any additional financing following the consummation of this Agreement or the Merger will be available to the Parent on commercially reasonable terms or at all. If the Parent is unable to obtain additional financing, then the Parent might not be able to fully execute the Parent’s business plan and objectives and could be forced to curtail some or all of its operations.

(vii)
Risk of Loss in Investment. The Stockholder understands and recognizes that the acquisition of the Acquired Securities is highly speculative and involves a high degree of risk and that only investors that can afford the loss of their entire investment should consider investing in the Parent.

(viii)
Illiquidity. The Stockholder understands that the Stockholder might never be able to liquidate the Stockholder’s investment in the Parent and that, although the Parent has undertaken to register under the Securities Act the Underlying Parent Shares pursuant to the Registration Rights Agreement, there can be no assurance that such registration will ever be effective or remain effective, or that there will be any liquidity with respect to the sale of the Underlying Parent Shares, if and when registered. The Stockholder represents that the Stockholder has sufficient liquid assets so that the illiquidity associated with the Stockholder’s investment will not cause any undue financial difficulties or affect the Stockholder’s ability to provide for the Stockholder’s current needs and possible financial contingencies, and that the Stockholder’s commitment to all high-risk investments (including the Stockholder’s investment in the Acquired Securities) is reasonable in relation to the Stockholder’s net worth, annual income, or both.

(ix)	Principal Address. The address of the Stockholder set forth in Section 17.4 is the Stockholder’s principal business address.

(x)
Non-US Persons. If the Stockholder is not a United States person, then the Stockholder has satisfied itself as to the full observance of the Laws of the Stockholder’s jurisdiction in connection with any invitation to acquire the Acquired Securities or any use of this Agreement, including (A) the legal requirements within the Stockholder’s jurisdiction for the acquisition of the Acquired Securities, (B) any foreign exchange restrictions applicable to such acquisition, (C) any governmental or other consents that might need to be obtained, and (D) the income tax and other tax consequences, if any, that might be relevant to the acquisition, holding, redemption, sale, or transfer of the Acquired Securities. The Stockholder’s acquisition of, and the Stockholder’s continued beneficial ownership of, the Acquired Securities will not violate any applicable securities or other Laws of the Stockholder’s jurisdiction.

(xi)
Transfers to Persons in Australia. The Stockholder agrees and acknowledges that the issue of the Acquired Securities is made without disclosure under the Corporations Act and that the Acquired Securities, if transferred to Persons in Australia, may only be transferred to such Persons who fall within section 708(8) (Sophisticated Investors) or section 708(11) (Professional Investors) of the Corporations Act.

(xii)
No Required Prospectus Upon Conversion or Exercise. Except to the extent provided in the Registration Rights Agreement or required by any securities exchange in Australia, in no circumstances will the Parent be required to prepare and/or lodge a prospectus, offering circular, or similar disclosure document with any regulator or securities exchange upon the conversion or exercise of any Acquired Securities.

Each of the Parent and the Company acknowledges and agrees that the representations contained in Section 2.1(e) will not modify, amend, or affect the Stockholder’s right to rely on the Parent’s or the Company’s representations and warranties contained in this Agreement.

2.2
Survival. The representations, warranties, and acknowledgments in Section 2.1(e) will survive until the occurrence of the Effective Time, at which point they will terminate. The representations and warranties in Sections 2.1(a) through (d) will survive the occurrence of the Effective Time and will terminate upon the occurrence of the date that is the one-year anniversary of the Closing Date.

3.	Representations and Warranties of the Parent.

3.1
Incorporation by Reference. The representations and warranties that the Parent is making to the Company under Article 5 of the Merger Agreement are hereby incorporated by reference, mutatis mutandis, such that the Parent makes such representations and warranties to the Stockholder (and such that references to the Merger Agreement are deemed to be references to this Agreement).

3.2
Survival. The representations and warranties incorporated by reference in Section 3.1 will terminate upon the occurrence of the Effective Time; except that the representations and warranties set forth in the following sections of the Merger Agreement (as incorporated herein pursuant to Section 3.1) will survive the occurrence of the Effective Time and will terminate upon the occurrence of the date that is the one-year anniversary of the Closing Date: Sections 5.1 (Organization), 5.2 (Capitalization), 5.3 (Authorization; Validity of Agreement), and 5.4 (No Violations; Consents and Approvals).

4.	Representations of the Company.

4.1
Incorporation by Reference. The representations and warranties that the Company is making to the Parent under the following sections of the Merger Agreement are hereby incorporated by reference, mutatis mutandis, such that the Company makes such representations and warranties to the Stockholder (and such that references to the Merger Agreement are deemed to be references to this Agreement): Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (Authorization; Validity of Agreement), and 4.4 (No Violations; Consents and Approvals).

4.2	Survival. The representations and warranties incorporated by reference in Section 4.1 will survive until the occurrence of the Effective Time, at which point they will terminate.

5.
No Transfers; No Liens. The Stockholder shall not, directly or indirectly, transfer, sell, dispose of, offer, exchange, or assign (any of the foregoing, a “Transfer”) or place a Lien upon any Subject Security, and shall not enter into any Contract with respect to, and shall not consent to, a Transfer of or a Lien upon any Subject Security or any of the Stockholder’s voting or economic interests therein; except that the Stockholder is not prohibited pursuant to this Section 5 from Transferring a Subject Security to a Person if such Person first signs a Waiver and Agreement, substantially in the same form as this Agreement and reasonably satisfactory to the Parent, pursuant to which such Person (in such Person’s capacity as a holder of such Subject Security) (a) agrees to assume the Stockholder’s obligations hereunder, (b) makes analogous representations as those made hereunder by the Stockholder, (c) provides the same waivers and consents as the Stockholder hereunder, and (d) makes the same acknowledgments as those made by the Stockholder hereunder. Any attempted Transfer of any Subject Security or any interest therein, in each case that is in violation of this Section 5, will be void ab initio.

6.	Waiver of Rights.

6.1	Company Series B Preferred Stock.

(a)
The Stockholder hereby waives (and hereby consents to) and shall not exercise any rights that the Stockholder, in the Stockholder’s capacity as a holder of Company Series B Preferred Stock, might have under the Charter in respect of any Merger Actions, including any voting rights that the Stockholder might have in respect of any Merger Actions. Notwithstanding the immediately foregoing sentence, the Stockholder:

(i)
is not waiving pursuant to this Section 6.1(a) any rights under clauses (a) or (b) of Section 9 of the COD (Negative Covenants), the waiver of and consent to which are the subject of Section 6.1(b); and

(ii)	is not waiving pursuant to this Section 6.1(a) any rights under Section 10 of the COD (Redemption Upon Triggering Events), the waiver of and consent to which are the subject of Section 6.1(c).

(b)	The Stockholder hereby waives and shall not exercise any of the Stockholder’s rights under the following clauses of Section 9 of the COD (Negative Covenants) (and hereby consents to such actions):

(i)
clause (a) with respect to any indebtedness for borrowed money entered into, created, incurred, assumed, guaranteed, or suffered to exist by the Company Entities for which the Stockholder would have otherwise been entitled to exercise rights under such clause (a) to the extent that the aggregate of all such indebtedness (including any imputed interest, penalties, discounts, or premiums) does not exceed $5,000,000 (the entry into, creation of, incurrence of, assumption of, guarantee of, or suffering to exist of any such indebtedness that is subject to the consent and waiver of the Stockholder’s rights set forth in this Section 6.1(b)(i), a “Waived Indebtedness Event”);

(ii)
clause (b) to the extent that, in connection with any Waived Indebtedness Event, any Company Entity enters into, creates, incurs, assumes, or suffers to exist any Lien on or with respect to any of such Company Entity’s property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, but only to the extent that, as of the date of such Waived Indebtedness Event, the fair market value of such property or assets does not exceed the maximum amount of indebtedness that can be entered into, created, incurred, assumed, guaranteed, or suffered to exist with respect to such Waived Indebtedness Event that such Lien secures; and

(iii)	clause (g) to the extent such clause (g) relates to any action described in the immediately foregoing clauses (i) or (ii) of this Section 6.1(b).

(c)
The Stockholder hereby waives (and hereby consents to) and shall not exercise any of the Stockholder’s rights under Section 10 of the COD (Redemption Upon Triggering Events); except that the Stockholder is not waiving pursuant to this Section 6.1(c) any rights under clauses (a)(iii), (a)(v) (but only if such Triggering Event (as defined in the COD) remains uncured for 15 days), (a)(vi), (a)(x) (other than with respect to any Merger Actions), (a)(xi), and (a)(xii) of Section 10 of the COD.

(d)
The Stockholder hereby waives (and hereby consents to) and shall not exercise any rights that the Stockholder might have under any Listed Contract, including any approval rights thereunder, in respect of any Merger Actions.

(e)
The Stockholder hereby waives and shall not exercise any rights that the Stockholder might have under the Charter that is in respect of the Company’s violation on or prior to the Signing Date of the Charter or that gives rise to a right of redemption in favor of the Stockholder under Section 10 of the COD on or prior to the Signing Date, in each case to the extent the Stockholder has knowledge prior to the Signing Date of any such breach or other event or circumstance giving rise to such right.

6.2	Warrants and Securities Purchase Agreements.

(a)
The Stockholder hereby waives and shall not exercise any rights that the Stockholder might have under any Warrant that the Stockholder holds or hereafter acquires, including any right to approval thereunder, in respect of (i) any Merger Actions, including any right thereunder in respect of a Fundamental Transaction (as defined thereunder) that would arise because of the occurrence of any Merger Action, or (ii) the Company’s breach on or prior to the Signing Date, to the extent the Stockholder has knowledge prior to the Signing Date of any such breach, of any obligation under any Warrant.

(b)
The Stockholder hereby waives and shall not exercise any rights that the Stockholder might have under any Listed Contract, including any right to approval thereunder, with respect to any Subject Securities that the Stockholder holds or hereafter acquires and that is in respect of:

(i)	any Merger Actions;

(ii)	any inaccuracy or breach of any representation or warranty under Article III of the Form SPA or any other Listed Contract;

(iii)	the Company’s breach on or prior to the Signing Date, to the extent the Stockholder has knowledge prior to the Signing Date of any such breach, of any obligation under any Listed Contract;

(iv)
any of the following sections of the Form SPA: Sections 4.7 (Use of Proceeds), 4.11 (Participation in Future Financing), 4.12 (Subsequent Equity Sales), 4.16 (Capital Changes), and 4.17 (Management Lock-Up);

(v)	Section 4.8 (Indemnification) (other than as to third-party claims against the Stockholder and other indemnified persons, if applicable); or

(vi)
any of the provisions under any Listed Contract analogous to those referred to in Section 6.2(b)(iv) and (v) (including Section 4.22 of the Securities Purchase Agreement by and among Akeena Solar, Inc. d/b/a Westinghouse Solar and the Purchaser(s) (as defined therein), dated as of February 17, 2011, as amended).

6.3
Waiver of Dissenters’ Rights. The Stockholder hereby waives, and shall not assert or perfect, if applicable, any appraisal rights or rights to dissent with respect to the Merger that the Stockholder might have by virtue of the Stockholder’s ownership of any Subject Security, including under Section 262 of the DGCL.

6.4	Certain Rights Not Waived. Notwithstanding anything in this Section 6 to the contrary:

(a)
(i) the Stockholder is not waiving pursuant to this Section 6 the Stockholder’s rights under the following sections of the Securities Purchase Agreement, dated as of February 26, 2009 (the “Form SPA”), between the Company and the Purchasers (as defined in the Form SPA) (including the Stockholder) in respect of breaches of any such sections that occur after the Signing Date or in respect of circumstances first existing or events occurring after the Signing Date: Sections 4.1 (Underlying Shares), 4.2 (Furnishing of Information), 4.3 (Integration), 4.4 (Securities Law Disclosure; Publicity), 4.5 (Shareholder Rights Plan), 4.6 (Non-Public Information), 4.9 (Reservation of Common Stock), 4.10 (Listing of Common Stock) (except that the reference to “Trading Market” in such section is deemed to include the Over-the-Counter Bulletin Board (or any successors thereof)), and 4.13 (Equal Treatment of Purchasers), and 4.15 (Delivery of Warrants After Closing); and (ii) the Stockholder is not waiving pursuant to this Section 6 the Stockholder’s rights under the analogous sections of the other Listed Contracts in respect of breaches of any such sections that occur after the Signing Date or in respect of circumstances first existing or events occurring after the Signing Date;

(b)
the Stockholder is not waiving pursuant to this Section 6 the Stockholder’s rights nor the rights of other indemnified persons, if applicable, under clause (b) of Section 4.8 (Indemnification) of the Form SPA (and analogous sections of the other Listed Contracts);

(c)	the Stockholder is not waiving pursuant to this Section 6 any rights under the Charter that the Stockholder has in the Stockholder’s capacity as a holder of Company Common Stock;

(d)
is not waiving pursuant to this Section 6 any adjustment to the Conversion Price (as defined in the COD) that is required to be made pursuant to the COD prior to the Effective Time, or the Stockholder’s rights with respect to any such adjustment and such adjustment will be made accordingly to the Conversion Price; and

(e)
the Stockholder is not waiving any adjustment to the Exercise Price (as defined in the applicable Warrant) that is required to be made pursuant to such Warrant prior to the Effective Time, or the Stockholder’s rights with respect to any such adjustment and such adjustment will be made accordingly to the Exercise Price (as defined in such Warrant) of such Warrant.

6.5	Nature of Waiver and Consent. The waivers and consents set forth in this Section 6 are irrevocable, except to the extent provided in Section 14.

7.
Limitation of Restrictions on Transfer and on Waivers. Notwithstanding anything herein to the contrary: (a) nothing in herein will prevent the Stockholder from converting, prior to the Effective Time, the shares of Company Series B Preferred Stock that the Stockholder holds into shares of Company Common Stock in accordance with the COD; (b) nothing herein will prevent the Stockholder from exercising, prior to the Effective Time, any Warrant that the Stockholder holds for shares of Company Common Stock in accordance with the terms of such Warrant; and (c) nothing herein will prevent the Stockholder from selling, prior to the Effective Time, any shares of Company Common Stock that are issued upon the conversion of Company Series B Preferred Stock or upon the exercise of any Warrant.

8.	Treatment of Company Series B Preferred Stock.

8.1	Parent Series A Preferred Share Terms. The terms of the Parent Series A Preferred Shares will be in the form set forth in Exhibit C (the “Parent Series A Preferred Share Terms”).

8.2
Exchange for Parent Series A Preferred Shares. The Stockholder acknowledges that, pursuant to the Merger Agreement, at the Effective Time, subject to the provisions of the Merger Agreement, all shares of Company Series B Preferred Stock held by the Stockholder immediately prior to the Effective Time will (by virtue of the Merger Agreement and without any action on the part of the Parent, Merger Sub, the Company, or such Person) be exchanged for Parent Series A Preferred Shares in accordance with the Merger Agreement, and the Stockholder hereby consents to the exchange of such Company Series B Preferred Stock pursuant to the Merger Agreement and subject to the terms thereof.

9.	Treatment of Warrants.

9.1
Cancellation of Warrants. Upon the Parent’s issuance to the Stockholder of the Parent Warrant as contemplated by Section 9.2, by virtue hereof, each Warrant that the Stockholder holds immediately prior to the Effective Time will be hereby cancelled and terminated, which cancellation and termination will be deemed effective as of the Effective Time.

9.2
Issuance of Parent Warrants. Promptly after the Effective Time, the Parent shall issue in favor of and deliver to the Stockholder a warrant, dated as of the Closing Date, in the form attached as Exhibit D (the “Parent Warrant”), pursuant to which the Stockholder will be entitled to purchase, pursuant to and in accordance with the terms of the Parent Warrant, a number of Parent Common Shares equal to (x) the Base Exchange Number multiplied by [(y) the sum of the following:]

(a)
[the aggregate number of shares of Company Common Stock into which all Series J Warrants held by the Stockholder immediately prior to the Effective Time are exercisable for as of immediately prior to the Effective Time; plus]

(b)
[the aggregate number of shares of Company Common Stock into which all Series L Warrants held by the Stockholder immediately prior to the Effective Time are exercisable for as of immediately prior to the Effective Time; plus]

(c)
[the aggregate number of shares of Company Common Stock into which all Series M Warrants held by the Stockholder immediately prior to the Effective Time are exercisable for as of immediately prior to the Effective Time; plus]

(d)
[(i) 1.25 multiplied by (ii) the aggregate number of shares of Company Common Stock into which all Series K Warrants held by the Stockholder immediately prior to the Effective Time are exercisable for as of immediately prior to the Effective Time.]

10.	Restriction on Transfer of Restricted Securities.

10.1
Conditions for Transfer. The Restricted Securities may only be disposed of in compliance with applicable securities Laws. In connection with any transfer of Restricted Securities (other than pursuant to an effective registration statement, pursuant to Rule 144, transfers to the Parent or to an Affiliate of the Stockholder, or in connection with a pledge as contemplated in Section 10.2), the Parent is permitted to require the transferor thereof to provide to the Parent an opinion of counsel selected by the transferor and reasonably acceptable to the Parent, and in a form and substance that is reasonably satisfactory to the Parent, to the effect that such transfer does not require registration of such transferred Restricted Securities under the Securities Act. As a condition of transfer, any such transferee must agree in writing to be bound by the terms hereof and the Registration Rights Agreement, and will have the rights and obligations of the Stockholder hereunder and under the Registration Rights Agreement.

10.2	Existence of Legends. The Stockholder agrees to the imprinting, so long as is required by this Section 10, of a legend on any of the Restricted Securities in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Parent acknowledges and agrees that the Stockholder is permitted to from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Restricted Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and that agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, the Stockholder is permitted to transfer any such Restricted Securities that have been pledged to the applicable pledgees. Such a pledge or transfer would not be subject to approval of the Parent and no legal opinion of legal counsel of the pledgee, secured party, or pledgor will be hereby required in connection therewith. Further, the Stockholder is not required to give notice of such pledge to Parent. At the Stockholder’s expense, the Parent shall execute and deliver such reasonable documentation as a pledgee or secured party of Restricted Securities might reasonably request in connection with a pledge or transfer of the Restricted Securities, including, if the Restricted Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of such stockholders selling such securities thereunder.

10.3
Removal of Legends. Certificates evidencing the Underlying Parent Shares will not contain any legend (including the legend set forth in Section 10.2): (a) while a registration statement (including a Registration Statement) covering the resale of such security is effective under the Securities Act; (b) following any sale of such Underlying Parent Shares pursuant to Rule 144, (c) if such Underlying Parent Shares are eligible for sale under Rule 144, without the requirement for the Parent to be in compliance with the current public information required under Rule 144 as to such Underlying Parent Shares and without volume or manner-of-sale restrictions; or (d) if such legend is not required under applicable requirements of the Securities Act and any other applicable securities Laws (including judicial interpretations and pronouncements issued by the staff of the Commission). The Parent shall cause the Parent’s counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder. If (w) all or any shares of Parent Series A Preferred Shares are converted or any portion of the Parent Warrant is exercised in each case at a time when there is an effective registration statement to cover the resale of the Underlying Parent Shares, (x) such Underlying Parent Shares are permitted to be sold under Rule 144 and the Parent is then in compliance with the current public information required under Rule 144, (y) the Underlying Parent Shares are permitted to be sold under Rule 144 without the requirement for the Parent to be in compliance with the current public information required under Rule 144 as to such Underlying Parent Shares and without volume or manner-of-sale restrictions, or (z) a legend is not otherwise required under applicable requirements of the Securities Act and applicable securities Laws (including judicial interpretations and pronouncements issued by the staff of the Commission), then, in each case, the Parent shall, upon issuance, issue such Underlying Parent Shares free of all legends. Following the Effective Date, the Parent shall, no later than three Trading Days following the delivery by the Stockholder to the Parent or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Stockholder a certificate representing such shares that is free from all restrictive and other legends. The Parent shall not make any notation in the Parent’s records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 10. Certificates for Underlying Parent Shares subject to legend removal hereunder will be transmitted by the Transfer Agent to the Stockholder by crediting the account of the Stockholder’s prime broker with the Depository Trust Company System as directed by the Stockholder. If the Parent Shares are not represented by physical share certificates, then references in this Section 10.3 to share certificates representing Underlying Parent Shares will be deemed to refer to non-certificated shares of Underlying Parent Shares represented by book entry.

10.4
Acknowledgment of Transfer Requirements. The Stockholder shall not sell any Restricted Securities other than pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, and the requirements of other applicable securities Laws, or an exemption from each of the foregoing. If the Stockholder sells Restricted Securities pursuant to a Registration Statement, then the Stockholder shall sell such Restricted Securities in compliance with the plan of distribution set forth in such Registration Statement. The Stockholder acknowledges that the removal of the restrictive legend from certificates representing Restricted Securities as set forth in this Section 10 is predicated upon the Parent’s reliance upon this understanding.

11.
Registration Rights. The Parent and the Stockholder shall negotiate in good faith to enter into a registration rights agreement (the “Registration Rights Agreement”) that provides that, subject to the terms thereof: (a) the Stockholder, in the Stockholder’s capacity as a holder of the Parent Warrant and as a holder of Parent Series A Preferred Shares, is entitled to two demand registration rights and an unlimited number of piggyback registration rights requiring the Parent to register the resale of the Underlying Parent Shares; (b) the Parent will use the Parent’s commercially reasonable efforts to file, no later than the date that is 60 days after the Closing Date, a registration statement on Form F-1 or Form F-3, as applicable, with respect to the registration of the resale of the Underlying Parent Shares; and (c) such other terms as are customary for registration rights agreements.

12.
Terminated Contracts. Upon the occurrence of the Effective Time, with respect to each Listed Contract, either (x) such Listed Contract will be hereby terminated between all parties thereto if the terms of such Listed Contract provide that such Listed Contract can be terminated with respect to all parties thereto by the action of the Stockholder or (y) if the immediately foregoing clause (x) is inapplicable to such Listed Contract, then the Stockholder and the Company acknowledge that the terms of such Listed Contract will cease to apply to the Stockholder and the Company and to each Subject Security that is or was held by the Stockholder; except that any obligation of the Company to indemnify the Stockholder (and other indemnified persons, if applicable) against third-party claims against the Stockholder (and other indemnified persons, if applicable) will not be hereby terminated and will not hereby cease to apply. After the Effective Time, promptly after the delivery of the Parent Warrant to the Stockholder, the Stockholder shall surrender to the Company all Warrants that the Stockholder holds.

13.	Certain Covenants.

13.1	Disclosure. The Company shall timely file a current report on Form 8-K with respect hereto.

13.2
Amendment of Merger Agreement. The Parent and the Company shall not amend or waive any provision of the Merger Agreement if such amendment or waiver would adversely impact the Stockholder’s rights under this Agreement, the terms of any of the Acquired Securities, or the Stockholder’s relative percentage ownership (on an as-converted and as-exercised basis) in the Parent after the Effective Time. The Stockholder acknowledges that the amendment of the Merger Agreement to extend the Outside Date will be deemed not to be an amendment to the Merger Agreement that violates this Section 13.2.

13.3
Notices to Stockholder. If the Company provides any notices regarding the Merger or the Merger Agreement to the Company Common Stock Holders generally, then the Company shall concurrently provide a copy of such notice to the Stockholder.

14.
Termination. This Agreement will terminate upon the earlier to occur of the following: (a) the termination of the Merger Agreement at a time when the Effective Time has not yet occurred and (b) the date that is the one-year anniversary of the Signing Date if, on or prior to such time, the Effective Time has not occurred. Upon the termination hereof, the Stockholder will be entitled to exercise the Stockholder’s rights under the Charter and any Listed Contract (in each case other than with respect to any Merger Action, to the extent waived under Section 6, and other than any matter waived under Section 6.1(b)) occurring prior to such termination in respect of which the Stockholder could have, but for the waivers given hereunder, exercised such rights.

15.	Reliance. The Stockholder acknowledges that the Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery hereof.

16.
No Amendment to Charter. The Parties acknowledge that, notwithstanding anything to the contrary set forth herein, nothing herein will constitute an amendment to the Charter for which the approval of the holders of Company Common Stock would be required under the DGCL.

17.	General Provisions.

17.1	Amendments; Waivers.

(a)	This Agreement can be amended if, and only if, such amendment is in writing and is signed by each Party.

(b)
No waiver by any Party of such Party’s rights, powers, or privileges hereunder, will be binding against any other Party.  No such waiver by a Party, and no failure or delay by any Party in exercising any of such Party’s rights, powers, or privileges hereunder, will be enforceable against such Party unless such waiver was given in a written instrument signed by such Party. The waiver by any Party of any of such Party’s rights, powers, or privileges hereunder arising because of any claimed breach, default, or misrepresentation under or with respect to a provision hereof, whether intentional or not, will not thereby extend (and will not be deemed to thereby extend) to any prior separate or subsequent breach, default, or misrepresentation, respectively, by such Party or by another Party and will not affect in any way any rights, powers, or privileges arising by virtue of any such separate prior or subsequent occurrence. No single or partial exercise of a Party’s rights, powers, or privileges under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or otherwise.

17.2
Assignment. Except as set forth in Section 5 with respect to the Transfer of Subject Securities and except in connection with the Stockholder’s transfer of Restricted Securities to the extent permitted under Section 10.1, each Party shall not, and shall not purport to, assign any of such Party’s rights hereunder or delegate any of such Party’s obligations hereunder (and shall not enter into any Contract that requires any such assignment or delegation) without the prior written consent of each other Party, and any such purported assignment or delegation without obtaining such written consent will be void ab initio.

17.3
No Third-Party Beneficiaries. No provision hereof is intended to confer, will not confer, and will not be deemed to confer benefits, rights, or remedies upon any Person other than upon the Parties, their respective successors, and their respective permitted assigns.

17.4	Notice. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval, or other communication (any of the foregoing, a “Notice”) that is given pursuant hereto:

(a)
must be in writing and will be deemed given only as follows: (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered to the recipient Party by a private, internationally recognized, overnight courier, as established by the sender by evidence obtained from the courier; (iii) if sent by facsimile to the recipient Party, then upon confirmation of transmission thereof and (A) if such transmission is received during normal business hours of the recipient, then on the date of such transmission as indicated in such confirmation, and (B) if such transmission is not received during normal business hours of the recipient, then on the next Business Day after the date of such transmission as indicated in such confirmation; (iv) if a Notice is delivered in portable document format (.pdf) as an attachment to an email addressed to a recipient Party, then at the time at which the confirmation of receipt is generated by the recipient Party opening the email message (and creating a record of receipt of the transmission) or receipt of such email message is otherwise acknowledged by the recipient Party; and

(b)	must be addressed (depending upon the method of notice) as follows:

If to the Stockholder, then to:

[___________]
[___________]
[___________]
[___________]
Attention: [___________]
Facsimile: [___________]
Email: [___________]

with a required copy (the delivery of which will not constitute notice to the Stockholder) to:

Grushko & Mittman, P.C.
515 Rockaway Avenue
Valley Stream, New York 11581
Attention: Edward M. Grushko
Facsimile: (212) 697-3575
Email: ed@grushkomittman.com

If to the Company, then to:

Westinghouse Solar, Inc.
1475 South Bascom Avenue, Suite 101
Campbell, CA 95008
Attention: Margaret Randazzo
Facsimile: (408) 371-5105
Email: mrandazzo@westinghousesolar.com

with a required copy (the delivery of which will not constitute notice to the Company) to:

DLA Piper LLP
2000 University Avenue
East Palo Alto, CA 94303
Attention: Brad Rock, Esq.
Facsimile: (650) 687-1191
Email: brad.rock@dlapiper.com

If to the Parent, then to:

CBD Energy Limited
Suite 2, Level 2
53 Cross Street Double Bay
Sydney NSW 2028
Attention: Gerry McGowan
Facsimile: +61-2-9363-9955
Email: gerrymcgowan@me.com

with a required copy (the delivery of which will not constitute notice to the Parent) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Yvan-Claude Pierre, Esq.
Facsimile: (212) 521-5450
Email: ypierre@reedsmith.com

Notwithstanding the foregoing contact information set forth in this Section 17.4, a Party is permitted to validly deliver a Notice pursuant hereto to such other address or to the attention of such other or additional Person or Persons as the recipient Party has specified by prior Notice (in accordance with this Section 17.4) to the sending Party (or, in the case of counsel, to such other readily, ascertainable business address as such counsel might hereafter maintain).  If more than one method for sending Notice as set forth above is used, then the earliest notice date established as set forth in this Section 17.4 will control for purposes of determining when such Notice is deemed to have been given.

17.5	Interpretation; Construction.

(a)
(i) in instances in which a word or phrase is defined herein, each of the other grammatical forms of such word or phrase has a correlative meaning; (ii) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” “herewith,” and words of import similar to any of the foregoing are to be construed to refer to this Agreement as a whole and not to any particular Section or provision of this Agreement; (iii) a reference herein to a “Section,” a “Schedule,” or an “Exhibit” is a reference to a section, a schedule, or an exhibit, respectively, of or to this Agreement; (iv) the words “include,” “includes,” and “including” as used herein are deemed to be followed by the words “without limitation” and the canon of construction ejusdem generis is not to be applied with respect to the construction thereof; (v) the word “Affiliate” when used herein has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; and (vi) the phrase “beneficial ownership” and words of similar import when used herein have the meaning ascribed to them in Rule 13d-3 under the Exchange Act.

(b)
Unless otherwise expressly provided herein: (i) any reference to a Contract (including this Agreement) and all other contractual instruments is a reference to such Contract or instrument (including all exhibits, schedules, annexes, indices, appendices, and other attachments thereto) as the same may be amended or otherwise modified in accordance with the terms thereof; and (ii) any reference to a Law is a reference to all statutory and regulatory provisions and rules consolidating, amending, replacing, supplementing, or interpreting such Law, in each case through the Signing Date.

(c)
If a Party has an obligation hereunder to not permit another Person to take any action, then such Party is deemed to have a concurrent obligation to cause such other Person, to the extent such Party is capable of exercising Control over the actions of such other Person, to cease taking such action (if applicable) and to refrain from taking such action.

(d)
The Parties have participated jointly in the negotiation and drafting hereof, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship hereof is not to affect the construction and interpretation hereof.

17.6
Counterparts. Each Party is permitted to execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Each Party is permitted to deliver this Agreement to the other Parties by means of delivery of one or more counterpart signature pages via facsimile or as an attachment in portable document format (.pdf) to an email addressed to the recipient Party. Any photographic copy, photocopy, or similar reproduction of this Agreement, any electronic file of this Agreement in portable document format (.pdf), or any copy of this Agreement delivered by facsimile transmission, in each case with all signatures reproduced on one or more sets of signature pages, will be considered as if it were manually executed.

17.7
Entire Agreement. This Agreement (a) is a final, complete, and exclusive statement of the agreement and understanding of the Parties with respect of the subject matter hereof, (b) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and (c) supersedes and merges herein any prior negotiations, discussions, representations, understandings, and agreements between the Parties, whether oral or written, with respect to the subject matter hereof.

17.8
Governing Law. This Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

17.9
Severability. If any portion or provision hereof is to any extent determined to be illegal, invalid, or unenforceable by a court of competent jurisdiction, then the remainder hereof, and the application of such portion or provision in circumstances other than those as to which it is so determined to be illegal, invalid, or unenforceable, as applicable, will not be affected thereby. Without limiting the generality of the immediately foregoing sentence, if any portion or provision hereof is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, then such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which such court determines it is permitted to be enforceable.

17.10
Further Assurances. Subject to the terms hereof, each Party shall use such Party’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to implement the transactions contemplated hereby.

17.11
Equitable Relief. Each Party acknowledges that the rights of each other Party hereunder and with respect hereto are special, unique, and of extraordinary character and that, if a Party breaches or threatens to breach any of such Party’s obligations hereunder, then each other Party (a) might experience irreparable harm as a result thereof and might be without an adequate remedy at law with respect thereto and (b) is permitted (except to the extent the satisfaction of such obligation has been waived by such non-breaching Party in accordance with the terms hereof), in addition to any remedies for damages or other relief, to institute and prosecute an action in any court of competent jurisdiction (subject to Section 17.12) for equitable relief (including specific performance, a temporary restraining order, and an injunction), without the requirement to post a bond.

17.12
Consent to Jurisdiction and Venue. Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of, and venue in, any federal court located within the City of New York in the State of New York (any such court, a “Permitted Court”) for the purposes of any Suit arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby, and in each case the appropriate appellate courts therefrom, and each Party shall not commence any such Suit in a court other than any Permitted Court. Service of any process, summons, notice, or document by personal delivery or by U.S. registered mail to a Party’s address set forth in Section 17.4 (or such other address if changed in accordance with Section 17.4) will be effective service of process for any such Suit. Each Party (a) hereby irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby in any Permitted Court, and (b) hereby irrevocably and unconditionally waives any objection that such Party might now or in the future have, and shall not plead or claim, that any such Suit brought in any Permitted Court has been brought in an inconvenient forum.  A judgment in any Suit is permitted to be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

17.13
Waiver of Jury Trial. To the extent permitted by Law, each Party irrevocably and unconditionally waives any right that such Party might have to a trial by jury in any Suit arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby. Each Party acknowledges that: (a) such Party has considered the implications of the waiver in this Section 17.13; (b) such Party will continue to rely upon the waiver in this Section 17.13 in such Party’s future dealings arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby; and (c) this provision is a material inducement for such Party to enter into this Agreement.

17.14	Time is of the Essence. Time is of the essence with respect to all dates and time periods set forth or referred to herein.

17.15	Signed Writings. Except as provided in Section 17.6, emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes hereof.

17.16	Captions. Titles, captions, and headings included herein are for convenience of reference only and do not affect the meaning, construction, or interpretation hereof or of any provision hereof.

17.17
Access to Counsel. Each Party acknowledges that such Party has had an adequate opportunity to consult with and to engage such Party’s own legal counsel in connection with the drafting, negotiation, execution, and delivery hereof, discussions regarding this Agreement, and otherwise with respect hereto.

17.18	Effectiveness.

(a)	This Agreement is deemed to be effective on the Signing Date immediately prior to the effectiveness of the Merger Agreement.

(b)
Each of the Parent and the Company is permitted to apply a waiver or consent by the Stockholder hereunder toward obtaining a waiver or consent of more than one party under a Contract, to the extent permitted under such Contract, in reference to the matter so waived or consented to. To the extent that any such any such waiver or consent can be deemed to constitute an amendment to each such Contract, then such waiver or consent shall be deemed to constitute an amendment to each such Contract to the extent necessary to give effect to such waiver or consent. Except as set forth in the prior sentences of this Section 17.18(b) this Agreement will not be deemed to constitute an amendment to any Listed Contract, and no other holder of any Warrant will be entitled by virtue of this Agreement to any warrant issued by the Parent.

[Signature page follows]

The Parties are signing this Agreement as of the Signing Date.

[________________________]

By:
Name:
Title:

WESTINGHOUSE SOLAR, INC.

By:
Name:
Title:

CBD ENERGY LIMITED

By:
Name:
Title:

Exhibit A

“Acquired Securities” means the Parent Warrant and the Parent Series A Preferred Shares that the Stockholder acquires pursuant to the Merger Agreement.

“Agreement” has the meaning set forth in the preamble.

“Charter” means the Company’s certificate of incorporation (including the COD), as amended to date.

“COD” means the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B 4% Convertible Preferred Stock, as amended to date.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Security” means a Security of the Company.

“Company Series B Preferred Stock” has the meaning set forth in the recitals.

“Corporations Act” means the Australian Corporations Act of 2001 (Cth).

“Effective Date” means, with respect to a class of Restricted Securities, the first date on which one of the following occurs: (a) the initial Registration Statement filed by the Parent pursuant to the Registration Rights Agreement has been declared effective by the Commission; (b) all of such Restricted Securities have been sold pursuant to Rule 144 or are permitted to be sold pursuant to Rule 144 without the requirement for the Parent to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) after the one-year anniversary of the Closing Date, and only if the Stockholder is not an Affiliate of the Parent, all of such Restricted Securities are permitted to be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions and the Parent’s legal counsel has delivered to the holders thereof a standing written opinion (in form and substance reasonably acceptable to such holders) that resales are permitted to then be made by such holders pursuant to such exemption; except that the foregoing clauses (b) and (c) will apply with respect the Parent Warrant and exercises thereof only if exercises of the Parent Warrant are capable of being cashless exercises pursuant to the terms thereof.

“Form SPA” has the meaning set forth in Section 6.4(a).

“Legend Removal Date” has the meaning set forth in Section 10.3.

“Listed contracts” has the meaning set forth in Section 2.1(c).

“Merger” has the meaning set forth in the recitals.

“Merger Action” means any of the following: (a) the Company’s entry into the Merger Agreement; (b) the Company taking any action contemplated by the Merger Agreement (including any action that the Company takes in connection with Section 6.1, 6.12 or 6.13 thereof); and (c) the consummation of the Merger.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Notice” has the meaning set forth in Section 17.4.

“Parent” has the meaning set forth in the preamble.

“Parent Series A Preferred Share Terms” has the meaning set forth in Section 8.1.

“Parent Warrant” has the meaning set forth in Section 9.2.

“Parties” has the meaning set forth in the preamble.

“Permitted Court” has the meaning set forth in Section 17.12.

“Registrable Securities” means the Underlying Parent Shares that are required to be covered by a Registration Statement.

“Registration Rights Agreement” has the meaning set forth in Section 11.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Parent Shares by the Stockholder as provided for in the Registration Rights Agreement.

“Restricted Securities” means the Acquired Securities and all securities issued upon the conversion or exercise of the Acquired Securities.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

[“Series E Warrants” has the meaning set forth in Section 2.1(d)(i)(2)(a).]

[“Series I Warrants” has the meaning set forth in Section 2.1(d)(i)(2)(b).]

[“Series J Warrants” has the meaning set forth in Section 2.1(d)(i)(2)(c).]

“Series K Warrants” has the meaning set forth in Section [2.1(d)(i)(2)(d)].

[“Series L Warrants” has the meaning set forth in Section 2.1(d)(i)(2)(e).]

[“Series M Warrants” has the meaning set forth in Section 2.1(d)(i)(2)(f).]

“Short Sales” has the meaning set forth in Section 2.1(e)(v).

“Signing Date” has the meaning set forth in the preamble.

“Stockholder” has the meaning set forth in the preamble.

“Subject Securities” means, as of a given time of determination, all shares of Company Series B Preferred Stock and all Warrants that the Stockholder owns as of such time.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Parent Common Shares are listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer” has the meaning set forth in Section 5.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Corporation, with a mailing address of 1218 Third Avenue Suite 1700, Seattle, Washington 98101, and a facsimile number of (206) 682-0812, and any successor transfer agent of the Corporation.

“Underlying Parent Shares” means the Parent Common Shares that are issuable upon the conversion of the Stockholder’s Parent Series A Preferred Shares and upon the exercise of the Parent Warrant, collectively.

“Waived Indebtedness Event” has the meaning set forth in Section 6.1(b)(i).

“Warrants” has the meaning set forth in the recitals.

“Warrant SPAs” means the Listed Contracts that are securities purchase agreements to which the Stockholder and the Company are parties.

Exhibit B

Execution Version of Merger Agreement

Exhibit C

Form of Parent Series A Preferred Share Terms

Exhibit D

Form of Parent Warrant

Schedule 2.1(c)

Listed Contracts

[Stock Purchase Agreement by and among Akeena Solar, Inc. and the Purchaser(s) (as defined therein), dated as of February 26, 2009 (E/F/G Warrants)]
[Amendment Agreement by and among Akeena Solar, Inc. and the Purchasers (as defined therein), dated as of April 20, 2009 (amendment of G Warrants)]
[Amendment Agreement by and among Akeena Solar, Inc. and the Purchasers (as defined therein), dated as of June 1, 2009 (amendment of G Warrants)]
[Securities Purchase Agreement by and among Akeena Solar, Inc. and the Purchasers thereto, dated as of May 17, 2010 (I Warrants)]
[Securities Purchase Agreement by and among Akeena Solar, Inc. d/b/a Westinghouse Solar and the Purchasers thereto, dated as of October 7, 2010 (J Warrants)]
[Securities Purchase Agreement by and among Akeena Solar, Inc. d/b/a Westinghouse Solar and the Purchaser(s) (as defined therein), dated as of February 17, 2011 (K Warrants and Series B Preferred)]
[Securities Purchase Agreement by and among Westinghouse Solar, Inc. and the Purchasers thereto, dated as of August 16, 2011 (L Warrants)]
[Securities Purchase Agreement by and among Westinghouse Solar, Inc. and the Purchasers thereto, dated as of September 28, 2011 (M Warrants)]
[Amendment No. 1 to Securities Purchase Agreement (amending Series K Warrants) and waiver by holders of Series B Preferred Shares, dated March 30, 2012, by and among the Company and the Purchaser(s) (as defined therein)]

[Series E Warrant issued by the Company in favor of the Stockholder on March 2, 2009, with an expiration date of March 1, 2016]
[Series I Warrant issued by the Company in favor of the Stockholder on May 17, 2010, with an expiration date of November 14, 2015]
[Series I Warrant issued by the Company in favor of the Stockholder on May 17, 2010, with an expiration date of April 7, 2016]
[Series J Warrant issued by the Company in favor of the Stockholder on October 7, 2010, with an expiration date of February 16, 2017]
[Series K Warrant issued by the Company in favor of the Stockholder on February 22, 2011, with an expiration date of August 22, 2016, as amended]
[Series L Warrant issued by the Company in favor of the Stockholder on August 16, 2011, with an expiration date of February 16, 2017]
[Series M Warrant issued by the Company in favor of the Stockholder on September 28, 2011, with an expiration date of March 28, 2017]

Exhibit E

SERIES A PREFERENCE TERMS

CONVERTIBLE REDEEMABLE PREFERENCE SHARES

OF

CBD ENERGY, LIMITED

The undersigned hereby certify that the following resolution was duly adopted by the Board of Directors (the “Board”) of CBD Energy Limited, an Australian corporation (the “Corporation”), with the preferences and rights set forth therein relating to dividends, exchange, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board pursuant to authority granted to it under Articles 2.3 and 19 of the Corporation’s Constitution, as amended 20 December, 2000 (the “Constitution”), and in accordance with the provisions of the Corporations Act of 2001 (Cth) (Corporations Act):

RESOLVED:  That, pursuant to authority conferred upon the Board by the Constitution of the Corporation, the Board hereby authorizes the issuance of [_________________] Convertible Redeemable Preference Shares designated Series A Preference Shares of the Corporation, and hereby fixes the rights, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Corporation’s Constitution, as follows:

SERIES A PREFERENCE TERMS

Section 1.                       Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control (as such terms are used in and construed under Rule 405 of the Securities Act) with another Person.

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 7.b)i.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6.d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or a public holiday in New South Wales, Australia, or any day on which banking institutions in the State of New York or New South Wales, Australia are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6.c)iv.

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“Change of Control Transaction” means the occurrence after the Original Issue Date of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than pursuant to a merger or consolidation of the Corporation (which is addressed in the following clause (b)) and other than by means of conversion of Series A Preference Shares and the exercise of Securities issued together with the Series A Preference Shares), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction (or, if such merger or consolidation is structured such that the stockholders of the Corporation immediately prior to such transaction receive voting securities in another entity the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of such other entity after giving effect to such transaction), (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) a replacement at one time or within a one-year period of more than one-half of the members of the Board that is not approved by a majority of those individuals who are members of the Board on the Original Issue Date (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the Original Issue Date).

“Closing” means the closing of the merger pursuant to the Merger Agreement.

“Commission” means the United States Securities and Exchange Commission and its staff.

“Common Stock” means the Corporation’s ordinary shares and shares of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6.a).

“Conversion Price” shall have the meaning set forth in Section 6.b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preference Shares in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of Conversion Shares.

“Corporation Redemption Notice” has the meaning set forth in Section 9.b)i.

“Dilutive Issuance” shall have the meaning set forth in Section 7.b)i.

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7.b)iv.

“Dividend Notice Period” shall have the meaning set forth in Section 3.a).

“Dividend Payment Date” shall have the meaning set forth in Section 3.a).

“Dividend Share Amount” shall have the meaning set forth in Section 3.a).

“Effective Date” means the date that the Conversion Shares Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

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“Effectiveness Period” means the period commencing upon the time when the Conversion Shares Registration Statement is declared effective and ending at the time when all Registrable Securities covered by the Conversion Shares Registration Statement (a) have been sold, thereunder or pursuant to Rule 144, or (b) are permitted to be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and either (i) without the requirement for the Corporation to be in compliance with the current public information requirement under Rule 144 or (ii) during such period the Corporation is then current as to its public information requirements pursuant to Rule 144, as determined by the counsel to the Corporation pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing and then lawfully payable under these Series A Preference Terms to the applicable Holder in respect of the Series A Preference Shares, (c)(i) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Conversion Shares or (ii) all of the Conversion Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (d) the Common Stock is trading on a Trading Market and all of the Conversion Shares are listed or quoted for trading on such Trading Market, (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the Conversion Shares, (f) no Triggering Event exists or has occurred and is continuing, and no circumstance exists that, with the passage of time or the giving of notice, would constitute a Triggering Event, (g) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 6.d) herein; provided that such number of shares may be issued and such portion of the Series A Preference Shares may be converted within such limitation and (h) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or Common Stock Equivalents to employees, independent contractors providing services to the Corporation, officers or directors of the Corporation pursuant to any stock or option plan or agreement duly adopted by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Merger Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Original Issue Date; provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities, (c) securities issued upon the declaration of a dividend on any of the outstanding Series A Preference Shares, (d) securities issued to a lender as partial consideration for credit facilities or lease financing facilities extended to the Corporation; provided that such securities represent no more than 25% of the aggregate value of such debt financing, (e) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) that is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Corporation and that provides to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.  Additionally, in no event shall an exchange of Common Stock or Common Stock Equivalents for outstanding Indebtedness that is not by its terms convertible into Common Stock or Common Stock Equivalents be deemed an Exempt Issuance.

“Floor Price” means $[___]1 per share of Common Stock (subject to proportional adjustment as a result of stock splits, stock dividends, recapitalizations and the like).

“Forced Conversion Date” shall have the meaning set forth in Section 8.

“Forced Conversion Notice” shall have the meaning set forth in Section 8.

“Forced Conversion Notice Date” shall have the meaning set forth in Section 8.

“Holder” means a holder of Series A Preference Shares.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with applicable International Financial Reporting Standards.

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“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation.

“Liquidation” shall have the meaning set forth in Section 5.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 7, 2012, between Westinghouse, the Corporation, and CBD-WS Merger Sub, Inc., a Delaware corporation.

“New York Courts” shall have the meaning set forth in Section 12.d).

“Notice of Conversion” shall have the meaning set forth in Section 6.a).

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preference Shares pursuant to the Merger Agreement, regardless of the number of transfers of any particular shares of Series A Preference Shares and regardless of the number of certificates which may be issued to evidence such Series A Preference Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Post-OID Shares” means any shares of Common Stock or Common Stock Equivalents issued after the Original Issue Date.

“Redemption Date” has the meaning set forth in Section 9.a).

“Redemption Price” has the meaning set forth in Section 9.a).

“Registrable Securities” means the registrable securities covered by the Conversion Shares Registration Statement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of [____________], 2012, among the Corporation and the original Holders.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Series A Preference Shares, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preference Shares” shall have the meaning set forth in Section 2.

“Significant Subsidiary” has the meaning given to such term in Rule 1-02(w) of Regulation S-X of the Securities Act, except that such term is deemed to exclude Westinghouse.

“Share Delivery Date” shall have the meaning set forth in Section 6.c).

“Stated Value” shall have the meaning set forth in Section 2.

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“Subsidiary” means, with respect to any Person, any entity (a) of which 50% or more of the equity securities or other interests having by their terms ordinary voting power for the election of directors, or others performing similar functions, are directly or indirectly owned by such Person or (b) that is otherwise consolidated with such Person for financial reporting purposes.

“Threshold Period” shall have the meaning set forth in Section 8.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Corporation, with a mailing address of 1218 Third Avenue Suite 1700, Seattle, Washington 98101, and a facsimile number of (206) 682-0812, and any successor transfer agent of the Corporation.

“Triggering Event” shall have the meaning set forth in Section 10.a).

“Triggering Redemption Amount” means the Stated Value represented by the Series A Preference Shares held at such time by such Holder; provided, however, that if the Triggering Event is caused by the knowing and willful misconduct of the Corporation, and such misconduct shall not, if subject to the possibility of a cure by the Corporation, have been cured within 30 calendar days after the date on which the Holder notifies the Corporation in writing of such misconduct, the Triggering Redemption Amount shall equal the sum of (a) the greater of (i) 125% of the Stated Value represented by the Series A Preference Shares held at such time by such Holder and (ii) the product of (y) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (z) the Stated Value represented by the Series A Preference Shares held at such time by such Holder divided by the then Conversion Price, (b) all accrued but unpaid dividends thereon and (c) if applicable, all liquidated damage amounts due in respect of the Series A Preference Shares under these Series A  Preference Terms.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 10.b).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series A Preference Shares, upon exercise of the Warrants and issued and issuable in lieu of the cash payment of dividends on the Series A Preference Shares in accordance with the terms of these Series A Preference Terms.

“Variable Rate Transaction” means a transaction in which the Corporation (a) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (i) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock or (b) enters into any agreement, including, without limitation, an equity line of credit or continuous offering facilities through a registered broker-dealer (a/k/a ATM offerings), whereby the Corporation is permitted to sell securities at a future determined price.

“VWAP” means, for any Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume-weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Waiver Agreement” means, with respect to a Holder, a Waiver and Agreement, dated as of May 7, 2012 between such Holder, Westinghouse, and the Corporation.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to each of the Holders at the Closing.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

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“Westinghouse” means Westinghouse Solar, Inc., a Delaware corporation.

Section 2.                       Designation and Stated Value.  The series of preferred stock created hereunder shall be designated as its Series A Preference Shares (the “Series A Preference Shares”).  The Series A Preference Shares initially have an aggregate stated value equal to $[_______________], which represents [           ] Series A Preference Shares with a stated value of $900.00 per share (such amount, the “Stated Value”). The Corporation shall not issue any additional Series A Preference Shares without the consent of the Series A Preference Shares then outstanding.  [The Stated Value will equal the Stated Value of the WEST Series B at the Effective Time.]

Section 3.                       Dividends.

a) Dividends in Cash or in Kind.  Subject to Corporation being authorized to pay dividends pursuant to the requirements of the Corporations Act, each Holder shall be entitled to receive, and the Corporation shall pay, cumulative preferential dividends out of funds legally available on the Stated Value represented by such Holder’s Series A Preference Shares at the rate (as a percentage of such Stated Value) of 8% per annum, payable semi-annually on June 30 and December 31, beginning on the first such date after the Original Issue Date, and on each Conversion Date (with respect only to Series A Preference Shares being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof, in each case as provided in the next sentence (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”).  The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Corporation is authorized to pay a dividend under the Corporations Act and any of the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date (the “Dividend Notice Period”), in cash only; (ii) if funds are legally available for the payment of dividends and the Corporation is authorized to pay a dividend under the Corporations Act and all of the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; and (iii) if funds are not legally available for the payment of dividends and the Corporation is not authorized to pay a dividend under the Corporations Act for the payment of dividends, then such dividends shall accrue to the next Dividend Payment Date.  The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6. Dividends may be franked or unfranked for Australian tax law purposes.

b) Corporation’s Ability to Pay Dividends in Cash or Kind.  On the Original Issue Date, the Corporation shall have notified the Holders whether or not it may legally pay cash dividends as of the Original Issue Date.  The Corporation shall promptly notify the Holders at any time the Corporation is authorized to pay dividends under the Corporations Act and shall become able or unable, as the case may be, to legally pay cash dividends.  If at any time the Corporation has the ability to legally pay dividends in cash or shares of Common Stock, then, in order to be able to pay dividends in Common Stock, the Corporation must provide the Holders with at least 20 Trading Days’ notice of its election (but only if, at the time of such dividend, the Corporation is permitted to do so pursuant to Section 3.a)) to pay a regularly scheduled dividend in shares of Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice).  The aggregate number of shares of Common Stock otherwise issuable to the Holder on a Dividend Payment Date shall be reduced by the number of shares of Common Stock previously issued to the Holder in connection with such Dividend Payment Date.

c) Dividend Calculations.  Dividends on the Series A Preference Shares shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar-day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  If the payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6.c)i., then, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date.  Dividends shall cease to accrue with respect to any Series A Preference Shares that are converted.  Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series A Preference Shares held by each Holder on such Dividend Payment Date.

d) Late Fees.  If the Corporation is authorized to pay dividends under the Corporations Act and funds are legally available for the payment of cash dividends and the Corporation is required to or elects to pay dividends in cash then such cash dividends that are not paid within five Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full.

e) Dividends, Distributions and Repurchases.  So long as any Series A Preference Shares shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities as long as any dividends due on the Series A Preference Shares remain unpaid or the Corporation is not in compliance, in all material respects, with its payment and other obligations under these Series A Preference Terms.  So long as any Series A Preference Shares shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 3 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations under these Series A Preference Terms), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series A Preference Shares remain unpaid.

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Section 4.                       Voting Rights.  Except as otherwise provided herein or as otherwise required by law, the Series A Preference Shares shall have no voting rights.  However, the Holders have the right to vote: (a) during a period during which a dividend (or part of a dividend) in respect of Series A Preference Shares is in arrears, (b) on a proposal to reduce the share capital of the Corporation, (c) on a resolution to approve the terms of a buy-back agreement, (d) on a proposal that affects rights attached to the Series A Preference Shares, (e) on a proposal to wind up the Corporation, (f) on a proposal for the disposal of the whole of the property, business and undertaking of the Corporation, and (g) during the winding up of the Corporation.  In addition, as long as any shares of Series A Preference Shares are outstanding, the Corporation shall not authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to, or pari passu with, the Series A Preference Shares.  Nothing in this Section 4 will prohibit the Corporation from consummating a Change of Control Transaction (or from entering into any agreement contemplating or committing the Corporation to consummate a Change of Control Transaction); provided that the Holder shall have the rights set forth in these Series A Preference Terms.

Section 5.                       Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value represented by the Series A Preference Shares held at such time by such Holder, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under these Series A Preference Terms, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Change of Control Transaction is deemed not to be a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.                       Conversion.

a) Conversions at Option of Holder.  The Stated Value represented by a Holder’s Series A Preference Shares shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of such Holder, into that number of shares of Common Stock (subject to the limitations set forth in Section 6.d)) determined by dividing such Stated Value by the Conversion Price.  Holders shall effect conversions by providing to the persons designated by the Corporation with the signed form of conversion notice attached hereto as Annex A (a “Notice of Conversion”).  Each Notice of Conversion shall specify the number of shares of Series A Preference Shares to be converted, the number of shares of Series A Preference Shares owned prior to the conversion at issue, the number of shares of Series A Preference Shares owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such effective date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Series A Preference Shares, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preference Shares to the Corporation unless all of the shares of Series A Preference Shares represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preference Shares promptly following the Conversion Date at issue.  Shares of Series A Preference Shares converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. Subject to the next sentence, the conversion price (the “Conversion Price”) for the Series A Preference Shares equals $[_____],2 subject to adjustment herein. If, at any given time, the calculation of the Conversion Price pursuant to the immediately foregoing sentence would result in a number that is less than the Floor Price, then the Conversion Price at such time will be deemed to be the Floor Price.

c) Mechanics of Conversion3

i. Delivery of Certificate Upon Conversion.  Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six-month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Waiver Agreements) representing the number of Conversion Shares being acquired upon the conversion of the Series A Preference Shares (including, if the Corporation has given continuous notice pursuant to Section 3.b) for payment of dividends in shares of Common Stock at least 20 Trading Days prior to the date on which the Notice of Conversion is delivered to the Corporation, shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3.a) but assuming that the Dividend Notice Period is the 20 Trading Days period immediately prior to the date on which the Notice of Conversion is delivered to the Corporation and excluding for such issuance the condition that the Corporation deliver the Dividend Share Amount as to such dividend payment), and (B) a bank check in the amount of accrued and unpaid dividends as of the Conversion Date (if the Corporation has elected or is required to pay accrued dividends in cash).  On or after the earlier of (i) the six-month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii. Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled thereafter to elect by written notice to the Corporation at any time on or before such Holder’s receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preference Shares certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

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iii. Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preference Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance that might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the portion of Stated Value represented by such Holder’s Series A Preference Shares, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preference Shares of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the portion of Stated Value represented by such Series A Preference Shares that are subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, pay cash if the Corporation has so elected to pay cash in lieu of fractional shares pursuant to Section 6.c)vi., upon a properly noticed conversion.  If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 6.c)i. on the fifth Trading Day after the Share Delivery Date applicable to such conversion, then the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $2,000 of the portion of Stated Value represented by Series A Preference Shares being converted, $10 per Trading Day for each Trading Day after the fifth Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 10 as a result of the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to obtain damages pursuant to any other section hereof or under applicable law.

iv. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6.c)i., and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares that such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased by or on behalf of the Holder exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue and that were sold multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preference Shares equal to the number of shares of Series A Preference Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.c)i..  For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preference Shares with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000.  The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preference Shares as required pursuant to the terms hereof.  Notwithstanding anything contained herein to the contrary, if the Corporation is required to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and, if the Corporation has previously paid such Holder liquidated damages under Section 6.c)iii. in respect of the certificates resulting in such Buy-In prior to such Buy-In, such amounts paid under Section 6.c)iii. shall be deducted from the amount to be paid in respect of such certificates pursuant to this Section 6.c)iv..

v. Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preference Shares and payment of dividends on the Series A Preference Shares, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preference Shares), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Waiver Agreement and Merger Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then-outstanding shares of Series A Preference Shares and payment of dividends hereunder.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi. Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preference Shares.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii. Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Series A Preference Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series A Preference Shares and, notwithstanding anything herein to the contrary, the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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d) Beneficial Ownership Limitation.  The Corporation is not required to effect any conversion of the Series A Preference Shares, and a Holder shall not have the right to convert any portion of the Series A Preference Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preference Shares with respect to which such determination is being made, but shall exclude the number of shares of Common Stock issuable upon (i) conversion of the remaining, unconverted Series A Preference Shares beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preference Shares or the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6.d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 6.d) applies, the determination of whether the Series A Preference Shares are convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series A Preference Shares are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A Preference Shares may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series A Preference Shares are convertible, in each case subject to the Beneficial Ownership Limitation.  To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  A determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.  For purposes of this Section 6.d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (x) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preference Shares, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  “Beneficial Ownership Limitation” means, subject to the next sentence, 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preference Shares held by the applicable Holder.  A Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6.d) applicable to its Series A Preference Shares provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Preference Shares held by the Holder, and the provisions of this Section 6.d) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner with the terms of this Section 6.d) to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preference Shares.

Section 7.                       Certain Adjustments.

a) Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series A Preference Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or any other Common Stock Equivalents on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A Preference Shares); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7.a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales.

i. If, at any time while the Series A Preference Shares are outstanding, the Corporation (x) sells or grants any option to purchase, (y) sells or grants any right to reprice, or (z) otherwise disposes of or issues, in each case other than pursuant to Section 7.c), any Post-OID Shares entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and any such issuance, sale, or grant, a “Dilutive Issuance”), then the Conversion Price will thereby be reduced to equal the Base Conversion Price.

ii. If, at any time while the Series A Preference Shares are outstanding, the Corporation enters into a Variable Rate Transaction with respect to securities, then the Corporation shall be deemed to have issued Post-OID Shares at the lowest conversion price at which such securities may actually be converted or exercised.

iii. If holders of Post-OID Shares shall at any time (whether (x) by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or (y) due to warrants, options or rights per share that are issued in connection with the issuance of such Common Stock or Common Stock Equivalents) be entitled to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price, then the Conversion Price will thereby be reduced at such time to equal such lower price.

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iv. The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section7.b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section7.b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

v. Nothing in this Section 7.b) will prevent the Corporation from redeeming all or a portion of a Holder’s shares of Series A Preference Shares in accordance with these Series A Preference Terms using all or a portion of the consideration received in connection with any issuance of Post-OID Shares.

vi. Notwithstanding anything in this Section 7.b) to the contrary, no adjustment will be made under this Section 7.b) in respect of any Exempt Issuance.

c) Subsequent Rights Offerings.  If the Corporation, at any time while the Series A Preference Shares are outstanding, issues rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP.  Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. Nothing in this Section 7.c) will prevent the Corporation from redeeming all or a portion of a Holder’s shares of Series A Preference Shares in accordance with these Series A Preference Terms using all or a portion of the consideration received in connection with any purchases of shares of Common Stock pursuant to the rights, options, or warrants described in this Section7.c).

d) Pro Rata Distributions. If the Corporation, at any time while the Series A Preference Shares are outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights, options or warrants to subscribe for or purchase any security (other than such distributions of rights, options or warrants to purchase Common Stock, which shall be subject to Section 7.c)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights, options or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith.  In any case, the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e) Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding as of such date.

f) Notice to the Holders.

i. Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights, options, or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each Holder at such Holder’s last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights, options, or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights, options, or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert such Holder’s Series A Preference Shares during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

g) No Adjustment After Notice of Forced Conversion or Redemption. Notwithstanding anything in this Section 7 to the contrary, (i) no adjustment to the Conversion Price will be made with respect to Series A Preference Shares after the time at which the Corporation provides a Forced Conversion Notice with respect to such Series A Preference Shares (unless such Forced Conversion Notice is subsequently revoked or the Corporation is subsequently unable to cause such Series A Preference Shares to convert in Common Stock in accordance with Section 8) and (ii) no adjustment to the Conversion Price will be made with respect to Series A Preference Shares after the time at which the Corporation provides a Corporation Redemption Notice with respect to such Series A Preference Shares (unless such Corporation Redemption Notice is subsequently revoked or the Corporation is subsequently unable to cause such Series A Preference Shares to be redeemed in accordance with Section 9).

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Section 8.                       Forced Conversion.  Notwithstanding anything to the contrary in these Series A Preference Terms and subject to the limitation set forth in Section 6.d), if (i) the VWAP for each day of any 20 consecutive Trading Day period, which 20 consecutive Trading Day period shall have commenced only after the Conversion Shares Registration Statement becomes effective or the Conversion Shares may be sold without limitation under Rule 144 (such 20-consecutive Trading Day period, the “Threshold Period”), exceeds 150% of the Conversion Price each Trading Day of such Threshold Period (subject to adjustment for reverse and forward stock splits and the like), then the Corporation may, within 1 Trading Day after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert into Common Stock all or part of such Holder’s Series A Preference Shares (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series A Preference Shares pursuant to Section 6, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”).  The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the applicable Threshold Period through and including the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice.  Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s ownership of Series A Preference Shares as of the Forced Conversion Date, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series A Preference Shares are forcibly converted.  For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.  In the event that a Forced Conversion is subject to limitation with respect to one or more Holders because of the Beneficial Ownership Limitation under Section 6.d), then the Series A Preference Shares held by such Holders will remain outstanding, but only to the extent and only for so long, as necessary to comply with such restrictions, and from and after the Forced Conversion Date, any and all such shares of Series A Preference Shares that remain outstanding shall no longer (a) bear further dividends pursuant to Section 3, (b) be subject to further adjustments pursuant to Sections 7.b), c) or d), or (c) require the Corporation to make payments in the event of any Triggering Event.

Section 9.                       Corporation Redemption Right.

a) Optional Corporation Redemption.  The Corporation is permitted, at any time, to redeem, in accordance with this Section 9, all or some of the outstanding Series A Preference Shares for cash at an aggregate price (the “Redemption Price”) equal to (i) 1.5 multiplied by the Stated Value represented by the shares of such Series A Preference Shares so redeemed, (ii) all accrued but unpaid dividends thereon (whether or not declared) through the date of such redemption and (iii) if applicable, all outstanding liquidated damages (the “Redemption Date”).

b) Redemption Procedure.

i. In order to validly elect to redeem all or some of the Series A Preference Shares, the Corporation must mail notice of such redemption (a “Corporation Redemption Notice”) in accordance with Section 12.a), not less than 20 Business Days prior to the Redemption Date, to the Holders of record of the Series A Preference Shares to be redeemed at their respective addresses as reflected in the Corporation’s records; except that failure to give a Corporation Redemption Notice, or any defect therein or in the mailing thereof, will not affect the validity of the proceeding for the redemption of any Series A Preference Shares to be redeemed except as to the Holder to which the Corporation has failed to give such Corporation Redemption Notice or to which notice was defective.  Each Corporation Redemption Notice must state: (A) the Redemption Date (which must be no earlier than 20 Business Days after the date of such Corporation Redemption Notice and no later than 45 Business Days after the date of such Corporation Redemption Notice); (B) the number of Series A Preference Shares to be redeemed; and (C) the Redemption Price, including a calculation of such Redemption Price.  If the Corporation elects to redeem a portion, and not all, of the Series A Preference Shares, the Corporation shall redeem such Series A Preference Shares from all Holders pro rata in proportion to the number of Series A Preference Shares held by each such Holder relative to the number of Series A Preference Shares held by all Holders.

ii. After the Corporation has mailed a Corporation Redemption Notice in accordance with Section9.b)i., and on the condition that on or before the applicable Redemption Date the Corporation has set aside funds necessary for such redemption (separate and apart from the Corporation’s other funds) in trust for the pro rata benefit of the Holders entitled to redemption, so as to be and to continue to be available therefor, then, from and after the Redemption Date (unless, as of the end of the Redemption Date, the Corporation has not paid the Redemption Price, in which case such rights shall thereafter continue until the Redemption Price is paid), the Series A Preference Shares to be redeemed will be deemed to be no longer outstanding and to not have the status of Series A Preference Shares, and all rights of the Holders of such Series A Preference Shares with respect to the Series A Preference Shares (except the right to receive the applicable Redemption Price) will thereby cease.

iii. Notwithstanding the foregoing, the Holder may continue to exercise its conversion rights with respect to the Series A Preference Shares up until, but not including, the date the Redemption Price is paid to the Holder.

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Section 10.                       Holder Redemption Upon Triggering Events.

a) “Triggering Event” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. the failure of the initial Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 185th day after the Original Issue Date; provided that, so long as Rule 144 is then available to the Holders without restrictions or limitations on resale this Triggering Event shall be tolled until such time that Rule 144 is unavailable for the resale of the Conversion Shares;

ii. if, during the Effectiveness Period, the effectiveness of the Conversion Shares Registration Statement lapses for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12-month period, or the Holders shall not otherwise be permitted to resell Registrable Securities under the Conversion Shares Registration Statement for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12-month period; except that, so long as Rule 144 is then available to the Holders without restrictions or limitations on resale, this Triggering Event shall be tolled until such time that Rule 144 is unavailable for the resale of the Conversion Shares;

iii. the Corporation shall fail to deliver certificates or book-entry shares representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 10th Trading Day after such Conversion Shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of the Corporation’s intention not to comply with such Holder’s requests for conversion of any shares of Series A Preference Shares in accordance with the terms hereof (and such Holder would otherwise be entitled to convert such Series A Preference Shares in accordance with the terms hereof);

iv. one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2.d) of the Registration Rights Agreement shall not have been cured to the satisfaction of the Holders prior to the expiration of 30 calendar days from the Event Date (as defined in the Registration Rights Agreement) relating thereto;

v. the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In (provided that such cash due shall exceed $25,000 in the aggregate) within five calendar days after notice therefor is delivered hereunder (unless such amount is being contested in good faith);

vi. the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

vii. unless specifically addressed elsewhere in these Series A Preference Terms as a Triggering Event, the Corporation shall knowingly and willfully fail to observe or perform in any material respect any other material covenant or agreement contained in the Series A Preference Terms or the Waiver Agreement, and such failure shall not, if subject to the possibility of a cure by the Corporation, have been cured within 30 calendar days after the date on which the Holder notifies the Corporation in writing of such failure;

viii. there shall have occurred a Bankruptcy Event; or

ix. the Common Stock shall fail to be (1) registered under Section 12 of the Exchange Act or (2) listed or quoted for trading on a Trading Market for more than (x) five consecutive Trading Days or (y) ten total Trading Days (which need not be consecutive Trading Days).

b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all of the Series A Preference Shares then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount.  The Triggering Redemption Amount shall be due and payable within thirty (30) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”).  If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section 10.b), then the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section, a Series A Preference Share is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

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Section 11.                       Change of Control Transaction. In connection with the consummation of any Change of Control Transaction, the Series A Preference Shares held by each Holder immediately prior to the consummation of such Change of Control Transaction (a) will be hereby converted in to the right to receive, before any distribution or payment shall be made to holders of other class or series of shares of the Corporation, an amount in cash equal to (i) 1.5 multiplied by the Stated Value represented by the Series A Preference Shares held by such Holder as of immediately prior to the consummation of such Change of Control Transaction, (ii) all accrued but unpaid dividends thereon (whether or not declared) through the date of such Change of Control Transaction plus (iii) if applicable, all liquidated damage amounts due in respect to the Series A Preference Shares under these Series A Preference Terms, and (b) upon such conversion, such Series A Preference Shares will thereby be cancelled.  Such payment shall be made to the Holder on the effective date of the Change of Control Transaction.  Pending the actual payment of the amount set forth in this Section 11, Holders may exercise all of their rights under these Series A Preference Terms.

Section 12.                       Miscellaneous.

a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the following address: [                    ] Attention: [            ], facsimile number [              ], or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 12.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the address of such Holder as set forth in the Waiver Agreement to which such Holder is a party.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 12.a) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by internationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. Notices sent via e-mail to the designated recipient shall also be deemed to have been validly delivered at the time at which the confirmation of receipt of such e-mail is generated by the recipient opening the email message (and creating a record of receipt of the transmission) or at the time such email message is otherwise acknowledged by the recipient.

b) Absolute Obligation.  Except as expressly provided herein, no provision of these Series A Preference Terms shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A Preference Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Series A Preference Shares Certificate.  If a Holder’s Series A Preference Shares certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preference Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

d) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of these Series A Preference Terms shall be governed by and construed and enforced in accordance with the internal laws of Australia, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under these Series A Preference Terms and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to these Series A Preference Terms or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of these Series A Preference Terms, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of these Series A Preference Terms shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Series A Preference Terms or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of these Series A Preference Terms on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of these Series A Preference Terms on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

f) Severability.  If any provision of these Series A Preference Terms is invalid, illegal or unenforceable, the balance of these Series A Preference Terms shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

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g) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings.  The headings contained herein are for convenience only, do not constitute a part of these Series A Preference Terms and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Series A Preference Shares.  Shares of Series A Preference Shares may only be issued pursuant to the Waiver Agreement and Merger Agreement.  If any shares of Series A Preference Shares shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preference Shares.

j) Book-Entry Certificates. If at any time shares of Common Stock or Series A Preference Shares, as the case might be, are not as a class represented by physical share certificates, then references herein to share certificates of Common Stock or Series A Preference Shares, respectively, will be deemed, as applicable, to refer to book-entry shares.

k)           Currency.  References to currency, dollars, $, funds, money or similar terms in these Series A Preference Terms shall mean United States currency, dollars, $, funds and money.

*********************

RESOLVED, FURTHER, that the [        ] of the Corporation be and they hereby are authorized and directed to prepare and file these Series A Preference Terms in accordance with the foregoing resolution.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of _________________, 2012.

Name:                                                                 Name:

Title:                                                                 Title:

1 $0.04 (subject to proportional adjustment as a result of stock splits, stock dividends, recapitalizations and the like of CBD PRIOR to the closing of the merger)

2 Will equal the Series B Effective Time Conversion Price (as defined in the Merger Agreement) divided by the Base Exchange Number (as defined in the Merger Agreement).

3 Per Australian counsel, physical certificates are not issued under Australian law, but holding statements are issued to reflect the change to the company’s register.  Will need to confirm with the transfer agent the exact mechanics of share delivery.  Will not change any material terms or economic issues, but will need to conform to actual mechanics of transfer agent.

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preference Shares indicated below into ordinary shares (the “Common Stock”), of CBD Energy Limited, an Australian corporation (the “Corporation”), according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Waiver Agreement and Merger Agreement.  No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Series A Preference Shares owned prior to Conversion: _______________

Number of shares of Series A Preference Shares to be Converted: ________________________

Portion of Stated Value represented by Series A Preference Shares to be Converted: ____________________

Number of shares of Common Stock to be Issued: ___________________________

Applicable Conversion Price: ____________________________________________

Number of shares of Series A Preference Shares owned subsequent to Conversion: __________________________________

Address for Delivery: ______________________

or

DWAC Instructions:

Broker no: _____________

Account no: _____________

[HOLDER]

By:___________________________________

     Name:

     Title:

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